                                        Filed Pursuant to Rule 424(b)(5)
                                        Registration Number 333-21905

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted without the delivery of a final prospectus supplement and prospectus. This Prospectus Supplement and the accompanying Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION

           PRELIMINARY PROSPECTUS SUPPLEMENT DATED SEPTEMBER 30,1997

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MARCH 26, 1997)

                                8,500,000 SHARES

                                [CRESCENT LOGO]

                                 COMMON SHARES

                            ------------------------
    Crescent Real Estate Equities Company (collectively with its subsidiaries, the "Company") is a fully integrated real estate company operated as a real estate investment trust for federal income tax purposes (a "REIT"). The Company owns a portfolio of real estate assets located primarily in 20 metropolitan submarkets in Texas and Colorado. The portfolio includes 76 office properties with an aggregate of approximately 24.6 million net rentable square feet, 91 behavioral healthcare facilities, five full-service hotels with a total of 1,900 rooms and two destination health and fitness resorts, seven retail properties and economic interests in five residential development corporations. The Company is one of the largest publicly held REITs in the United States.

    Upon completion of the pending investments described herein, the Company will have completed over $3.0 billion of real estate investments since the closing of its initial public offering on May 5, 1994, approximately $1.6 billion of which will have been completed since the closing of its public offering on April 28, 1997. Total return to shareholders from the April 1997 offering through September 30, 1997 was approximately 58.8%, including distributions and share price appreciation.

    All of the common shares of beneficial interest (the "Common Shares") offered hereby are being sold by the Company. Of the 8,500,000 Common Shares offered hereby, 6,800,000 shares are being initially offered in the United States and Canada, and the remaining 1,700,000 shares are being initially offered outside of the United States and Canada. See "Underwriting." Upon the closing of this offering, the Company's trust managers and senior management will beneficially own approximately 16.1% of the common equity of the Company.

    Since the closing of the Company's initial public offering, the Company has made regular quarterly distributions to holders of its Common Shares. The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "CEI." On September 30, 1997, the last reported sale price of the Common Shares on the NYSE was $40 per share. See "Price Range of Common Shares and Distributions." To ensure that the Company maintains its qualification as a REIT for federal income tax purposes, ownership by any person generally is limited to 8.0% of the issued and outstanding Common Shares. See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer" in the accompanying Prospectus.

     SEE "RISK FACTORS" AT PAGE 2 IN THE ACCOMPANYING PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMPANY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===========================================================================================================================
                                                              PRICE TO             UNDERWRITING           PROCEEDS TO
                                                               PUBLIC              DISCOUNT(1)             COMPANY(2)
---------------------------------------------------------------------------------------------------------------------------
Per Share............................................            $                      $                      $
---------------------------------------------------------------------------------------------------------------------------
Total(3).............................................            $                      $                      $
===========================================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated at $         .
(3) The Company has granted the several U.S. Underwriters a 30-day option to purchase up to 1,020,000 additional shares to cover any over-allotments and has granted the several International Managers a 30-day option to purchase up to 255,000 additional shares to cover any over-allotments. If both options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $         , $         and
    $         , respectively. See "Underwriting."

                            ------------------------

    The Common Shares are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Shares offered
hereby will be made in New York, New York, on or about       , 1997.

                            ------------------------
MERRILL LYNCH & CO.
                     MORGAN STANLEY DEAN WITTER
                                      PAINEWEBBER INCORPORATED
                                                    SMITH BARNEY INC.
                            ------------------------
        The date of this Prospectus Supplement is                , 1997.

                            ------------------------

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Shares offered hereby. Such transactions may include stabilizing transactions, the purchase of Common Shares to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following Prospectus Supplement Summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Prospectus Supplement or in the accompanying Prospectus or incorporated therein by reference.

     On December 31, 1996, Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent Equities"), became the successor to Crescent Real Estate Equities, Inc., a Maryland corporation (the "Predecessor Corporation"), through the merger of the Predecessor Corporation and CRE Limited Partner, Inc., a subsidiary of the Predecessor Corporation, into Crescent Equities. The term "Company" includes, unless the context otherwise requires, Crescent Equities, the Predecessor Corporation, Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), Crescent Real Estate Equities, Ltd., a Delaware corporation which is the sole general partner of the Operating Partnership ("CREE Ltd."), and the other subsidiaries of Crescent Equities.

     Unless otherwise indicated, all information presented in this Prospectus Supplement assumes no exercise of the Underwriters' over-allotment option. Historical information has been adjusted, as applicable, to reflect the Company's two-for-one stock split, effected on March 26, 1997, in the form of a 100% share dividend.

     Certain matters discussed within this Prospectus Supplement are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that these expectations will be realized. Factors that could cause actual results to differ materially from current expectations include the failure of pending investments to close, changes in general economic conditions, changes in local real estate conditions, changes in industries in which the Company's principal tenants compete, the failure to timely lease unoccupied square footage, the failure to timely re-lease occupied square footage upon expiration of leases, the inability to generate sufficient revenues to meet debt service payments and operating expenses, the unavailability of equity and debt financing and other risks described in this Prospectus Supplement or in the accompanying Prospectus or incorporated therein by reference.

                                  THE COMPANY

     The Company is a fully integrated real estate company, operated as a real estate investment trust for federal income tax purposes (a "REIT"), which owns a portfolio of real estate assets (the "Properties") located primarily in 20 metropolitan submarkets in Texas and Colorado. The Properties include 76 office properties (the "Office Properties") with an aggregate of approximately 24.6 million net rentable square feet (78 office properties with an aggregate of 26.2 million net rentable square feet assuming completion of the Pending Investments, as defined below), 91 behavioral healthcare facilities (the "Behavioral Healthcare Facilities"), five full-service hotels with a total of 1,900 rooms and two destination health and fitness resorts (collectively, the "Hotel Properties"), the real estate mortgages relating to and non-voting common stock in five residential development corporations (the "Residential Development Corporations"), which in turn, through joint venture or partnership arrangements, own interests in 14 residential development properties (the "Residential Development Properties"), and seven retail properties with an aggregate of approximately 771,000 net rentable square feet (the "Retail Properties").

     Upon completion of the Pending Investments, the Company will have completed over $3.0 billion of real estate investments since the closing of the initial public offering of its common shares (the "Common Shares") on May 5, 1994 (the "Initial Offering"), approximately $1.6 billion of which will have been completed since the closing of the public offering of its Common Shares on April 28, 1997 (the "April 1997 Offering"). In addition to the Pending Investments, the Company has entered into a partnership with Vornado Realty Trust ("VNO") and certain of its affiliates to participate in the acquisition of Americold Corporation ("Americold") and URS Logistics, Inc. ("URS"), the two largest suppliers of public refrigerated warehouse space in the United States, which together own 79 refrigerated warehouses with an aggregate of approximately 368 million cubic feet. VNO or its affiliates will own approximately 60% of the partnership, and the Company or its affiliates will own the remaining approximately 40%.

     The Company's business objective is the maximization of total return to shareholders through increases in distributions and share price. From the Initial Offering through September 30, 1997, the total return to shareholders was approximately 247.7%, with distributions having increased by approximately 31.9% and the market price per Common Share having increased by approximately 220.0%. From the April 1997 Offering through September 30, 1997, the total return to shareholders was approximately 58.8%, with the market price per Common Share having increased by approximately 57.6%. In addition, the Company has announced an increase in its quarterly distribution from $.305 per Common Share to $.38 per Common Share commencing with the distribution for the third quarter of 1997, an increase of approximately 24.6%.

INVESTMENT STRATEGY

     Management believes that it will be able to identify substantial opportunities for future real estate investments from a variety of sources, including life insurance companies and pension funds seeking to reduce their direct real estate investments, public and private real estate companies, corporations divesting of nonstrategic real estate assets and private sellers requiring complex disposition structures. The Company intends to continue utilizing its extensive network of relationships, its ability to identify underperforming assets, its market reputation and its ready access to low-cost equity and debt capital to achieve favorable returns on invested capital and growth in cash flow by:

     - acquiring high-quality office properties at prices significantly below their estimated replacement cost in selected core markets and submarkets that management expects to experience above-average population and employment growth; and

     - employing the corporate, transactional and financial skills of the Company's management team to structure innovative investments in other types of real estate assets (including destination resort and luxury hotel properties and residential land developments).

     The Company believes that its proven ability to structure innovative transactions provides it with a unique competitive advantage in making real estate investments and enhances its ability to execute its investment strategy.

OPERATING AND FINANCING STRATEGIES

     The Company seeks to enhance its operating performance and financial position by:

     - applying well-defined leasing strategies in order to capture the significant potential rental growth in the Company's existing portfolio of Office Properties as occupancy and rental rates increase with the recovery of the markets and submarkets in which the Company has invested;

     - achieving a high tenant retention rate at the Company's Office Properties through quality service, individualized attention to its tenants and active preventive maintenance programs;

     - empowering management and employing compensation formulas linked directly with enhanced operating performance of the Company and its Properties; and

     - optimizing the use of debt and other sources of financing to create a flexible and conservative capital structure that will allow the Company to continue its investment strategy.

     Upon the closing of this offering (the "Offering"), the Company's trust managers and senior management will beneficially own approximately 16.1% of the Company's common equity (consisting of Common Shares and units of ownership interest in the Operating Partnership ("Units"), including vested options to purchase Common Shares and Units). This ownership percentage includes the approximately 11.7% ownership position of Richard E. Rainwater, the Chairman of the Board of Trust Managers, the approximately 2.3% ownership position of John
C. Goff, the Vice Chairman of the Board of Trust Managers, and the approximately 1.7% ownership position of Gerald W. Haddock, the President, Chief Executive Officer and Trust Manager.

                                   PROPERTIES

     The following table sets forth for the six months ended June 30, 1997, the Company's earnings before interest expense, depreciation, amortization and minority interest ("EBIDA"), on a percentage basis, by type of Property, after giving effect to the Pending Investments (as defined below) and the completed acquisitions from January 1, 1997, as if they had occurred on January 1, 1997. See "Recent Developments -- Pending Investments" and "Recent
Developments -- Completed Investments."

                                                              PERCENT OF
                       PROPERTY TYPE                            EBIDA
                       -------------                          ----------
Office Properties...........................................      63%
Behavioral Healthcare Facilities............................      15
Hotel Properties............................................      12
Residential Development Properties..........................       8
Retail Properties...........................................       2
                                                                 ---
                                                                 100%
                                                                 ===

OFFICE PROPERTIES

     The following table provides an overview of the Office Properties as of June 30, 1997 and the states, cities and submarkets in which they are located, after giving effect to the Pending Investments as if they had occurred on January 1, 1997.

                                                                                                 PERCENT      PERCENT
                                                                                    PERCENT    OF COMPANY    LEASED AT
                                                                         TOTAL      OF TOTAL   ANNUALIZED     COMPANY
                                                          NUMBER OF     COMPANY     COMPANY      RENTAL        OFFICE
                 STATE, CITY, SUBMARKET                   PROPERTIES     NRA(1)      NRA(1)    REVENUES(2)   PROPERTIES
--------------------------------------------------------- ----------   ----------   --------   -----------   ----------
TEXAS
  DALLAS
    Central Business District ("CBD")(3).................      2        2,328,597        9%         11%          87%
    Far North Dallas.....................................      8        1,938,220        7           7           96
    Uptown/Turtle Creek..................................      4        1,929,471        7           9           87(6)
    Las Colinas..........................................      4        1,273,662        5           6           98
    Richardson/Plano.....................................      5          719,267        3           2          100
    LBJ Freeway..........................................      3          697,897        3           2           88(6)
    Stemmons Freeway.....................................      1          634,381        2           2           90
    Central Expressway...................................      2          413,721        2           1           85
                                                              --       ----------      ---         ---          ---
      Subtotal/Weighted Average..........................     29        9,935,216       38%         40%          91%
                                                              --       ----------      ---         ---          ---
  FORT WORTH
    CBD..................................................      1          954,895        4%          3%          63%(6)
                                                              --       ----------      ---         ---          ---
  HOUSTON
    Richmond-Buffalo Speedway............................     10        4,256,885       16%         15%          79%(6)
    CBD(4)...............................................      3        2,764,418       11          11           92
    The Woodlands........................................     12          812,227        3           3           97
    Katy Freeway.........................................      1          414,251        2           1          100
    West Loop/Galleria(3)................................      1          399,777        1           1           87
                                                              --       ----------      ---         ---          ---
      Subtotal/Weighted Average..........................     27        8,647,558       33%         31%          86%
                                                              --       ----------      ---         ---          ---
  AUSTIN
    CBD..................................................      3        1,240,865        5%          5%          87%
    Northwest............................................      1          125,959        0           1          100
    Southwest............................................      1           99,792        0           0           92
                                                              --       ----------      ---         ---          ---
      Subtotal/Weighted Average..........................      5        1,466,616        5%          6%          89%
                                                              --       ----------      ---         ---          ---
COLORADO
  DENVER
    Cherry Creek.........................................      4          794,270        3%          3%          85%(6)
    CBD..................................................      2          720,417        3           3           98
    Denver Technology Center ("DTC").....................      1          309,862        1           1           94
                                                              --       ----------      ---         ---          ---
      Subtotal/Weighted Average..........................      7        1,824,549        7%          7%          91%
                                                              --       ----------      ---         ---          ---
  COLORADO SPRINGS.......................................      1          252,857        1%          1%         100%
                                                              --       ----------      ---         ---          ---
FLORIDA
  MIAMI
    Downtown -- CBD(5)...................................      1          782,686        3%          3%          78%(6)
                                                              --       ----------      ---         ---          ---
ARIZONA
  PHOENIX
    Downtown -- CBD......................................      1          476,373        2%          2%          87%
    Camelback Corridor...................................      1           86,451        0           0           67
                                                              --       ----------      ---         ---          ---
      Subtotal/Weighted Average..........................      2          562,824        2%          2%          84%
                                                              --       ----------      ---         ---          ---
LOUISIANA
  NEW ORLEANS
    CBD..................................................      1          508,741        2%          2%          74%
                                                              --       ----------      ---         ---          ---

                                                                                                 PERCENT      PERCENT
                                                                                    PERCENT    OF COMPANY    LEASED AT
                                                                         TOTAL      OF TOTAL   ANNUALIZED     COMPANY
                                                          NUMBER OF     COMPANY     COMPANY      RENTAL        OFFICE
                 STATE, CITY, SUBMARKET                   PROPERTIES     NRA(1)      NRA(1)    REVENUES(2)   PROPERTIES
--------------------------------------------------------- ----------   ----------   --------   -----------   ----------
NEBRASKA
  OMAHA
    CBD..................................................      1          409,850        2%          1%          99%
                                                              --       ----------      ---         ---          ---
NEW MEXICO
  ALBUQUERQUE
    CBD..................................................      1          365,952        1%          2%          94%
                                                              --       ----------      ---         ---          ---
CALIFORNIA
  SAN FRANCISCO
    South of Market - CBD................................      1          276,420        1%          1%          81%
                                                              --       ----------      ---         ---          ---
  SAN DIEGO
    University Tower Centre ("UTC")......................      1          195,733        1%          1%          85%
                                                              --       ----------      ---         ---          ---
        TOTAL/WEIGHTED AVERAGE...........................     78       26,183,897      100%        100%          88%(6)
                                                              ==       ==========      ===         ===          ===

---------------

(1) NRA means net rentable area in square feet.

(2) Represents percent of annualized office property rental revenues based on June 1997 rental revenues, except for the Pending Investments and the acquisitions completed after June 30, 1997, which are annualized based on rental revenues for the six months ended June 30, 1997.

(3) Includes Pending Investments consisting of one office property in the Dallas CBD submarket and one office property in the Houston West Loop/Galleria submarket.

(4) The Company's Office Properties in this submarket were acquired subsequent to June 30, 1997.

(5) The Company's Office Property in this submarket was acquired subsequent to June 30, 1997.

(6) Leases have been executed at certain Properties in these submarkets but had not commenced as of June 30, 1997. If such leases had commenced as of June 30, 1997, the percent leased for all Office Properties in the Company's submarkets would have been 90%. The total percent leased at the Company's Office Properties would have been as follows: Uptown/Turtle Creek -- 92%; LBJ Freeway -- 96%; Fort Worth CBD -- 100%; Richmond-Buffalo
    Speedway -- 82%; Cherry Creek -- 90%; and Miami Downtown-CBD -- 82%.

LEASE EXPIRATIONS OF OFFICE PROPERTIES

     The following table sets forth a schedule of lease expirations for leases in place as of June 30, 1997, for each of the 10 years beginning with the remainder of 1997 for the Office Properties and the Pending Investments, assuming that none of the tenants exercises renewal options and excluding an aggregate of 3,241,715 square feet of unleased space.

                                                                                                     Percentage
                                                                                                      of Total        Annual
                                                   Net Rentable                                        Annual      Full-Service
                                                       Area         Percentage of       Annual      Full-Service     Rent Per
                                     Number of      Represented      Leased Net      Full-Service       Rent           Net
                                    Tenants with    by Expiring     Rentable Area     Rent Under    Represented      Rentable
          Year of Lease               Expiring        Leases       Represented by      Expiring     by Expiring        Area
            Expiration                 Leases      (Square Feet)   Expiring Leases    Leases(1)        Leases      Expiring(1)
          -------------             ------------   -------------   ---------------   ------------   ------------   ------------
1997..............................      304          1,733,613           7.6%        $26,409,303         6.4%         $15.23
1998..............................      420          2,035,949           8.9%         32,922,861         8.0%          16.17
1999..............................      357          3,230,020          14.2%         55,391,009        13.5%          17.15
2000..............................      268          2,657,819          11.7%         42,134,552        10.2%          15.85
2001..............................      247          3,151,958          13.8%         56,811,502        13.8%          18.02
2002..............................      128          2,674,178          11.8%         51,207,613        12.4%          19.15
2003..............................       49          1,095,723           4.8%         19,639,059         4.8%          17.92
2004..............................       45          1,964,080           8.6%         38,589,013         9.4%          19.65
2005..............................       30          1,699,365           7.5%         31,830,510         7.7%          18.73
2006..............................       18            509,946           2.2%         10,879,286         2.7%          21.33
2007 and thereafter...............       20          2,019,587           8.9%         45,841,466        11.1%          22.70

---------------

(1) Calculated based on base rent payable as of the expiration date of the lease for net rentable square feet expiring, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles and including expenses payable by or reimbursable from tenants.

OFFICE PROPERTY MARKET INFORMATION

     The following graph provides information regarding vacancy levels and weighted average quoted market rental rates at year end for each of the years from 1992 through 1996, and at June 30, 1997, for Class A office properties in all submarkets in which the Company has invested or has Pending Investments in Class A office properties.

                                 CLASS A OFFICE
                         VACANCY AND QUOTED MARKET RENT
                           FOR ALL COMPANY SUBMARKETS

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                       AVG. RENT                  VACANCY
1992                                                                 16.10                        17
1993                                                                 15.68                      16.1
1994                                                                 16.09                      12.6
1995                                                                 16.91                      11.4
1996                                                                 18.47                      10.5
6/30/97                                                              19.60                       9.1

---------------

(1) Weighted average based on total net rentable square feet of Class A office properties in all Company submarkets.

Source: Compiled from third-party sources

BEHAVIORAL HEALTHCARE FACILITIES

     On June 17, 1997, the Company acquired substantially all of the real estate assets of the domestic hospital provider business of Magellan Health Services, Inc., as previously owned and operated by a wholly owned subsidiary of Magellan Health Services, Inc. The transaction involved various components, the principal component of which was the acquisition of the 91 Behavioral Healthcare Facilities (and one additional behavioral healthcare facility which subsequently was sold) for approximately $387.2 million. The Behavioral Healthcare Facilities, which are located in 28 states, are leased to a single tenant (and its subsidiaries) under a triple-net lease. The tenant, Charter Behavioral Health Systems, LLC ("CBHS"), is a newly formed Delaware limited liability company owned 50% by a subsidiary of Magellan Health Services, Inc. and 50% by Crescent Operating, Inc. See "Recent Developments -- Formation of Crescent Operating, Inc." The lease requires the payment of annual minimum rent in the amount of approximately $41.7 million for the period ending June 16, 1998, increasing in each subsequent year during the 12-year term at a 5% compounded annual rate. All maintenance and capital improvement costs are the responsibility of CBHS during the term of the lease. In addition, the obligation of CBHS, pursuant to a franchise agreement, to pay an approximately $78.3 million franchise fee to Magellan Health Services, Inc. and one of its subsidiaries, as franchisor, is subordinated to the obligation of CBHS to pay annual minimum rent to the Company. The franchisor does not have the right to terminate the franchise agreement due to any nonpayment of the franchise fee as a result of the subordination of the franchise fee to the annual minimum rent. The lease is designed to provide the Company with a secure, above-average return on its investment as a result of the priority of annual minimum rent to the franchise fee and the initial amount and annual escalation in the lease payments.

HOTEL PROPERTIES

     The following table sets forth certain information about the Hotel Properties for the six months ended June 30, 1997 and 1996. The information for the Hotel Properties is based on available rooms, except for Canyon Ranch-Tucson and Canyon Ranch-Lenox, which are destination health and fitness resorts that measure performance based on available guest nights.

                                                                         AVERAGE         AVERAGE       REVENUE PER
                                                                        OCCUPANCY         DAILY         AVAILABLE
                                                                           RATE            RATE            ROOM
                                                                       ------------    ------------    ------------
                                                                        SIX MONTHS      SIX MONTHS      SIX MONTHS
                                                                          ENDED           ENDED           ENDED
                                                     YEAR                JUNE 30,        JUNE 30,        JUNE 30,
                                                  COMPLETED/           ------------    ------------    ------------
       HOTEL PROPERTY(1)            LOCATION      RENOVATED   ROOMS    1997    1996    1997    1996    1997    1996
       -----------------            --------      ----------  -----    ----    ----    ----    ----    ----    ----
FULL-SERVICE/LUXURY HOTELS
Denver Marriott City Center      Denver, CO       1982/1994    613      81%     81%    $111    $104    $ 90    $ 85
Four Seasons Hotel-Houston(2)    Houston, TX         1982      399      69      67      158     146     110      98
Hyatt Regency Albuquerque        Albuquerque, NM     1990      395      74      78       99      93      74      72
Hyatt Regency Beaver Creek       Avon, CO            1989      295      69      68      270     253     186     173
Sonoma Mission Inn & Spa         Sonoma, CA       1927/1987    168(3)   89      93      180     162     161     150
                                                              -----     --      --     ----    ----    ----    ----
        TOTAL/WEIGHTED AVERAGE                                1,870(3)  76%     76%    $148    $136    $112    $104
                                                              =====     ==      ==     ====    ====    ====    ====
DESTINATION HEALTH AND FITNESS RESORTS
Canyon Ranch-Tucson              Tucson, AZ          1980      240(4)   86%(5)  85%(5) $527(6) $503(6) $437(7) $413(7)
Canyon Ranch-Lenox               Lenox, MA           1989      202(4)   79 (5)  82 (5)  407(6)  367(6)  311(7)  292(7)
                                                              -----     --      --     ----    ----    ----    ----
        TOTAL/WEIGHTED AVERAGE                                 442      83%     84%    $475    $442    $379    $358
                                                              =====     ==      ==     ====    ====    ====    ====

---------------

(1) Because of the Company's status as a REIT for federal income tax purposes, it does not operate the Hotel Properties and has leased the Hotel Properties to subsidiaries of Crescent Operating, Inc. pursuant to long-term leases. See "Properties -- Hotel Properties."

(2) Acquired subsequent to June 30, 1997

(3) Does not include the addition of 30 rooms subsequent to June 30, 1997.

(4) Represents available guest nights, which is the maximum number of guests that the resort can accommodate per night.

(5) Represents the number of paying and complimentary guests for the period, divided by the maximum number of available guest nights for the period.

(6) Represents the average daily "all-inclusive" guest package charges for the period, divided by the average daily number of paying guests for the period.

(7) Represents the total "all-inclusive" guest package charges for the period, divided by the maximum number of available guest nights for the period.

RESIDENTIAL DEVELOPMENT PROPERTIES

     The Company owns economic interests in five Residential Development Corporations through the real estate mortgages (the "Residential Development Property Mortgages") relating to and the non-voting common stock in these Residential Development Corporations. The Residential Development Corporations in turn, through joint ventures or partnership arrangements, own interests in the 14 Residential Development Properties. The Residential Development Corporations are responsible for the continued development and the day to day operations of the Residential Development Properties.

                              RECENT DEVELOPMENTS

PENDING INVESTMENTS

     As of September 30, 1997, the Operating Partnership had pending approximately $159.0 million (including $97.1 million of assumed indebtedness) in additional real estate investments (the "Pending Investments") consisting of a Class A office building located in downtown Dallas, Texas containing approximately 1.2 million net rentable square feet and a Class A office building located in suburban Houston, Texas containing approximately 400,000 net rentable square feet. These investments, which are expected to close by the end of October 1997, are subject to completion of due diligence and customary closing conditions. There is no assurance that the Pending Investments will be completed.

     On a pro forma basis, after giving effect to the Pending Investments and completed investments from January 1, 1997 as if they had occurred on January 1, 1997, the Office Properties, Behavioral Healthcare Facilities, Hotel Properties, Residential Development Properties and Retail Properties would have accounted for approximately 63%, 15%, 12%, 8% and 2%, respectively, of the Company's EBIDA for the six months ended June 30, 1997. The Company's office properties in Dallas/Fort Worth and Houston, Texas and in Denver, Colorado will represent, upon completion of the Pending Investments, an aggregate of approximately 82% of its office portfolio based on total net rentable square feet and, on a pro forma basis, after giving effect to the Pending Investments and the completed acquisitions from January 1, 1997 as if they had occurred on January 1, 1997, would have accounted for an aggregate of approximately 81% of office property rental revenues for the six months ended June 30, 1997.

PROPOSED INVESTMENT WITH VNO

     On September 29, 1997, the Company entered into a partnership with VNO and certain affiliates of VNO to participate in the acquisition, for an aggregate purchase price (including the assumption of certain debt) of approximately $949 million, of Americold and URS, two companies which currently own and operate 79 refrigerated warehouses with an aggregate of approximately 368 million cubic feet. Americold and URS are the two largest suppliers of public refrigerated warehouse space in the United States. VNO or its affiliates will own approximately 60% of the partnership, and the Company or its affiliates will own the remaining approximately 40%. The transaction is expected to be completed in the fourth quarter of 1997, subject to resolution of various structuring issues and closing conditions. There can be no assurance that the transaction will be completed. The Company has not classified the Company's partnership with VNO and affiliates as a Pending Investment for which pro forma financial information and other information has been presented, due to the various structuring considerations to be resolved before the investment occurs. See "Recent Developments -- Proposed Investment with VNO."

COMPLETED INVESTMENTS

     Since June 30, 1997, the Company has completed approximately $774.1 million of real estate investments consisting of investments of approximately $80 million in The Woodlands, an approximately 27,000-acre, master-planned residential and commercial community located 27 miles north of downtown Houston; approximately $235 million in Desert Mountain, a master-planned, luxury residential and recreational community in northern Scottsdale, Arizona; approximately $327.6 million in Houston Center, an approximately 3.0 million square foot, mixed-use property located in the CBD submarket of Houston, Texas consisting of three high-rise Class A office buildings aggregating approximately
2.8 million net rentable square feet (the "Houston Center Office Properties"), the 399-room Four Seasons-Houston Hotel Property, 114 luxury apartments, the Park Shops in Houston Center Retail Property containing approximately 191,000 net rentable square feet and approximately 20 acres of undeveloped commercial land (as to which the Company has entered into an agreement, subject to approval of the Houston City Council, for the construction of an approximately 1,000-room hotel); and approximately $131.5 million in Miami Center, a 34-story Class A office building located in the Downtown-CBD submarket of Miami, Florida.

TRANSACTIONS WITH AFFILIATES OF UNION BANK OF SWITZERLAND

     On August 12, 1997, the Company entered into two transactions with affiliates of Union Bank of Switzerland. In one transaction (the "UBS Offering"), the Company sold 4,700,000 Common Shares to one of the affiliates for approximately $148 million and received approximately $145 million in net proceeds. In the other transaction, the Company entered into a forward share purchase agreement with a second affiliate. Under the forward share purchase agreement, the Company committed to purchase 4,700,000 Common Shares from the second affiliate by August 12, 1998. The price to be paid by the Company for the 4,700,000 Common Shares will be determined on the date the Company settles the forward share purchase agreement and will include a forward accretion component, minus an adjustment for the Company's distribution rate. The Company may fulfill its settlement obligations under the forward share purchase agreement in cash or Common Shares, at its option. As a result, the forward share purchase agreement will permit the Company to benefit from increases in the market price of its Common Shares while limiting the risk associated with decreases in the market price of its common shares.

FORMATION OF CRESCENT OPERATING, INC.

     In April 1997, the Company established a new Delaware corporation, Crescent Operating, Inc. All of the outstanding common stock of Crescent Operating, Inc. was distributed, effective June 12, 1997, to those persons who were limited partners of the Operating Partnership or shareholders of the Company on May 30, 1997, in a spin-off.

     Crescent Operating, Inc. was formed to become a lessee and operator of various assets and to perform an agreement (the "Intercompany Agreement") between Crescent Operating, Inc. and the Company, pursuant to which each has agreed to provide the other with rights to participate in certain transactions. As a result of the formation of Crescent Operating, Inc. and the execution of the Intercompany Agreement, persons who own equity interests in both Crescent Operating, Inc. and the Company have the opportunity to participate in the benefits of both the real estate investments of the Company (including ownership of real estate assets) and the lease of certain of such assets and the ownership of other non-real estate assets by Crescent Operating, Inc. Crescent Operating, Inc.'s certificate of incorporation, as amended and restated, generally prohibits Crescent Operating, Inc., for so long as the Intercompany Agreement remains in effect, from engaging in activities or making investments that a REIT could make, unless the Company was first given the opportunity but elected not to pursue such activities or investments.

NOTE OFFERING

     On September 22, 1997, the Operating Partnership completed a private offering (the "Note Offering") of senior unsecured notes (the "Notes") in an aggregate principal amount of $400,000,000. The Notes were issued in two series, the 6 5/8% Notes due 2002 (the "2002 Notes") and the 7 1/8% Notes due 2007 (the "2007 Notes"). The 2002 Notes were issued in an aggregate principal amount of $150,000,000, bear interest at a rate of 6 5/8% per annum payable semi-annually in arrears and mature on September 15, 2002. The 2007 Notes were issued in an aggregate principal amount of $250,000,000, bear interest at a rate of 7 1/8% per annum payable semi-annually in arrears and mature on September 15, 2007. The interest rate on the Notes is subject to increase upon the occurrence of certain events specified in the Notes.

     The Notes are redeemable, in whole or in part, at the option of the Operating Partnership upon payment of principal, accrued and unpaid interest and the premium specified in the Notes. The Notes also contain certain covenants, including limitations on the ability of the Operating Partnership and its subsidiaries to incur additional debt, other than certain intercompany debt that is subordinate to payment of the Notes, unless certain asset and income tests are satisfied.

FINANCING ACTIVITIES

     On September 22, 1997, the Company's line of credit from a consortium of banks led by BankBoston, N.A. (the "Credit Facility") was increased to $450 million to enhance the Company's financial flexibility in making new real estate investments. Concurrently with such increase, the interest rate on advances under the Credit Facility was decreased from the Eurodollar rate plus 138 basis points to the Eurodollar rate plus 120 basis points. The Credit Facility is unsecured and expires in June 2000.

                                 DISTRIBUTIONS

     The Company intends to continue making regular quarterly distributions to its shareholders. The Company's current quarterly distribution rate is $.305 per Common Share, an indicated annualized distribution of $1.22 per Common Share. The Company has announced an increase in its quarterly distribution to $.38 per Common Share, an indicated annualized distribution of $1.52 per Common Share, payable on November 4, 1997 to holders of record on October 16, 1997. Future distributions will be at the discretion of the Board of Trust Managers.

                                  THE OFFERING

     All of the Common Shares offered hereby are being offered by the Company.

Common Shares Offered
  U.S. Offering....................................  6,800,000 shares
  International Offering...........................  1,700,000 shares
                                                     -----------------
          Total....................................  8,500,000 shares
Common Shares to be Outstanding After the
  Offering.........................................  110,942,050 shares
Common Shares to be Outstanding and Issuable in
  Exchange for Units After the Offering(1).........  123,832,504 shares
Use of Proceeds....................................  to fund a portion of the Pending Investments and repay certain short-term indebtedness and
                                                     amounts outstanding under the Credit Facility as
                                                     described in "Use of Proceeds"
NYSE Symbol........................................  "CEI"

---------------

(1) Units are exchangeable on a one-for-two basis for Common Shares or, at the option of the Company, cash, subject to certain exceptions.

                        SUMMARY SELECTED FINANCIAL DATA

     The following table sets forth certain summary financial information for the Company on a consolidated pro forma and historical basis and for the Rainwater Property Group (the Company's predecessor) on a combined historical basis, which consists of the combined financial statements of the entities that contributed Properties in exchange for Units or Common Shares in connection with the formation of the Company. Such information should be read in conjunction with "Selected Financial Data."

     The pro forma information for the year ended December 31, 1996 assumes completion, in each case as of January 1, 1996 in determining operating and other data, of (i) the Company's public offering of its common shares in October 1996 (the "October 1996 Offering") and the additional public offering of 450,000 common shares that closed on October 9, 1996 and the use of the net proceeds therefrom to repay approximately $168 million of indebtedness and to fund approximately $289 million of Property acquisitions in the fourth quarter of 1996 and the first quarter of 1997, (ii) the April 1997 Offering and the additional public offering of 500,000 common shares that closed on May 14, 1997 and the use of the net proceeds therefrom to fund approximately $593.5 million of Property acquisitions and other investments in the second quarter of 1997,
(iii) the UBS Offering and the use of the net proceeds therefrom to repay approximately $145 million of indebtedness under the Credit Facility, (iv) the Note Offering and the use of the net proceeds therefrom to fund approximately $327.6 million of the acquisition of Houston Center, to repay approximately $50.0 million of indebtedness incurred under the Credit Facility, to fund approximately $10.0 million of the purchase price of Miami Center and to repay approximately $7.2 million of short-term indebtedness, (v) the Company's issuance of 307,831 Common Shares on September 22, 1997 in connection with the acquisition of Houston Center and the use of the net proceeds therefrom to repay approximately $10.0 million of indebtedness incurred under the Credit Facility,
(vi) this Offering and the use of the net proceeds therefrom to fund approximately $61.9 million of Pending Investments and to repay approximately $259.8 million of short-term indebtedness and indebtedness incurred under the Credit Facility, (vii) assumed indebtedness of $97.1 million in connection with the purchase of one of the Pending Investments and (viii) the Pending Investments and the Property acquisitions and other investments made during 1996 and 1997. The pro forma information for the year ended December 31, 1996 does not include the Company's proposed investment in VNO. See "Recent
Developments -- Proposed Investment with VNO."

     The pro forma information for the six months ended June 30, 1997 assumes completion, in each case as of January 1, 1997 in determining operating and other data, and, in each case as of June 30, 1997 in determining balance sheet data, of (i) the April 1997 Offering and the additional public offering of 500,000 common shares that closed on May 14, 1997 and the use of the net proceeds therefrom to fund approximately $593.5 million of Property acquisitions and other investments in the second quarter of 1997, (ii) the UBS Offering and the use of the net proceeds therefrom to repay approximately $145 million of indebtedness under the Credit Facility, (iii) the Note Offering and the use of the net proceeds therefrom to fund approximately $327.6 million of the acquisition of Houston Center, to repay approximately $50.0 million of indebtedness incurred under the Credit Facility, to fund approximately $10.0 million of the purchase price of Miami Center and to repay approximately $7.2 million of short-term indebtedness, (iv) the Company's issuance of 307,831 Common Shares on September 22, 1997 in connection with the acquisition of Houston Center and the use of the net proceeds therefrom to repay approximately $10.0 million of indebtedness incurred under the Credit Facility; (v) this Offering and the use of the net proceeds therefrom to fund approximately $61.9 million of Pending Investments and to repay approximately $259.8 million of short-term indebtedness and indebtedness incurred under the Credit Facility;
(vi) assumed indebtedness of $97.1 million in connection with the purchase of one of the Pending Investments and (vii) the Pending Investments and the Property acquisitions and other investments made during 1997. The pro forma information for the six months ended June 30, 1997 does not include the Company's proposed investment in VNO. See "Recent Developments -- Proposed Investment with VNO."

                     CRESCENT REAL ESTATE EQUITIES COMPANY

            CONSOLIDATED PRO FORMA AND HISTORICAL FINANCIAL DATA AND
          RAINWATER PROPERTY GROUP COMBINED HISTORICAL FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          COMPANY
                            ---------------------------------------------------------------------------------------------------

                                                                                                                     FOR THE
                                                                                                                   PERIOD FROM
                                                                       PRO FORMA                                   MAY 5, 1994
                                   SIX MONTHS ENDED JUNE 30,           YEAR ENDED     YEAR ENDED     YEAR ENDED         TO
                            ---------------------------------------   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                               1997          1997          1996           1996           1996           1995           1994
                            -----------   -----------   -----------   ------------   ------------   ------------   ------------
                             PRO FORMA      ACTUAL        ACTUAL      (UNAUDITED)
                            (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
OPERATING DATA:
Total revenue.............  $   275,948   $   183,203   $    88,059   $   521,868    $   208,861    $   129,960     $   50,343
Operating income (loss)...       67,164        47,432        16,043       112,628         44,101         30,858         10,864
Income (loss) before
 minority interests and
 extraordinary item.......       82,530        49,431        18,218       133,748         47,951         36,358         12,595
Income per share before
 extraordinary item.......  $       .66   $       .52   $       .31   $      1.07    $       .72    $       .66     $      .28
BALANCE SHEET DATA (AT
 PERIOD END):
Total assets..............  $ 3,759,289   $ 2,779,780   $ 1,053,366   $        --    $ 1,730,922    $   964,171     $  538,354
Total debt................    1,614,325     1,132,496       534,408            --        667,808        444,528        194,642
Total shareholders'
 equity...................    1,914,744     1,438,064       395,148            --        865,160        406,531        235,262
OTHER DATA:
Funds from Operations
 before minority
 interests(1).............  $   132,913   $    78,522   $    36,728   $   235,615    $    87,616    $    64,475     $   32,723
Cash distribution declared
 per share................           --   $       .61   $       .55            --    $      1.16    $      1.05     $      .65
Weighted average Common
 Shares outstanding and
 issuable in exchange for
 Units....................  124,109,401    94,269,446    57,753,882   124,109,401     64,684,842     54,182,186     44,997,716
Cash flow provided by
 (used in):
 Operating activities.....  $        --(2) $    71,493  $    31,486   $        --(2) $    77,384    $    65,011     $   21,642
 Investing activities.....           --(2)  (1,024,052)     (92,376)           --(2)    (513,038)      (421,406)      (260,666)
 Financing activities.....           --(2)     982,556       55,640            --(2)     444,315        343,079        265,608

                                RAINWATER PROPERTY GROUP
                            ---------------------------------
                             FOR THE
                              PERIOD
                               FROM
                            JANUARY 1,        YEAR ENDED
                             1994 TO         DECEMBER 31,
                              MAY 4,     --------------------
                               1994        1993       1992
                            ----------   --------   ---------

OPERATING DATA:
Total revenue.............   $ 21,185    $ 57,168   $  49,586
Operating income (loss)...     (1,599)    (53,024)    (36,612)
Income (loss) before
 minority interests and
 extraordinary item.......     (1,599)    (53,024)    (36,612)
Income per share before
 extraordinary item.......         --          --          --
BALANCE SHEET DATA (AT
 PERIOD END):
Total assets..............         --    $290,869   $ 296,291
Total debt................         --     278,060     548,517
Total shareholders'
 equity...................         --       2,941    (328,240)
OTHER DATA:
Funds from Operations
 before minority
 interests(1).............         --          --          --
Cash distribution declared
 per share................         --          --          --
Weighted average Common
 Shares outstanding and
 issuable in exchange for
 Units....................         --          --          --
Cash flow provided by
 (used in):
 Operating activities.....   $  2,455    $  9,313   $    (640)
 Investing activities.....     (2,379)    (20,572)     (8,924)
 Financing activities.....    (21,310)     28,861      14,837

---------------
(1) Funds from Operations ("FFO"), based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), and as used herein, means net income (loss) (determined in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. For a more detailed description of FFO, see "Selected Financial Data."
(2) Pro forma information relating to operating, investing and financing activities has not been included because management believes that the data would not be meaningful due to the number of assumptions required in order to calculate this data.

                                  THE COMPANY

     The Company is a fully integrated real estate company, operated as a REIT, which owns a portfolio of Properties located primarily in 20 metropolitan submarkets in Texas and Colorado. The Properties include 76 Office Properties with an aggregate of approximately 24.6 million net rentable square feet (78 office properties with an aggregate of 26.2 million net rentable square feet assuming completion of the Pending Investments), 91 Behavioral Healthcare Facilities, five full-service Hotel Properties with a total of 1,900 rooms and two destination health and fitness resort Hotel Properties that can accommodate up to 442 guests daily, the Residential Development Property Mortgages relating to and non-voting common stock in the five Residential Development Corporations, which in turn, through joint ventures or partnership arrangements, own interests in 14 Residential Development Properties, and seven Retail Properties with an aggregate of approximately 771,000 net rentable square feet. On a pro forma basis, after giving effect to the Pending Investments and the completed acquisitions from January 1, 1997 as if they had occurred on January 1, 1997, the Office Properties, Behavioral Healthcare Facilities, Hotel Properties, Residential Development Properties and Retail Properties would have accounted for approximately 63%, 15%, 12%, 8% and 2%, respectively, of the Company's EBIDA for the six months ended June 30, 1997.

     The business objective of the Company is the maximization of total return to shareholders through increases in distributions and share price. From the Initial Offering through September 30, 1997, the total return to shareholders was 247.7%, with distributions having increased by approximately 31.9% and the market price per Common Share having increased by approximately 220.0%. From the April 1997 Offering through September 30, 1997, the total return to shareholders was 58.8%, with the market price per Common Share having increased by approximately 57.6%. In addition, the Company has announced an increase in its quarterly distribution from $.305 per Common Share to $.38 per Common Share commencing with the distribution for the third quarter of 1997, an increase of approximately 24.6%.

     The Company has achieved these results by employing a well-defined investment strategy that focuses on high-quality office properties in selected growth markets and innovative real estate investments. In addition, the Company employs an operating strategy that is designed to capitalize on the rental growth potential of the Company's Office Property portfolio.

INVESTMENT STRATEGY

     The Company acquires premier assets and assets that have been undervalued by utilizing its extensive network of relationships, market reputation, ready access to low-cost equity and debt capital and ability to structure transactions creatively. Management believes that it will be able to identify substantial opportunities for future real estate investments from sources such as life insurance companies and pension funds seeking to reduce their direct real estate investments, public and private real estate companies, corporations divesting of nonstrategic real estate assets and sellers requiring complex disposition structures.

     The Company's targeted investments include office properties that can be acquired at significant discounts from replacement cost and that provide both a favorable current return on invested capital and the opportunity for significant cash flow growth through future increases in rental rates. Integral to this investment strategy is the identification of specific markets and submarkets that management believes will experience significant increases in demand for office space due to the impact of factors that management expects to have a positive effect on population and employment growth, including (i) desirable market and submarket conditions, such as political environments favorable to business, the availability of skilled and competitively priced labor, favorable corporate and individual tax structures, affordable housing and a favorable quality of life (as in markets such as Albuquerque, Omaha and Austin), (ii) demographic shifts in the United States (such as the relocation of businesses and the migration of people from the Northeast and the West Coast to Texas, Colorado and Arizona) and (iii) specific regional, national and global economic developments, such as an increase in demand for natural resources and the resulting employment growth in markets that have a significant presence in the oil and gas industry (as in Houston and New Orleans) and an improvement in economic conditions as a result of growth in the technology industry and/or international trade (as in San Francisco, San Diego and Miami).

     The markets and submarkets in which the Company concentrates its acquisitions of office properties are those in which, in addition to anticipated above-average population and employment growth, replacement cost rental rates are significantly in excess of current market rental rates. Management believes that investment in markets and submarkets in which market rental rates are below the level necessary to justify new construction of competitive properties will allow the Company to continue to increase rental rates and cash flows as demand for available office space increases.

     Within its core office markets and submarkets, the Company seeks to develop or acquire substantial ownership positions which provide distinct competitive operating advantages, including the ability (i) to accommodate changing tenant space needs within a particular submarket, (ii) to influence rental rates through the Company's ownership of a significant portion of high-quality office space in these markets and submarkets, and (iii) to achieve superior operating expense efficiencies through arrangements with local and regional providers of office services.

     The Company also seeks innovative real estate investments that offer superior returns on its capital investment. For example, the lease of the Behavioral Healthcare Facilities provides the Company, based on its investment in the Behavioral Healthcare Facilities, with an attractive lease payment that increases annually during the initial 12-year term of the lease. In addition, the Company has invested in 14 Residential Development Properties, each of which requires relatively low capital investments in comparison to the Company's other real estate investments and has substantial infrastructure in place.

     Upon completion of the Pending Investments, the Company will have completed over $3.0 billion of real estate investments since the Initial Offering, approximately $1.6 billion of which will have been completed since the April 1997 Offering. As a result, the Company's investment in real estate assets will have increased by approximately 1,087% since the Initial Offering, and by approximately 90.1% since the April 1997 Offering. Management believes that the Company's success in completing investments is the result of several competitive advantages, including (i) management's ability, due to its extensive network of relationships, to identify property acquisition opportunities, often before the property is offered for sale, (ii) the proven ability of management to identify underperforming assets that can be acquired at market prices not reflecting their potential value, (iii) management's skill and creativity in consummating unusual and complex transactions, such as acquisitions of mixed-use facilities and portfolios that include traditional real estate assets, non-traditional real estate assets and, in certain instances, other types of income-producing or operating assets, and transactions that satisfy the special needs of sellers and
(iv) the Company's reputation for "certainty of closure" as a result of its proven ability to complete large, time-sensitive transactions based on its internal due diligence capability and expertise and its ready access to capital. Management also believes that these competitive advantages offer the Company increased opportunities to acquire attractive properties, often on terms more favorable than those available to other potential purchasers.

OPERATING STRATEGY

     The Company maintains a well-defined leasing strategy in order to capture the potential rental growth in its portfolio of Office Properties as the submarkets in which the Company has invested continue to recover and occupancy and rental rates increase. For Office Properties owned as of June 30, 1997, the weighted average full-service rental rate (i.e., including expense recoveries) was $17.19 per square foot (including free rent and scheduled rent increases that would be taken into account under generally accepted accounting principles), compared to an estimated weighted average full-service replacement cost rental rate (the rate estimated by management to be necessary to justify new construction of comparable buildings) of $26.29 per square foot. Many of the Company's submarkets have experienced substantial rental rate growth during the past two years. As a result, the Company has been successful in renewing or re-leasing office space in these markets at rental rates significantly above expiring rental rates. For Office Properties owned during the six months ended June 30, 1997, leases were signed renewing or re-leasing 516,967 net rentable square feet of office space at a weighted average full-service rental rate and an FFO annual net effective rate (calculated as weighted average full-service rental rate minus operating expenses) of $17.99 and $11.60 per square foot, respectively, compared to expiring leases with a weighted average full-service rental rate and an FFO annual net effective rate of $15.40 and $8.56 per square foot, respectively (with each of these weighted average full-service rental rates including free rent and scheduled rent increases that would be taken into account under generally accepted accounting principles). This represents increases in the weighted average full-service rental rate and in the FFO annual net effective rate of 17% and 36%, respectively.

     The Company expects to use its substantial market share in its core office markets and submarkets to reduce Property operating expenses. For example, in its core markets of Dallas and Denver, the Company successfully negotiated bulk contracts for such services as cleaning and elevator maintenance, resulting in discounts of approximately 5% to 10% from contracts previously in place.

     The Company focuses its operational efforts at its Office Properties on providing quality service, individualized attention to tenants and active preventive maintenance programs, while managing Property operating expenses to ensure competitive pricing. Management believes that this focus on creating and maintaining long-term relationships with its tenants will increase tenant retention, which in turn will reduce vacancy rates and leasing costs and enhance overall operating performance.

     The Company provides its skilled management team with substantial flexibility in conducting Company operations while offering incentives that reward management based on compensation formulas linked directly with enhanced operating performance. Upon the closing of the Offering, the Company's trust managers and senior management will beneficially own approximately 16.1% of the common equity of the Company (consisting of Common Shares and Units, including vested options to purchase Common Shares and Units). This ownership percentage includes the approximately 11.7% ownership position of Mr. Rainwater, the approximately 2.3% ownership position of Mr. Goff and the approximately 1.7% ownership position of Mr. Haddock.

FINANCING STRATEGY

     The Company intends to maintain a conservative capital structure with total debt currently targeted at approximately 40% of total market capitalization. The Company, however, consistently seeks to optimize its use of debt and other sources of financing to create a flexible capital structure that will allow the Company to continue its innovative investment strategy and maximize the returns to its shareholders. It is the Company's policy that any indebtedness will be incurred by the Operating Partnership and its subsidiaries, and that Crescent Equities will not incur indebtedness other than short-term trade debt, employee compensation, distributions payable or similar indebtedness that will be paid in the ordinary course of business.

ORGANIZATION

     Crescent Equities is organized as a Texas real estate investment trust. On December 31, 1996, Crescent Equities became the successor to the Predecessor Corporation through the merger of the Predecessor Corporation and CRE Limited Partner, Inc., a subsidiary of the Predecessor Corporation, into Crescent Equities.

     The Company owns its assets and carries on its operations and other activities, including providing management, leasing and development services for certain of its Properties, through the Operating Partnership and its other subsidiaries. The Company also has an economic interest in the development activities of the Residential Development Corporations. The structure of the Company is designed to facilitate and maintain its qualification as a REIT and to permit persons contributing Properties (or interests therein) to the Company to defer some or all of the tax liability that they otherwise might incur.

     The Company's executive offices are located at 777 Main Street, Suite 2100, Fort Worth, Texas 76102, and its telephone number is (817) 877-0477.

                              RECENT DEVELOPMENTS

PENDING INVESTMENTS

     The following briefly describes the Pending Investments. The Pending Investments, with an aggregate expected cost of approximately $159.0 million (including $97.1 million of assumed indebtedness), are expected to close by the end of October 1997 and are subject to various closing conditions. There is no assurance that these investments will be completed.

     Fountain Place. The Company has entered into an agreement to acquire Fountain Place, a 60-story Class A office building located in the CBD submarket of Dallas, Texas, approximately three blocks west of the Company's Trammell Crow Center Office Property. Built in 1986 and designed by renowned architect I.M. Pei, the building, located on approximately 1.8 acres, contains approximately
1.2 million net rentable square feet. Major tenants of Fountain Place include Hunt Consolidated, Inc., United States Environmental Protection Agency, Jenkens & Gilchrist and Principal Financial Securities, Inc.

     U.S. Home Building. The Company has entered into an agreement to acquire the U.S. Home Building, a 21-story Class A office building located in the West Loop/Galleria suburban office submarket of Houston, Texas, approximately five miles west of downtown Houston and approximately 2.5 miles west of the Company's Greenway Plaza properties. Built in 1982, the building is located on approximately 1.9 acres and contains approximately 400,000 net rentable square feet. Major tenants of the U.S. Home Building include U.S. Home Corporation and Nextel Communications, Inc.

PROPOSED INVESTMENT WITH VNO

     On September 29, 1997, the Company entered into a partnership with VNO and certain affiliates of VNO to acquire, for an aggregate purchase price (including the assumption of certain debt) of approximately $949 million, Americold and URS, two companies which currently own and operate 79 refrigerated warehouses with an aggregate of approximately 368 million cubic feet. Americold and URS, the two largest suppliers of public refrigerated warehouse space in the United States, operate the warehouses pursuant to arrangements with national food suppliers such as Tyson Foods, Kraft Foods, ConAgra and Pillsbury. VNO or its affiliates will own approximately 60% of the partnership, and the Company or its affiliates will own the remaining approximately 40%. Although the terms of the definitive partnership agreement are subject to negotiation, the existing agreement provides that certain major decisions require approval of both partners. Other than these decisions, the VNO partner will have the right to make all decisions relating to the partnership. The transaction, including the acquisition of the warehouses, is expected to be completed in the fourth quarter of 1997, subject to resolution of various structuring issues and closing conditions. There can be no assurance that the transactions will be completed.

     The Company has not classified the Company's partnership with VNO and affiliates as a Pending Investment for which pro forma financial information and other information has been presented, due to the various structuring considerations to be resolved before the investment occurs. These structuring issues include the identity and nature of the entities that will own Americold and URS; certain terms of the partnership agreement; the identification and division of the assets that will be owned by the partnership and any assets that may be owned by an entity formed to conduct the business operations currently conducted by Americold and URS; the structure of the entity that will operate the warehouses; and the nature and terms of any lease that may be entered into between the operating entity and the owner of the warehouses.

COMPLETED INVESTMENTS

     The following briefly describes the Company's Property acquisitions since June 30, 1997. The information regarding the replacement costs of the Properties is based on management estimates at the times of the acquisitions.

     The Woodlands Corporation. On July 31, 1997, the Company and certain Morgan Stanley funds (the "Morgan Stanley Group"), acquired The Woodlands Corporation, a subsidiary of Mitchell Energy Corporation, for approximately $543 million. In connection with the acquisition, the Company and the Morgan Stanley Group made equity investments of approximately $80 million and $109 million, respectively. The remaining approximately $354 million and associated acquisition and financing costs of approximately $15 million were financed by the two limited partnerships, described below, through which the investment was made. The Woodlands Corporation was the principal owner, developer and operator of The Woodlands, an approximately 27,000-acre, master-planned residential and commercial community located 27 miles north of downtown Houston, Texas. The Woodlands, which is approximately 50% developed, includes a shopping mall, retail centers, office buildings, a hospital, club facilities, a community college, a performance pavilion and numerous other amenities.

     The acquisition was made through The Woodlands Commercial Properties Company, L.P. ("Woodlands-CPC"), a limited partnership in which the Morgan Stanley Group holds a 57.5% interest and the Company holds a 42.5% interest, and the Woodlands Land Development Company, L.P. ("Woodlands-LDC"), a limited partnership in which the Morgan Stanley Group holds a 57.5% interest and a newly formed Residential Development Corporation, The Woodlands Land Company, Inc. ("WLC"), holds a 42.5% interest. The Company owns all of the non-voting common stock, representing a 95% economic interest, and effective September 30, 1997, Crescent Operating, Inc. acquired all of the voting common stock, representing a 5% economic interest, in WLC. The Company is the managing general partner of Woodlands-CPC and WLC is the managing general partner of Woodlands-LDC.

     In connection with the acquisition, Woodlands-CPC acquired The Woodlands Corporation's 25% general partner interest in the partnerships that own approximately 1.2 million square feet of Office and Retail Properties in The Woodlands. The Company previously held a 75% limited partner interest in each of these partnerships and, as a result of the acquisition, the Company's indirect economic ownership interest in these Properties increased to approximately 85%. The other assets acquired by Woodlands-CPC include a 364-room executive conference center, a private golf and tennis club serving approximately 1,600 members and offering 81 holes of golf, and approximately 400 acres of land that will support commercial development of more than 3.5 million square feet of office, multi-family, industrial, retail and lodging properties. In addition, Woodlands-CPC acquired The Woodlands Corporation's general partner interests, ranging from one to 50 percent, in additional office and retail properties and in multi-family and light industrial properties. Woodlands-LDC acquired approximately 6,400 acres of land that will support development of more than 20,000 lots for single-family homes and approximately 2,500 acres of land that will support more than 21.5 million net rentable square feet of commercial development. The executive conference center, including the golf and tennis club and golf courses, is operated and leased by a partnership owned 42.5% by Crescent Operating, Inc. and 57.5% by the Morgan Stanley Group.

     Desert Mountain. On August 29, 1997, the Company acquired, through a newly formed Residential Development Corporation, Desert Mountain Development Corporation ("DMDC"), the majority economic interest in Desert Mountain Properties Limited Partnership ("DMPL"), the partnership that owns Desert Mountain, a master-planned, luxury residential and recreational community in northern Scottsdale, Arizona. The partnership interest was acquired from a subsidiary of Mobil Land Development Corporation for approximately $235 million. The sole limited partner of DMPL is Sonora Partners Limited Partnership ("Sonora") whose principal owner is Lyle Anderson, the original developer of Desert Mountain. A portion of Sonora's interest in DMPL is exchangeable for Common Shares of the Company. Sonora currently owns a 7% economic interest in DMPL and DMDC, which is the sole general partner of DMPL, owns the remaining 93% economic interest. The Company owns all of the non-voting common stock, representing a 95% economic interest, and effective September 30, 1997, Crescent Operating, Inc. acquired all of the voting common stock, representing a 5% economic interest, in DMDC. The Company also holds a Residential Development Property Mortgage on Desert Mountain. DMPL has entered into an advisory agreement with the Lyle Anderson Company pursuant to which Mr. Anderson provides advisory services in connection with the operation and development of Desert Mountain.

     Desert Mountain is an 8,300-acre property that is zoned for the development of approximately 4,500 lots, approximately 1,500 of which have been sold. However, the current plans for Desert Mountain contemplate limiting development in order to maintain the exclusive nature of the community. Desert Mountain also includes The Desert Mountain Club, a private golf, tennis and fitness club serving over 1,600 members. The club offers four Jack Nicklaus signature 18-hole golf courses, including Cochise, site of the Senior PGA Tour's The Tradition golf tournament.

     Houston Center. On September 22, 1997, the Company acquired Houston Center, an approximately 3.0 million square foot, mixed-use property located in the CBD submarket of Houston, Texas. Houston Center consists of the Houston Center Office Properties aggregating approximately 2.8 million net rentable square feet, the 399-room Four Seasons-Houston Hotel Property, 114 luxury apartments, the Park Shops in Houston Center Retail Property containing approximately 191,000 net rentable square feet and approximately 20 acres of undeveloped commercial land. Houston Center was acquired for approximately $327.6 million. The Company allocated approximately $250.1 million of the purchase price to the Houston Center Office Properties and the Park Shops in Houston Center Retail Property, which represents approximately 50% of the estimated replacement cost. Houston Center is located on the east side of downtown Houston within walking distance of the Houston Convention Center and is also near the site of the proposed downtown major league baseball stadium. Built between 1974 and 1983, the Houston Center Office Properties are situated on approximately 5.7 acres. Major tenants include Chevron USA, Inc., Ernst & Young U.S., Lyondell Petrochemical Company and American Exploration Company. The Four Seasons Hotel-Houston, which was built in 1982, is one of the highest rated luxury hotels in Houston, with a five-diamond rating from the American Automobile Association. The upscale, luxury Four Seasons Place apartments, which are located atop the hotel, offer both long-term residential and short-term corporate units at monthly rental rates ranging from approximately $2.00 to $4.00 per leased square foot. A subsidiary of Crescent Operating, Inc. is the lessee of the Four Seasons Hotel-Houston and the master lessee of the luxury apartments. The 20-acre tract is one of the largest contiguous undeveloped parcels in downtown Houston. The Company has entered into an agreement, subject to approval of the Houston City Council, for the construction of an approximately 1,000-room hotel on a portion of this tract.

     In connection with the acquisition of Houston Center, the seller purchased 307,831 Common Shares, which at the seller's direction were issued directly to Citicorp Real Estate, Inc., one of the holders of indebtedness secured by Houston Center prior to the acquisition.

     Miami Center. On September 30, 1997, the Company acquired Miami Center, a 34-story Class A office building located in the Downtown-CBD submarket of Miami, Florida. Built in 1983, the building is located on approximately 1.81 acres and contains approximately 783,000 net rentable square feet. Miami Center was acquired for approximately $131.5 million, approximately 68% of the estimated replacement cost. Major tenants of Miami Center include Citibank International and BankAmerica Corporation. The Miami Downtown-CBD submarket is continuing to benefit from an increase in international trade, particularly with countries in South and Central America.

TRANSACTIONS WITH AFFILIATES OF UNION BANK OF SWITZERLAND

     On August 12, 1997, the Company entered into two transactions with affiliates of Union Bank of Switzerland. In the UBS Offering, the Company sold 4,700,000 Common Shares to one of the affiliates for approximately $148 million and received approximately $145 million in net proceeds. In the other transaction, the Company entered into a forward share purchase agreement with a second affiliate. Under the forward share purchase agreement, the Company committed to purchase 4,700,000 Common Shares from the second affiliate by August 12, 1998. The price to be paid by the Company for the 4,700,000 Common Shares will be determined on the date the Company settles the forward share purchase agreement and will include a forward accretion component, minus an adjustment for the Company's distribution rate. The Company may fulfill its settlement obligations under the forward share purchase agreement in cash or Common Shares, at its option. As a result, the forward share purchase agreement will permit the Company to benefit from increases in the market price of its Common Shares while limiting the risk associated with decreases in the market price of its Common Shares.

FORMATION OF CRESCENT OPERATING, INC.

     In April 1997, the Company established a new Delaware corporation, Crescent Operating, Inc. All of the outstanding common stock of Crescent Operating, Inc. was distributed, effective June 12, 1997, to those persons who were limited partners of the Operating Partnership or shareholders of the Company on May 30, 1997, in a spin-off.

     Crescent Operating, Inc. was formed to become a lessee and operator of various assets and to perform the Intercompany Agreement between Crescent Operating, Inc. and the Company, pursuant to which each has agreed to provide the other with rights to participate in certain transactions. As a result of the formation of Crescent Operating, Inc. and the execution of the Intercompany Agreement, persons who own equity interests in both Crescent Operating, Inc. and the Company have the opportunity to participate in the benefits of both the real estate investments of the Company (including ownership of real estate assets) and the lease of certain of such assets and the ownership of other non-real estate assets by Crescent Operating, Inc. Crescent Operating, Inc.'s certificate of incorporation, as amended and restated, generally prohibits Crescent Operating, Inc., for so long as the Intercompany Agreement remains in effect, from engaging in activities or making investments that a REIT could make, unless the Company was first given the opportunity but elected not to pursue such activities or investments.

NOTE OFFERING

     On September 22, 1997, the Operating Partnership completed the Note Offering of senior unsecured Notes in an aggregate principal amount of $400,000,000. The Notes were issued in two series, the 2002 Notes and the 2007 Notes. The 2002 Notes were issued in an aggregate principal amount of $150,000,000, bear interest at a rate of 6 5/8% per annum payable semi-annually in arrears and mature on September 15, 2002. The 2007 Notes were issued in an aggregate principal amount of $250,000,000, bear interest at a rate of 7 1/8% per annum payable semi-annually in arrears and mature on September 15, 2007. The interest rate on the Notes is subject to temporary increase by 50 basis points in the event that a registered offer to exchange the Notes for notes of the Operating Partnership with terms identical in all material respects to the Notes is not consummated or a shelf registration statement with respect to the resale of the Notes is not declared effective by the Securities and Exchange Commission (the "Commission") on or before the 180th day following the date of original issuance of the Notes. The interest rate on the Notes also is subject to temporary or permanent increase by 37.5 basis points in the event that, within the period from the date of original issuance of the Notes to the first anniversary of original issuance, the Notes are not assigned, or do not retain, an investment grade rating (as defined in the Notes) by specified rating agencies. These adjustments may apply simultaneously.

     The Notes are redeemable, in whole or in part, at the option of the Operating Partnership upon payment of principal, accrued and unpaid interest and the premium specified in the Notes. The Notes also contain certain covenants, including limitations on the ability of the Operating Partnership and its subsidiaries to incur additional debt, other than certain intercompany debt that is subordinate to payment of the Notes, unless certain asset and income tests are satisfied.

FINANCING ACTIVITIES

     On September 22, 1997, the Company's Credit Facility was increased to $450 million to enhance the Company's financial flexibility in making new real estate investments. Concurrently with such increase, the interest rate on advances under the Credit Facility was decreased from the Eurodollar rate plus 138 basis points to the Eurodollar rate plus 120 basis points. The Credit Facility is unsecured and expires in June 2000.

                                   PROPERTIES

                               OFFICE PROPERTIES

     The Office Properties are located primarily in Dallas/Fort Worth and Houston, Texas and in Denver, Colorado. The Company's office properties in Dallas/Fort Worth, Houston, and Denver will represent, upon completion of the Pending Investments, an aggregate of approximately 82% of its office portfolio based on total net rentable square feet (42%, 33% and 7% for Dallas/Fort Worth, Houston and Denver, respectively) and, on a pro forma basis, after giving effect to the Pending Investments and the completed acquisitions from January 1, 1997 as if they had occurred on January 1, 1997, would have accounted for approximately 81% of office property rental revenues (43%, 31% and 7%, respectively) for the six months ended June 30, 1997.

     The following table sets forth certain information about the Office Properties as of June 30, 1997, assuming completion of the Pending Investments and the acquisitions completed after June 30, 1997. Based on annualized base rental revenues from office leases in place as of June 30, 1997 and assuming completion of the Pending Investments and acquisitions completed after June 30, 1997, no single tenant would account for more than 4% of the Company's total annualized office property rental revenues for 1997.

                                                                                        Weighted
                                                                                        Average
                                                                  Net                 Full-Service
                                                                Rentable              Rental Rate
                                                      Year        Area      Percent    Per Leased
    State, City, Property           Submarket       Completed  (Sq. Ft.)    Leased     Sq. Ft.(1)       Significant Tenants(2)
    ---------------------       ------------------  ---------  ----------   -------   ------------   ----------------------------
TEXAS
 DALLAS
   The Crescent Office
     Towers...................  Uptown/Turtle         1985      1,210,899      98%       $25.50                   --
                                Creek
   Fountain Place(3)..........  CBD                   1986      1,200,266      94         14.90      Hunt Consolidated, Inc.
   Trammell Crow Center(4)....  CBD                   1984      1,128,331      80         23.29      Jones, Day, Reavis and Pogue
   Stemmons Place.............  Stemmons Freeway      1983        634,381      90         13.51      Aetna Life Insurance Company
   Spectrum Center(5).........  Far North Dallas      1983        598,250      93         16.67      Federal Deposit Insurance
                                                                                                      Corp.; Frito-Lay, Inc.
   Waterside Commons..........  Las Colinas           1986        458,739     100         15.82      Sprint Communications
                                                                                                      Company L.P.
   Caltex House...............  Las Colinas           1982        445,993      95         23.27      Caltex Petroleum Corporation
   Reverchon Plaza............  Uptown/Turtle         1985        374,165      83         14.39      BloomFCA!, Inc.; Pusker
                                Creek                                                                 Gibbon Chapin, Inc.
   The Aberdeen...............  Far North Dallas      1986        320,629     100         17.31      Pepsico, Inc.
   MacArthur Center I & II....  Las Colinas         1982/1986     294,069      98         17.00      Federal Home Loan Bank of
                                                                                                      Dallas
   Stanford Corporate
     Centre...................  Far North Dallas      1985        265,507     100         14.75      TENET Healthcare, Inc.
   The Amberton...............  Central Expressway    1982        255,052      79         10.46      Pacific Southwest Bank,
                                                                                                      F.S.B.
   Concourse Office Park......  LBJ Freeway         1972-1986     244,879      91         11.39                   --
   12404 Park Central.........  LBJ Freeway           1987        239,103      76(6)      16.08      Steak & Ale Restaurant
                                                                                                      Corporation
   Palisades Central II.......  Richardson/Plano      1985        237,731     100         15.08      United States Data
                                                                                                      Corporation; Northern
                                                                                                      Telecom, Inc.; Lyons
                                                                                                      Partnership, L.P.
   3333 Lee Parkway...........  Uptown/Turtle         1983        233,484      41(6)      16.93      Keystone Home Health
                                Creek                                                                 Management, Inc.
   Liberty Plaza I & II.......  Far North Dallas    1981/1986     218,813     100         12.81      Intecom, Inc.; Anthem Group
                                                                                                      Services Corporation
   The Addison................  Far North Dallas      1981        215,016     100         15.00      Comp USA, Inc.
   The Meridian...............  LBJ Freeway           1984        213,915      99         12.67      OpenConnect Systems
                                                                                                      Incorporated
   Palisades Central I........  Richardson/Plano      1980        180,503     100         13.19      ITEX Corporation
   Walnut Green...............  Central Expressway    1986        158,669      97         12.89      Cinemark USA, Inc.
   Greenway II................  Richardson/Plano      1985        154,329     100         18.14      Northern Telecom, Inc.
   Addison Tower..............  Far North Dallas      1987        145,886      88         12.71                   --
   5050 Quorum................  Far North Dallas      1981        133,594      93         13.79                   --
   Cedar Springs Plaza........  Uptown/Turtle         1982        110,923      81         14.93      Larkin, Meeder & Scheiwdel,
                                Creek                                                                 Inc.
   Greenway IA................  Richardson/Plano      1983         94,784     100         12.88      Northern Telecom, Inc.
   Valley Centre..............  Las Colinas           1985         74,861      99         13.07                   --
   Greenway I.................  Richardson/Plano      1983         51,920     100         12.88      Northern Telecom, Inc.
   One Preston Park...........  Far North Dallas      1980         40,525      74         12.38                   --
                                                               ----------     ---        ------
     Subtotal/Weighted
       Average................                                  9,935,216      91%       $17.36
                                                               ----------     ---        ------

                                                                                        Weighted
                                                                                        Average
                                                                  Net                 Full-Service
                                                                Rentable              Rental Rate
                                                      Year        Area      Percent    Per Leased
    State, City, Property           Submarket       Completed  (Sq. Ft.)    Leased     Sq. Ft.(1)       Significant Tenants(2)
    ---------------------       ------------------  ---------  ----------   -------   ------------   ----------------------------
 FORT WORTH
   Continental Plaza..........  CBD                   1982        954,895      63%(6)    $16.67      Burlington Northern Santa Fe
                                                               ----------     ---        ------
                                                                                                     Railroad
 HOUSTON
   Greenway Plaza Office
     Portfolio(7).............  Richmond-Buffalo    1969-1982   4,256,885      79%(6)    $14.37      The Coastal Corporation
                                 Speedway
   Houston Center Office
     Properties(8)............  CBD                 1974-1983   2,764,418      92         14.36                   --
   The Woodlands Office
     Properties(9)............  The Woodlands       1980-1996     812,227      97         13.61                   --
   Three Westlake Park(10)....  Katy Freeway          1983        414,251     100         13.18      Amoco Production Company
   U.S. Home Building(3)......  West Loop/Galleria    1982        399,777      87         15.31                   --
                                                               ----------     ---        ------
       Subtotal/Weighted
        Average...............                                  8,647,558      86%       $14.27
                                                               ----------     ---        ------
 AUSTIN
   Frost Bank Plaza...........  CBD                   1984        433,024      72%       $16.28                   --
   301 Congress Avenue(11)....  CBD                   1986        418,338      95         23.14      IBM Corporation; Lumberman's
                                                                                                      Investment Corporation
   Bank One Tower.............  CBD                   1974        389,503      95         15.37      Texas Workers' Compensation
                                                                                                      Insurance Fund
   The Avallon................  Northwest             1993        125,959     100         17.72      BMC Software
   Barton Oaks Plaza One......  Southwest             1986         99,792      92         19.30      Iguana Entertainment, Inc.
                                                               ----------     ---        ------
       Subtotal/Weighted
        Average...............                                  1,466,616      89%       $18.47
                                                               ----------     ---        ------
COLORADO
 DENVER
   MCI Tower..................  CBD                   1982        550,807      98%       $17.20      Atlantic Richfield Company
   Ptarmigan Place............  Cherry Creek          1984        418,565      83(6)      15.29      Janus Capital Corporation
   Regency Plaza One..........  DTC                   1985        309,862      94         19.58      Nextel Communications
   AT&T Building..............  CBD                   1982        169,610      99         14.16      AT&T Corp.
   The Citadel................  Cherry Creek          1987        130,652      96         17.93                   --
   55 Madison.................  Cherry Creek          1982        125,690      90         15.11                   --
   44 Cook....................  Cherry Creek          1984        119,363      70         16.48      Allmerica Financial
                                                               ----------     ---        ------
       Subtotal/Weighted
        Average...............                                  1,824,549      91%       $16.78
                                                               ----------     ---        ------
 COLORADO SPRINGS
   Briargate Office and
     Research Center..........  Colorado Springs      1988        252,857     100%       $14.15      The Principal Mutual Life
                                                               ----------     ---        ------
                                                                                                      Insurance Company
FLORIDA
 MIAMI
   Miami Center(12)...........  Downtown-CBD          1983        782,686      78%(6)    $23.50                   --
                                                               ----------     ---        ------

ARIZONA
 PHOENIX
   Two Renaissance Square.....  Downtown-CBD          1990        476,373      87%       $22.59      Lewis & Roca
   6225 North 24th Street.....  Camelback Corridor    1981         86,451      67         21.24      Employee Solutions, Inc.
                                                               ----------     ---        ------
       Subtotal/Weighted
        Average...............                                    562,824      84%       $22.43
                                                               ----------     ---        ------
LOUISIANA
 NEW ORLEANS
   1615 Poydras...............  CBD                   1984        508,741      74%       $14.62      FM Service Company
                                                               ----------     ---        ------
NEBRASKA
 OMAHA
   Central Park Plaza.........  CBD                   1982        409,850      99%       $12.91      Acceptance Insurance
                                                               ----------     ---        ------
                                                                                                      Company; First National
                                                                                                      Bank of Omaha
NEW MEXICO
 ALBUQUERQUE
   Albuquerque Plaza..........  CBD                   1990        365,952      94%       $18.12      U.S. West Communications;
                                                               ----------     ---        ------
                                                                                                     Rodey, Dickason, Sloan,
                                                                                                      Akin & Robb, P.A.
CALIFORNIA
 SAN FRANCISCO
   160 Spear Street...........  South of              1984        276,420      81%       $22.15      Providian National
                                Market-CBD
                                                               ----------     ---        ------
                                                                                                     Bancorp; Sedwick
                                                                                                      James of California, Inc.
 SAN DIEGO
   Chancellor Park(13)........  UTC                   1988        195,733      85%       $20.50      Van Camp Seafood
                                                               ----------     ---        ------
                                                                                                     Company
       TOTAL WEIGHTED
        AVERAGE...............                                 26,183,897      88%(6)    $16.55
                                                               ==========     ===        ======

---------------

 (1) Calculated based on base rent payable as of June 30, 1997, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles and including adjustments for expenses payable by or reimbursable from tenants.
 (2) Identifies tenants with leases that contributed 20% or more of total rental revenue paid at the Property as of June 30, 1997, on an annualized basis.
 (3) Pending Investment.
 (4) The Company owns the principal economic interest in Trammell Crow Center through its ownership of fee simple title to the Property (subject to a ground lease and a leasehold estate regarding the building) and two mortgage notes encumbering the leasehold interests in the land and building.
 (5) The Company owns the principal economic interest in Spectrum Center through an interest in the limited partnership that owns both a mortgage note secured by Spectrum Center and the ground lessor's interest in the land underlying the office building.
 (6) Leases have been executed at certain Properties but had not commenced as of June 30, 1997. If such leases had commenced as of June 30, 1997, the percent leased for Office Properties would have been 90%. The total percent leased for such Properties would have been as follows: 12404 Park
     Central -- 100%; 3333 Lee Parkway -- 79%; Continental Plaza -- 100%; Greenway Plaza Office Portfolio -- 82%; Ptarmigan Place -- 94%; and Miami Center -- 82%.
 (7) Consists of 10 Office Properties.
 (8) Consists of three Office Properties acquired subsequent to June 30, 1997.
 (9) The Company has a 75% limited partner interest and an indirect approximately 10% general partner interest in the partnership that owns the 12 Office Properties that comprise The Woodlands Office Properties.
(10) The Company owns the principal economic interest in Three Westlake Park through its ownership of a mortgage note secured by Three Westlake Park.
(11) The Company has a 1% general partner and a 49% limited partner interest in the partnership that owns 301 Congress Avenue.
(12) Acquired subsequent to June 30, 1997.
(13) The Company owns Chancellor Park through its ownership of a mortgage note secured by the building and through its direct and indirect interests in the partnership which owns the building.

     The following table provides information for the Office Properties by state, city and submarket as of June 30, 1997, assuming completion of the Pending Investments and the acquisitions completed after June 30, 1997.

                                                                                   PERCENT       OFFICE       COMPANY
                                                                     PERCENT OF   LEASED AT     SUBMARKET    SHARE OF
                                                          TOTAL        TOTAL       COMPANY       PERCENT      OFFICE
                                           NUMBER OF     COMPANY      COMPANY       OFFICE       LEASED/     SUBMARKET
         STATE, CITY, SUBMARKET            PROPERTIES     NRA(1)       NRA(1)     PROPERTIES   OCCUPIED(2)   NRA(1)(2)
         ----------------------            ----------   ----------   ----------   ----------   -----------   ---------
CLASS A OFFICE PROPERTIES
TEXAS
 DALLAS
   CBD(6)................................        2       2,328,597        9%          87%            79%         13%
   Uptown/Turtle Creek...................        4       1,929,471        7           87(8)          88          34
   Far North Dallas......................        7       1,897,695        7           97             97          31
   Las Colinas...........................        4       1,273,662        5           98             97          19
   Richardson/Plano......................        5         719,267        3          100             98          21
   Stemmons Freeway......................        1         634,381        2           90             76          31
   LBJ Freeway...........................        2         453,018        2           87(8)          94           5
                                                --      ----------       --           --             --          --
     Subtotal/Weighted Average...........       25       9,236,091       35%          92%            88%         18%
                                                --      ----------       --           --             --          --
 FORT WORTH
   CBD...................................        1         954,895        4%          63%(8)         86%         23%
                                                --      ----------       --           --             --          --
 HOUSTON
   CBD(7)................................        3       2,764,418       11%          92%            91%         11%
   Richmond-Buffalo Speedway.............        4       1,994,274        7           97             97          51
   The Woodlands.........................        7         486,140        2          100            100         100
   Katy Freeway..........................        1         414,251        2          100            100          15
   West Loop/Galleria(6).................        1         399,777        1           87             93           3
                                                --      ----------       --           --             --          --
     Subtotal/Weighted Average...........       16       6,058,860       23%          95%            98%         13%
                                                --      ----------       --           --             --          --
 AUSTIN
   CBD...................................        3       1,240,865        5%          87%            91%         35%
   Northwest.............................        1         125,959        0          100             97           6
   Southwest.............................        1          99,792        0           92             96           9
                                                --      ----------       --           --             --          --
     Subtotal/Weighted Average...........        5       1,466,616        5%          89%            94%         21%
                                                --      ----------       --           --             --          --
COLORADO
 DENVER
   Cherry Creek..........................        4         794,270        3%          85%(8)         94%         37%
   CBD...................................        2         720,417        3           98             91           7
   DTC...................................        1         309,862        1           94             89           7
                                                --      ----------       --           --             --          --
     Subtotal/Weighted Average...........        7       1,824,549        7%          91%            91%         11%
                                                --      ----------       --           --             --          --
 COLORADO SPRINGS........................        1         252,857        1%         100%            94%          7%
                                                --      ----------       --           --             --          --



















                                                                    WEIGHTED
                                                                    AVERAGE
                                            WEIGHTED                COMPANY
                                             AVERAGE     COMPANY     FULL-
                                             QUOTED       QUOTED    SERVICE
                                             MARKET       RENTAL     RENTAL
                                           RENTAL RATE   RATE PER   RATE PER
                                           PER SQUARE     SQUARE     SQUARE
         STATE, CITY, SUBMARKET            FOOT(2)(3)    FOOT(4)    FOOT(5)
         ----------------------            -----------   --------   --------
CLASS A OFFICE PROPERTIES
TEXAS
 DALLAS
   CBD(6)................................    $19.48      $ 21.67     $18.63
   Uptown/Turtle Creek...................     24.15        27.97      22.41
   Far North Dallas......................     22.52        22.12      15.37
   Las Colinas...........................     25.65        23.58      18.47
   Richardson/Plano......................     18.18        21.51      14.82
   Stemmons Freeway......................     17.63        16.50      13.51
   LBJ Freeway...........................     22.14        19.24      14.25
                                             ------      -------     ------
     Subtotal/Weighted Average...........    $21.83      $ 22.85     $17.78
                                             ------      -------     ------
 FORT WORTH
   CBD...................................    $17.27      $ 17.00     $16.67
                                             ------      -------     ------
 HOUSTON
   CBD(7)................................    $15.31      $ 16.50     $14.35
   Richmond-Buffalo Speedway.............     15.37        15.03      15.28
   The Woodlands.........................     14.66        14.66      13.82
   Katy Freeway..........................     15.71        16.00      13.18
   West Loop/Galleria(6).................     17.00        17.00      14.03
                                             ------      -------     ------
     Subtotal/Weighted Average...........    $15.42      $ 15.87     $14.52
                                             ------      -------     ------
 AUSTIN
   CBD...................................    $21.36      $ 20.47     $18.49
   Northwest.............................     23.66        21.00      17.72
   Southwest.............................     22.11        22.00      19.30
                                             ------      -------     ------
     Subtotal/Weighted Average...........    $21.61      $ 20.62     $18.48
                                             ------      -------     ------
COLORADO
 DENVER
   Cherry Creek..........................    $18.38      $ 19.82     $15.90
   CBD...................................     17.53        16.65      16.47
   DTC...................................     22.83        24.00      19.58
                                             ------      -------     ------
     Subtotal/Weighted Average...........    $18.80      $ 19.28     $16.78
                                             ------      -------     ------
 COLORADO SPRINGS........................    $17.33(9)   $ 17.23     $14.15
                                             ------      -------     ------


                                                                                   PERCENT       OFFICE       COMPANY
                                                                     PERCENT OF   LEASED AT     SUBMARKET    SHARE OF
                                                          TOTAL        TOTAL       COMPANY       PERCENT      OFFICE
                                           NUMBER OF     COMPANY      COMPANY       OFFICE       LEASED/     SUBMARKET
         STATE, CITY, SUBMARKET            PROPERTIES     NRA(1)       NRA(1)     PROPERTIES   OCCUPIED(2)   NRA(1)(2)
         ----------------------            ----------   ----------   ----------   ----------   -----------   ---------
FLORIDA
 MIAMI
   Downtown - CBD(10)....................        1         782,686        3%          78%(8)         89%         25%
                                                --      ----------       --           --             --          --
ARIZONA
 PHOENIX
   Downtown - CBD........................        1         476,373        2%          87%            88%         27%
   Camelback Corridor....................        1          86,451        0           67             96           3
                                                --      ----------       --           --             --          --
     Subtotal/Weighted Average...........        2         562,824        2%          84%            93%         12%
                                                --      ----------       --           --             --          --
LOUISIANA
 NEW ORLEANS
   CBD...................................        1         508,741        2%          74%            86%          6%
                                                --      ----------       --           --             --          --
NEBRASKA
 OMAHA
   CBD...................................        1         409,850        2%          99%            98%         32%
                                                --      ----------       --           --             --          --
NEW MEXICO
 ALBUQUERQUE
   CBD...................................        1         365,952        1%          94%            96%         31%
                                                --      ----------       --           --             --          --
CALIFORNIA
 SAN FRANCISCO
   South of Market - CBD.................        1         276,420        1%          81%            97%          3%
                                                --      ----------       --           --             --          --
 SAN DIEGO
   UTC...................................        1         195,733        1%          85%            95%          7%
                                                --      ----------       --           --             --          --
     CLASS A OFFICE PROPERTIES
       SUBTOTAL/WEIGHTED
       AVERAGE...........................       63      22,896,074       87%          90%            91%         14%
                                                ==      ==========       ==           ==             ==          ==
CLASS B OFFICE PROPERTIES
TEXAS
 DALLAS
   Central Expressway....................        2         413,721        2%          85%            83%         11%
   LBJ Freeway...........................        1         244,879        1           91             93           2
   Far North Dallas......................        1          40,525        0           74             89           1
                                                --      ----------       --           --             --          --
     Subtotal/Weighted Average...........        4         699,125        3%          87%            90%          3%
                                                --      ----------       --           --             --          --
 HOUSTON
   Richmond-Buffalo Speedway.............        6       2,262,611        9%          62%(8)         68%         54%
   The Woodlands.........................        5         326,087        1           92             92         100
                                                --      ----------       --           --             --          --
     Subtotal/Weighted Average...........       11       2,588,698       10%          66%            70%         57%
                                                --      ----------       --           --             --          --
     CLASS B OFFICE PROPERTIES
       SUBTOTAL/WEIGHTED
       AVERAGE...........................       15       3,287,823       13%          70%            86%         13%
                                                ==      ==========       ==           ==             ==          ==
     CLASS A AND CLASS B OFFICE
       PROPERTIES TOTAL/WEIGHTED
       AVERAGE...........................       78      26,183,897      100%          88%(8)         90%         14%
                                                ==      ==========       ==           ==             ==          ==

























































                                                                    WEIGHTED
                                                                    AVERAGE
                                            WEIGHTED                COMPANY
                                             AVERAGE     COMPANY     FULL-
                                             QUOTED       QUOTED    SERVICE
                                             MARKET       RENTAL     RENTAL
                                           RENTAL RATE   RATE PER   RATE PER
                                           PER SQUARE     SQUARE     SQUARE
         STATE, CITY, SUBMARKET            FOOT(2)(3)    FOOT(4)    FOOT(5)
         ----------------------            -----------   --------   --------
FLORIDA
 MIAMI
   Downtown - CBD(10)....................    $24.95      $ 26.00     $23.50
                                             ------      -------     ------
ARIZONA
 PHOENIX
   Downtown - CBD........................    $20.66      $ 21.50     $22.59
   Camelback Corridor....................     24.49        21.97      21.24
                                             ------      -------     ------
     Subtotal/Weighted Average...........    $21.25      $ 21.57     $22.42
                                             ------      -------     ------
LOUISIANA
 NEW ORLEANS
   CBD...................................    $15.08      $ 15.50     $14.62
                                             ------      -------     ------
NEBRASKA
 OMAHA
   CBD...................................    $18.00      $ 18.50     $12.91
                                             ------      -------     ------
NEW MEXICO
 ALBUQUERQUE
   CBD...................................     $18.33     $ 17.50     $18.12
                                             ------      -------     ------
CALIFORNIA
 SAN FRANCISCO
   South of Market - CBD.................    $29.30      $ 29.30     $22.15
                                             ------      -------     ------
 SAN DIEGO
   UTC...................................    $24.36      $ 24.36     $20.50
                                             ------      -------     ------
     CLASS A OFFICE PROPERTIES
       SUBTOTAL/WEIGHTED
       AVERAGE...........................    $19.57      $ 20.11     $16.96
                                             ======      =======     ======
CLASS B OFFICE PROPERTIES
TEXAS
 DALLAS
   Central Expressway....................    $15.13      $ 16.50     $11.51
   LBJ Freeway...........................     16.16        15.50      11.39
   Far North Dallas......................     16.58        15.90      12.38
                                             ------      -------     ------
     Subtotal/Weighted Average...........    $15.57      $ 16.11     $11.51
                                             ------      -------     ------
 HOUSTON
   Richmond-Buffalo Speedway.............    $14.44      $ 13.50     $13.12
   The Woodlands.........................     14.11        14.11      13.36
                                             ------      -------     ------
     Subtotal/Weighted Average...........    $14.40      $ 13.58     $13.16
                                             ------      -------     ------
     CLASS B OFFICE PROPERTIES
       SUBTOTAL/WEIGHTED
       AVERAGE...........................    $14.65      $ 14.05     $12.68
                                             ======      =======     ======
     CLASS A AND CLASS B OFFICE
       PROPERTIES TOTAL/WEIGHTED
       AVERAGE...........................    $18.95      $ 19.36     $16.53
                                             ======      =======     ======

---------------

 (1) NRA means net rentable area in square feet assuming completion of the Pending Investments and the completed acquisitions from June 30, 1997 as if they had been completed as of June 30, 1997.
 (2) Market information is for Class A office space under the caption "Class A Office Properties" and market information is for Class B office space under the caption "Class B Office Properties." Sources are Jamison Research, Inc. (for the Dallas CBD, Uptown/ Turtle Creek, Far North Dallas, Las Colinas, Richardson/Plano, Stemmons Freeway, LBJ Freeway, Central Expressway, Fort Worth CBD and the New Orleans CBD submarkets), Baca Landata, Inc. (for the Richmond-Buffalo Speedway, Houston CBD and West Loop/Galleria submarkets), The Woodlands Corporation (for The Woodlands submarket), Cushman & Wakefield of Texas, Inc. (for the Katy Freeway submarket), CB Commercial (for the Austin CBD, Northwest and Southwest submarkets, and the Miami Downtown - CBD submarket), Cushman & Wakefield of Colorado, Inc. (for the Cherry Creek, Denver CBD and Denver DTC submarkets), Turner Commercial Research (for the Colorado Springs market), Grubb and Ellis Company (for the Phoenix Downtown - CBD, Camelback Corridor and San Francisco South of Market section of CBD submarkets), Pacific Realty Group, Inc. (for the Omaha CBD submarket), Koll Market Research (for the Albuquerque CBD submarket) and John Burnham & Co. (for the San Diego UTC submarket).
 (3) Represents full-service rental rates. These rates do not necessarily represent the amounts at which available space at the Office Properties will be leased. The weighted average subtotals and total are based on total net rentable square feet of Company Office Properties in the submarket.

 (4) For Office Properties, represents weighted average rental rates per square foot quoted by the Company as of June 30, 1997, based on total net rentable square feet of Company Office Properties in the submarket, adjusted based on management estimates, to equivalent full-service quoted rental rates to facilitate comparison to weighted average Class A or Class B, as the case may be, quoted submarket rental rates per square foot. For Pending Investments, represents weighted average full-service quoted market rental rates per square foot. These rates do not necessarily represent the amounts at which available space at the Company Office Properties will be leased.
 (5) Calculated based on base rent payable for Company Office Properties and Pending Investments in the submarket as of June 30, 1997, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles and including adjustments for expenses payable by or reimbursable from tenants, divided by total net rentable square feet of Company Office Properties in the submarket.
 (6) Includes Pending Investments consisting of one office property in the Dallas CBD submarket and one office property in the Houston West Loop/Galleria submarket.
 (7) The Company's Office Properties in this submarket were acquired subsequent to June 30, 1997.
 (8) Leases have been executed at certain Properties in these submarkets but had not commenced as of June 30, 1997. If such leases had commenced as of June 30, 1997, the percent leased for all Office Properties in the Company's submarkets would have been 90%. The total percent leased at the Company's Office Properties would have been as follows: Uptown/Turtle Creek -- 92%; LBJ Freeway -- 100%; Fort Worth CBD -- 100%; Cherry Creek -- 92%; Miami Downtown-CBD -- 82%; and Richmond-Buffalo Speedway (Class B) -- 68%.
 (9) Represents weighted average quoted triple-net rental rates per square foot, adjusted based on management estimates, to equivalent full-service quoted rental rates.
(10) The Company's Office Property in this submarket was acquired subsequent to June 30, 1997.

OFFICE PROPERTY MARKET INFORMATION

     The following graph provides information regarding vacancy levels and weighted average quoted market rental rates at year end for each of the years from 1992 through 1996, and at June 30, 1997, for Class A office properties in all submarkets in which the Company has invested or has Pending Investments in Class A office properties.

                                 CLASS A OFFICE
                         VACANCY AND QUOTED MARKET RENT
                           FOR ALL COMPANY SUBMARKETS

             MEASUREMENT PERIOD
           (FISCAL YEAR COVERED)                    AVG. RENT                VACANCY
1992                                                           16.10                      17
1993                                                           15.68                    16.1
1994                                                           16.09                    12.6
1995                                                           16.91                    11.4
1996                                                           18.47                    10.5
6/30/97                                                        19.60                     9.1

---------------

(1) Weighted average based on total net rentable square feet of Class A office properties in all Company submarkets.

Source: Compiled from third-party sources.

     The demographic conditions, economic conditions and trends (population growth and employment growth) favoring the markets in which the Company has invested or has Pending Investments, are projected to continue to be substantially at or above the national average, as illustrated in the following graph.

                   PROJECTED POPULATION AND EMPLOYMENT GROWTH
                                   1997-2007
                                  (% INCREASE)

             MEASUREMENT PERIOD
           (FISCAL YEAR COVERED)                    POPULATION              EMPLOYMENT
UNITED STATES                                                    8.6                    12.6
DALLAS-FORT WORTH, TX                                           17.8                    16.9
HOUSTON, TX                                                     11.2                    12.4
DENVER, CO                                                      16.6                    16.2
AUSTIN, TX                                                      29.7                    28.7
MIAMI, FL                                                       12.2                    13.8
PHOENIX, AZ                                                     23.2                    23.4
NEW ORLEANS, LA                                                  4.4                    10.0
OMAHA, NE                                                       11.1                    14.5
ALBUQUERQUE, NM                                                 17.2                    19.3
SAN FRANCISCO, CA                                               14.6                    14.6
COLORADO SPRINGS, CO                                            17.7                    19.3
SAN DIEGO, CA                                                   18.5                    18.4

[X] Represents projected population growth from year-end 1997 through year-end 2007.
[ ] Represents projected employment growth from year-end 1997 through year-end 2007.
---------------
Source: Cognetics, Inc.

     As reported by Cognetics, Inc. in December 1996, San Francisco/Oakland, California; Dallas/Fort Worth, Texas; Phoenix, Arizona; Houston/Galveston, Texas; Denver/Boulder, Colorado; Miami, Florida; San Diego, California; and Austin, Texas are projected to be among the leading markets in the country for primary office employment growth in the next decade. In addition, as reported in the 1997 edition of Emerging Trends in Real Estate magazine, a panel of more than 100 real estate professionals has ranked San Francisco, Denver, San Diego, Dallas/Fort Worth, Phoenix, Miami and Houston among the top 15 markets in the country for general real estate investment in 1997. Fortune magazine, in its November 11, 1996 issue, also ranked Denver and Dallas/Fort Worth among the top 10 U.S. cities having the best overall environment for work and family.

       TOP MARKETS FOR               TOP 10 MARKETS FOR              TOP 10 BEST
        PRIMARY OFFICE                  GENERAL REAL            AMERICAN METROPOLITAN
      EMPLOYMENT GROWTH              ESTATE INVESTMENT        AREAS FOR WORK AND FAMILY
         1996 TO 2006                     IN 1997                       1996
      -----------------              ------------------       -------------------------
 1. Los Angeles, CA             1. SAN FRANCISCO, CA          1. Seattle, WA
 2. SAN FRANCISCO/OAKLAND, CA   2. Seattle, WA                2. DENVER, CO
 3. Atlanta, GA                 3. Boston, MA                 3. Philadelphia, PA
 4. DALLAS/FORT WORTH, TX       4. Chicago, IL                4. Minneapolis, MN
 5. Washington, DC              5. DENVER, CO                 5. Raleigh/Durham, NC
 6. Chicago, IL                 6. SAN DIEGO, CA              6. St. Louis, MO
 7. PHOENIX, AZ                 7. Atlanta, GA                7. Cincinnati, OH
 8. New York, NY                8. Los Angeles, CA            8. Washington, DC
 9. HOUSTON/GALVESTON, TX       9. DALLAS/FORT WORTH, TX      9. Pittsburgh, PA
10. Tampa/St. Petersburg, FL    10. Washington, DC            10. DALLAS/FORT WORTH, TX
11. Minneapolis/St. Paul, MN    11. Minneapolis, MN               Source: Fortune
12. Boston, MA                  12. New York, NY
13. DENVER/BOULDER, CO          13. PHOENIX, AZ
14. Seattle, WA                 14. MIAMI, FL
15. MIAMI/FT. LAUDERDALE, FL    15. HOUSTON, TX
16. Orlando, FL                 Source: Emerging Trends in
17. SAN DIEGO, CA               Real Estate-1997(Equitable
18. Detroit, MI                 Real Estate Investment
19. Las Vegas, NV               Management, Inc. and Real
20. AUSTIN, TX                  Estate Research Corporation)
    Source: Cognetics, Inc.

LEASE EXPIRATIONS OF OFFICE PROPERTIES

     The following table sets forth a schedule of lease expirations for leases in place as of June 30, 1997, for each of the 10 years beginning with the remainder of 1997, for the Office Properties and Pending Investments, on an aggregate basis by submarket, assuming that none of the tenants exercises renewal options and excluding an aggregate of 3,241,715 square feet of unleased space.

         STATE, CITY, SUBMARKET               1997          1998          1999          2000          2001          2002
         ----------------------            -----------   -----------   -----------   -----------   -----------   -----------
TEXAS
DALLAS
CBD(5)..................  Sq. Ft.(1)            73,800         4,500       687,939        34,567        72,336        94,273
                          % Sq. Ft.(2)            3.6%          0.2%         33.8%          1.7%          3.6%          4.6%
                          Annual Rent(3)    $1,586,968       $90,072   $16,352,646      $542,587    $1,294,653    $2,390,080
                          No. of Tenants            10             3            12             7             6             3
                          Rent per Sq.
                          Ft.                   $21.50        $20.02        $23.77        $15.70        $17.90        $25.35
                          Company Quoted        $21.67
                          Rental Rate per
                          Sq. Ft.(4)
Far North Dallas........  Sq. Ft.(1)           243,144       110,637       140,005       295,848       261,092       110,600
                          % Sq. Ft.(2)           13.2%          6.0%          7.6%         16.0%         14.1%          6.0%
                          Annual Rent(3)    $3,253,537    $1,656,054    $2,101,613    $4,493,161    $5,023,539    $1,626,482
                          No. of Tenants            28            43            34            27            18             5
                          Rent per Sq.
                          Ft.                   $13.38        $14.97        $15.01        $15.19        $19.24        $14.71
                          Company Quoted        $21.99
                          Rental Rate per
                          Sq. Ft.(4)
Uptown/Turtle Creek.....  Sq. Ft.(1)           133,855       221,552       137,428       165,645       391,062       269,982
                          % Sq. Ft.(2)            8.1%         13.4%          8.3%         10.0%         23.6%         16.3%
                          Annual Rent(3)    $3,024,561    $5,358,443    $2,694,330    $2,821,195    $9,975,311    $6,813,950
                          No. of Tenants            33            32            24            14            19            11
                          Rent per Sq.
                          Ft.                   $22.60        $24.19        $19.61        $17.03        $25.51        $25.24
                          Company Quoted        $27.97
                          Rental Rate per
                          Sq. Ft.(4)
Las Colinas.............  Sq. Ft.(1)            34,945        97,005        75,549       304,954        66,480       284,934
                          % Sq. Ft.(2)            2.8%          7.9%          6.1%         24.7%          5.4%         23.1%
                          Annual Rent(3)      $484,948    $1,601,165    $1,260,739    $5,204,249    $1,401,879    $7,129,041
                          No. of Tenants            10            22            17            22            10             5
                          Rent per Sq.
                          Ft.                   $13.88        $16.51        $16.69        $17.07        $21.09        $25.02
                          Company Quoted        $23.58
                          Rental Rate per
                          Sq. Ft.(4)
Richardson/Plano........  Sq. Ft.(1)           158,219       103,266       216,174       163,270         5,365        65,628
                          % Sq. Ft.(2)           22.2%         14.5%         30.4%         22.9%          0.8%          9.2%
                          Annual Rent(3)    $1,738,095    $1,538,049    $3,577,108    $2,405,532       $86,698      $962,792
                          No. of Tenants             6            10            16             9             2             2
                          Rent per Sq.
                          Ft.                   $10.99        $14.89        $16.55        $14.73        $16.16        $14.67
                          Company Quoted        $21.51
                          Rental Rate per
                          Sq. Ft.(4)
LBJ Freeway.............  Sq. Ft.(1)           121,796       189,600        97,037        86,377        40,681        65,093
                          % Sq. Ft.(2)           20.0%         31.2%         16.0%         14.2%          6.7%         10.7%
                          Annual Rent(3)    $1,755,229    $2,794,016    $1,172,604    $1,155,200      $579,339      $891,870
                          No. of Tenants            34            32            29            19            11             5
                          Rent per Sq.
                          Ft.                   $14.41        $14.74        $12.08        $13.37        $14.24        $13.70
                          Company Quoted        $17.93
                          Rental Rate per
                          Sq. Ft.(4)
Stemmons Freeway........  Sq. Ft.(1)            20,322        62,898        68,490        80,755       193,712        12,617
                          % Sq. Ft.(2)            3.6%         11.0%         12.0%         14.2%         34.1%          2.2%
                          Annual Rent(3)      $262,379      $796,586      $931,869    $1,060,310    $2,836,481      $160,436
                          No. of Tenants             5            15            12            18             8             2
                          Rent per Sq.
                          Ft.                   $12.91        $12.66        $13.61        $13.13        $14.64        $12.72
                          Company Quoted        $16.50
                          Rental Rate per
                          Sq. Ft.(4)












































                                                                                   2007 &
STATE, CITY, SUBMARKET       2003         2004          2005          2006         BEYOND
----------------------    ----------   -----------   -----------   -----------   -----------
TEXAS
DALLAS
CBD(5)..................      22,830       137,640       280,268       104,181       520,220
                                1.1%          6.8%         13.8%          5.1%         25.7%
                            $406,958    $3,066,732    $5,985,480    $2,549,985    $9,098,321
                                   1             2             7             2             4
                              $17.83        $22.28        $21.36        $24.48        $17.49
Far North Dallas........     342,548         9,320       320,629        11,937            --
                               18.6%          0.5%         17.4%          0.6%          0.0%
                          $5,471,470      $154,712    $5,550,088      $280,281            --
                                   4             1             1             1            --
                              $15.97        $16.60        $17.31        $23.48         $0.00
Uptown/Turtle Creek.....     126,486        70,110        41,130        59,611        40,420
                                7.6%          4.2%          2.5%          3.6%          2.4%
                          $3,443,190    $1,896,328      $938,231    $1,661,272      $889,644
                                   2             2             2             2             1
                              $27.22        $27.05        $22.81        $27.87        $22.01
Las Colinas.............       6,555            --       363,579            --            --
                                0.5%          0.0%         29.5%          0.0%          0.0%
                            $177,902            --    $5,593,890            --            --
                                   1            --             1            --            --
                              $27.14            --        $15.39         $0.00         $0.00
Richardson/Plano........          --            --            --            --            --
                                0.0%          0.0%          0.0%          0.0%          0.0%
                                  ==            ==            ==            ==            ==
                               $0.00         $0.00         $0.00         $0.00         $0.00
LBJ Freeway.............          --         7,523            --            --            --
                                0.0%          1.2%          0.0%          0.0%          0.0%
                                  --      $122,249            --            --            --
                                  --             1            --            --            --
                               $0.00        $16.25         $0.00         $0.00         $0.00
Stemmons Freeway........       3,446        92,518            --        34,644            --
                                 .6%         16.2%          0.0%          6.1%          0.0%
                            $105,350    $1,274,683            --      $506,495            --
                                   1             4            --             1            --
                              $30.57        $13.78         $0.00        $14.62         $0.00


         STATE, CITY, SUBMARKET               1997          1998          1999          2000          2001          2002
         ----------------------            -----------   -----------   -----------   -----------   -----------   -----------
Central Expressway......  Sq. Ft.(1)            10,131        83,466        47,906        31,489        72,733        95,732
                          % Sq. Ft.(2)            3.0%         24.4%         14.0%          9.2%         21.3%         28.1%

                          Annual Rent(3)      $123,600      $972,267      $569,340      $388,048      $935,096    $1,096,755
                          No. of Tenants             7            15            12             5            13             5
                          Rent per Sq.
                          Ft.                   $12.20        $11.65        $11.88        $12.32        $12.86        $11.46
                          Company Quoted        $16.50
                          Rental Rate per
                          Sq. Ft.(4)
FORT WORTH
CBD.....................  Sq. Ft.(1)           161,278        46,280         7,583        72,348       148,968       165,803
                          % Sq. Ft.(2)           26.8%          7.7%          1.3%         12.0%         24.7%         27.5%
                          Annual Rent(3)    $2,750,408      $829,422      $117,473    $1,357,208    $2,589,994    $2,657,364
                          No. of Tenants            22             8             4             4             7             4
                          Rent per Sq.
                          Ft.                   $17.05        $17.92        $15.49        $18.76        $17.39        $16.03
                          Company Quoted        $17.00
                          Rental Rate per
                          Sq. Ft.(4)
HOUSTON
Richmond-Buffalo
 Speedway...............  Sq. Ft.(1)           185,684       319,211       364,854       238,866       235,572       319,104
                          % Sq. Ft.(2)            5.6%          9.5%         10.9%          7.1%          7.0%          9.5%
                          Annual Rent(3)    $2,458,236    $4,208,263    $5,096,283    $3,275,823    $3,529,847    $5,012,087
                          No. of Tenants            40            76            47            36            25            24
                          Rent per Sq.
                          Ft.                   $13.24        $13.18        $13.97        $13.72        $14.98        $15.71
                          Company Quoted        $14.22
                          Rental Rate per
                          Sq. Ft.(4)
CBD(6)..................  Sq. Ft.(1)            57,651       206,898       598,126       171,993       845,830       185,500
                          % Sq. Ft.(2)            2.3%          8.1%         23.5%          6.8%         33.3%          7.3%
                          Annual Rent(3)      $826,276    $2,304,937    $8,408,621    $2,336,903   $13,048,199    $4,142,153
                          No. of Tenants            14            69            42            30            34            12
                          Rent per Sq.
                          Ft.                   $14.33        $11.14        $14.06        $13.59        $15.43        $22.33
                          Company Quoted        $15.31
                          Rental Rate per
                          Sq. Ft.(4)
The Woodlands...........  Sq. Ft.(1)           104,565       102,542       154,024        32,512        85,425        73,745
                          % Sq. Ft.(2)           13.3%         13.1%         19.6%          4.1%         10.9%          9.4%
                          Annual Rent(3)    $1,138,447    $1,306,147    $1,950,992      $480,453    $1,362,999    $1,219,545
                          No. of Tenants            18            21            20             4            11             5
                          Rent per Sq.
                          Ft.                   $10.89        $12.74        $12.67        $14.78        $15.96        $16.54
                          Company Quoted        $14.38
                          Rental Rate per
                          Sq. Ft.(4)
Katy Freeway............  Sq. Ft.(1)               895            --         1,817       411,539            --            --
                          % Sq. Ft.(2)            0.2%          0.0%          0.4%         99.4%          0.0%          0.0%
                          Annual Rent(3)        $8,176            --       $13,482    $5,544,303            --            --
                          No. of Tenants             1            --             1             1            --            --
                          Rent per Sq.
                          Ft.                    $9.14         $0.00         $7.42        $13.47         $0.00         $0.00
                          Company Quoted        $16.00
                          Rental Rate per
                          Sq. Ft.(4)
West Loop/Galleria(5)...  Sq. Ft.(1)            46,393        33,697       103,951        36,524        59,396        57,818
                          % Sq. Ft.(2)           13.7%         10.0%         30.8%         10.8%         17.6%         17.1%
                          Annual Rent(3)      $759,618      $475,563    $1,436,845      $559,063      $862,554      $982,375
                          No. of Tenants            13             8            12             7             6             9
                          Rent per Sq.
                          Ft.                   $16.37        $14.11        $13.82        $15.31        $14.52        $16.99
                          Company Quoted        $17.00
                          Rental Rate per
                          Sq. Ft.(4)




















































                                                                                    2007 &
STATE, CITY, SUBMARKET       2003          2004          2005          2006         BEYOND
----------------------    -----------   -----------   -----------   -----------   -----------
Central Expressway......           --            --            --            --            --
                                 0.0%          0.0%          0.0%          0.0%          0.0%
                                   --            --            --            --            --
                                   --            --            --            --            --
                                $0.00         $0.00         $0.00         $0.00         $0.00
FORT WORTH
CBD.....................           --            --            --            --            --
                                 0.0%          0.0%          0.0%          0.0%          0.0%
                                   --            --            --            --            --
                                   --            --            --            --            --
                                $0.00         $0.00         $0.00         $0.00         $0.00
HOUSTON
Richmond-Buffalo
 Speedway...............      184,873       523,078        33,430            --       940,004
                                 5.5%         15.6%          1.0%          0.0%         28.3%
                           $3,024,256    $8,769,021      $501,001            --   $24,643,104
                                   16             7             4            --             4
                               $16.36        $16.76        $14.99         $0.00        $26.22
CBD(6)..................       66,881        76,569        59,940        60,665       213,634
                                 2.6%          3.0%          2.4%          2.4%          8.3%
                             $720,508    $1,108,924      $850,588      $926,512    $3,448,773
                                    7             5             2             2             4
                               $10.77        $14.48        $14.19        $15.27        $16.14
The Woodlands...........       34,518        91,131        71,000        35,612            --
                                 4.4%         11.6%          9.0%          4.6%          0.0%
                             $579,572    $1,895,381      $893,890      $602,763            --
                                    2             3             1             2            --
                               $16.79        $20.80        $12.59        $16.93         $0.00
Katy Freeway............           --            --            --            --            --
                                 0.0%          0.0%          0.0%          0.0%          0.0%
                                   --            --            --            --            --
                                   --            --            --            --            --
                                $0.00         $0.00         $0.00         $0.00         $0.00
West Loop/Galleria(5)...           --            --            --            --            --
                                 0.0%          0.0%          0.0%          0.0%          0.0%
                                   --            --            --            --            --
                                   --            --            --            --            --
                                $0.00         $0.00         $0.00         $0.00         $0.00


         STATE, CITY, SUBMARKET               1997          1998          1999          2000          2001          2002
         ----------------------            -----------   -----------   -----------   -----------   -----------   -----------
AUSTIN
CBD.....................  Sq. Ft.(1)            34,089       185,317        53,595       189,204        71,889        62,759
                          % Sq. Ft.(2)            3.2%         17.3%          5.0%         17.6%          6.7%          5.8%
                          Annual Rent(3)      $583,131    $4,287,063    $1,099,869    $3,885,512    $1,310,628    $1,154,971
                          No. of Tenants             7            13            10            13            20             5
                          Rent per Sq.
                          Ft.                   $17.11        $23.13        $20.52        $20.54        $18.23        $18.40
                          Company Quoted        $20.47
                          Rental Rate per
                          Sq. Ft.(4)
Northwest...............  Sq. Ft.(1)             2,486            --        24,204            --            --            --
                          % Sq. Ft.(2)            2.0%          0.0%         19.4%          0.0%          0.0%          0.0%
                          Annual Rent(3)       $49,720            --      $432,427            --            --            --
                          No. of Tenants             1            --             2            --            --            --
                          Rent per Sq.
                          Ft.                   $20.00         $0.00        $17.87         $0.00         $0.00         $0.00
                          Company Quoted        $21.00
                          Rental Rate per
                          Sq. Ft.(4)
Southwest...............  Sq. Ft.(1)             5,463         5,674         6,384        17,894        17,201         2,800
                          % Sq. Ft.(2)            6.1%          6.4%          7.2%         20.1%         19.4%          3.2%
                          Annual Rent(3)       $99,111       $97,350      $121,264      $342,786      $358,553       $61,068
                          No. of Tenants             2             2             4             4             3             1
                          Rent per Sq.
                          Ft.                   $18.14        $17.16        $18.99        $19.16        $20.84        $21.81
                          Company Quoted        $22.00
                          Rental Rate per
                          Sq. Ft.(4)
COLORADO
DENVER
Cherry Creek............  Sq. Ft.(1)            80,603       129,709       110,565        50,405       101,751        28,544
                          % Sq. Ft.(2)           12.1%         19.6%         16.7%          7.6%         15.3%          4.3%
                          Annual Rent(3)    $1,167,167    $2,162,983    $1,714,263      $869,282    $1,835,099      $520,766
                          No. of Tenants            18            24            19            15            21             6
                          Rent per Sq.
                          Ft.                   $14.48        $16.68        $15.50        $17.25        $18.04        $18.24
                          Company Quoted        $19.82
                          Rental Rate per
                          Sq. Ft.(4)
CBD.....................  Sq. Ft.(1)            85,413         9,117        86,459        76,861        13,268       399,382
                          % Sq. Ft.(2)           12.6%          1.3%         12.8%         11.3%          2.0%         58.9%
                          Annual Rent(3)    $1,220,633      $168,102    $1,562,055      $998,180      $195,398    $7,492,406
                          No. of Tenants             3             2             6             3             2             1
                          Rent per Sq.
                          Ft.                   $14.29        $18.44        $18.07        $12.99        $14.73        $18.76
                          Company Quoted        $16.65
                          Rental Rate per
                          Sq. Ft.(4)
DTC.....................  Sq. Ft.(1)            38,088        49,993        11,744        32,188        16,871        32,471
                          % Sq. Ft.(2)           13.2%         17.2%          4.0%         11.1%          5.8%         11.2%
                          Annual Rent(3)      $667,582      $958,537      $217,072      $614,222      $391,591      $762,674
                          No. of Tenants             4             4             4             5             3             4
                          Rent per Sq.
                          Ft.                   $17.53        $19.17        $18.48        $19.08        $23.21        $23.49
                          Company Quoted        $24.00
                          Rental Rate per
                          Sq. Ft.(4)
COLORADO SPRINGS........  Sq. Ft.(1)             6,708        16,556        78,327        10,706       132,345         6,877
                          % Sq. Ft.(2)            2.7%          6.6%         31.1%          4.3%         52.6%          2.7%
                          Annual Rent(3)      $112,065      $192,006    $1,004,187      $191,654    $2,332,431       $87,269
                          No. of Tenants             1             2             3             2             3             1
                          Rent per Sq.
                          Ft.                   $16.71        $11.60        $12.82        $17.90        $17.62        $12.69
                          Company Quoted        $17.23
                          Rental Rate per
                          Sq. Ft.(4)























































                                                                                    2007 &
STATE, CITY, SUBMARKET        2003         2004          2005          2006         BEYOND
----------------------    -----------   -----------   -----------   -----------   -----------
AUSTIN
CBD.....................       37,375        93,210       211,510        83,462        50.460
                                 3.5%          8.7%         19.7%          7.8%          4.7%
                             $623,044    $1,927,820    $4,132,452    $1,808,341    $1,019,187
                                    2             5             4             2             2
                               $16.67        $20.68        $19.54        $21.67        $20.20
Northwest...............           --        98,188            --            --            --
                                 0.0%         78.6%          0.0%          0.0%          0.0%
                                   --    $2,235,194            --            --            --
                                   --             1            --            --            --
                                $0.00        $22.76         $0.00         $0.00          $0.0
Southwest...............           --            --            --        33,439            --
                                 0.0%          0.0%          0.0%         37.6%          0.0%
                                   --            --            --      $802,202            --
                                   --            --            --             1            --
                                $0.00         $0.00         $0.00        $23.99         $0.00
COLORADO
DENVER
Cherry Creek............      151,593         9,721            --            --            --
                                22.9%          1.5%          0.0%          0.0%          0.0%
                           $2,810,781      $182,269            --            --            --
                                    3             1            --            --            --
                               $18.54        $18.75         $0.00         $0.00         $0.00
CBD.....................        7,320            --            --            --            --
                                 1.1%          0.0%          0.0%          0.0%          0.0%
                             $154,232            --            --            --            --
                                    1            --            --            --            --
                               $21.07         $0.00         $0.00         $0.00         $0.00
DTC.....................           --       108,932            --            --            --
                                 0.0%         37.5%          0.0%          0.0%          0.0%
                                   --    $2,327,562            --            --            --
                                   --             1            --            --            --
                                $0.00        $21.37         $0.00         $0.00         $0.00
COLORADO SPRINGS........           --            --            --            --            --
                                 0.0%          0.0%          0.0%          0.0%          0.0%
                                   --            --            --            --            --
                                   --            --            --            --            --
                                $0.00         $0.00         $0.00         $0.00         $0.00


         STATE, CITY, SUBMARKET               1997          1998          1999          2000          2001          2002
         ----------------------            -----------   -----------   -----------   -----------   -----------   -----------
FLORIDA
MIAMI
Downtown-CBD(7).........  Sq. Ft.(1)            34,780         8,898        56,057        13,543        56,956        82,399
                          % Sq. Ft.(2)            5.8%          1.5%          9.3%          2.2%          9.4%         13.7%
                          Annual Rent(3)      $786,238      $191,703    $1,594,675      $284,128    $1,540,904    $2,471,858
                          No. of Tenants             8             4             7             3             6             7
                          Rent per Sq.
                          Ft.                   $22.61        $21.54        $28.45        $20.98        $27.05        $30.00
                          Company Quoted        $26.00
                          Rental Rate per
                          Sq. Ft.(4)
ARIZONA
PHOENIX
Downtown-CBD............  Sq. Ft.(1)            12,235           519        20,957        61,939        59,391        38,363
                          % Sq. Ft.(2)            3.1%          0.1%          5.1%         15.1%         14.5%          9.4%
                          Annual Rent(3)      $183,046       $11,802      $382,733    $1,535,694    $1,404,146      $728,897
                          No. of Tenants             4             1             3             5             6             2
                          Rent per Sq.
                          Ft.                   $14.96        $22.74        $18.26        $24.79        $23.64        $19.00
                          Company Quoted        $21.50
                          Rental Rate per
                          Sq. Ft.(4)
Camelback Corridor......  Sq. Ft.(1)                --            --            --            --            --            --
                          % Sq. Ft.(2)            0.0%          0.0%          0.0%          0.0%          0.0%          0.0%
                          Annual Rent(3)            --            --            --            --            --            --
                          No. of Tenants            --            --            --            --            --            --
                          Rent per Sq.
                          Ft.                    $0.00         $0.00         $0.00         $0.00         $0.00         $0.00
                          Company Quoted        $21.97
                          Rental Rate per
                          Sq. Ft.(4)
LOUISIANA
NEW ORLEANS
CBD.....................  Sq. Ft.(1)                --            --         7,792            --        10,202        19,352
                          % Sq. Ft.(2)            0.0%          0.0%          2.1%          0.0%          2.7%          5.1%
                          Annual Rent(3)            --            --       $99,738            --      $110,535      $254,648
                          No. of Tenants            --            --             3            --             2             3
                          Rent per Sq.
                          Ft.                    $0.00         $0.00        $12.80         $0.00        $10.83        $13.16
                          Company Quoted        $15.50
                          Rental Rate per
                          Sq. Ft.(4)
NEBRASKA
OMAHA
CBD.....................  Sq. Ft.(1)            57,537         3,983        15,565         8,502        67,421       188,930
                          % Sq. Ft.(2)           14.3%          1.0%          3.8%          2.1%         16.6%         46.6%
                          Annual Rent(3)      $907,011       $55,431      $247,864      $141,250    $1,034,862    $2,355,207
                          No. of Tenants             2             2             2             2             1             4
                          Rent per Sq.
                          Ft.                   $15.76        $13.92        $15.92        $16.61        $15.35        $12.47
                          Company Quoted        $18.50
                          Rental Rate per
                          Sq. Ft.(4)
NEW MEXICO
ALBUQUERQUE
CBD.....................  Sq. Ft.(1)             5,387        13,049        29,286        20,593        27,397         2,986
                          % Sq. Ft.(2)            1.6%          3.9%          8.8%          6.2%          8.2%          0.9%
                          Annual Rent(3)       $88,831      $248,444      $563,709      $360,431      $585,210       $64,886
                          No. of Tenants             4             6             4             6             2             1
                          Rent per Sq.
                          Ft.                   $16.49        $19.04        $19.25        $17.50        $21.36        $21.73
                          Company Quoted        $17.50
                          Rental Rate per
                          Sq. Ft.(4)























































                                                                                    2007 &
STATE, CITY, SUBMARKET        2003         2004          2005          2006         BEYOND
----------------------    -----------   -----------   -----------   -----------   -----------
FLORIDA
MIAMI
Downtown-CBD(7).........       30,180        66,938       103,073         4,464       145,622
                                 5.0%         11.1%         17.1%          0.7%         24.2%
                             $676,304    $1,609,222    $2,768,825      $121,823    $3,960,757
                                    3             3             4             1             3
                               $22.41        $24.04        $26.86        $27.29        $27.20
ARIZONA
PHOENIX
Downtown-CBD............       10,151       161,818            --        43,536            --
                                 2.5%         39.6%          0.0%         10.6%          0.0%
                             $170,295    $4,543,214            --      $779,516            --
                                    2             3            --             1            --
                               $16.78        $28.08         $0.00        $17.91         $0.00
Camelback Corridor......           --        58,076            --            --            --
                                 0.0%        100.0%          0.0%          0.0%          0.0%
                                   --    $1,364,786            --            --            --
                                   --             1            --            --            --
                                $0.00        $23.50         $0.00         $0.00         $0.00
LOUISIANA
NEW ORLEANS
CBD.....................           --       310,591        26,805         3,183            --
                                 0.0%         82.2%          7.1%          0.8%          0.0%
                                   --    $5,281,192      $455,768       $53,697            --
                                   --             2             1             1            --
                                $0.00        $17.00        $17.00        $16.87         $0.00
NEBRASKA
OMAHA
CBD.....................       63,078            --            --            --            --
                                15.6%          0.0%          0.0%          0.0%          0.0%
                           $1,072,325            --            --            --            --
                                    1            --            --            --            --
                               $17.00         $0.00         $0.00         $0.00         $0.00
NEW MEXICO
ALBUQUERQUE
CBD.....................           --        41,906       186,265         5,888            --
                                 0.0%         12.6%         56.0%          1.8%          0.0%
                                   --      $689,354    $4,122,799       101,097            --
                                   --             1             2             1            --
                                $0.00        $16.45        $22.13        $17.17         $0.00

CALIFORNIA
SAN FRANCISCO

         STATE, CITY, SUBMARKET               1997          1998          1999          2000          2001          2002
         ----------------------            -----------   -----------   -----------   -----------   -----------   -----------
South of Market-CBD.....  Sq. Ft.(1)             4,980            --        12,232         1,700        60,713            --
                          % Sq. Ft.(2)            2.1%          0.0%          5.5%          0.8%         27.2%          0.0%
                          Annual Rent(3)       $97,050            --      $341,687       $22,440    $1,383,200            --
                          No. of Tenants             4            --             5             1             1            --
                          Rent per Sq.
                          Ft.                   $19.49         $0.00        $27.93        $13.20        $22.78         $0.00
                          Company Quoted        $29.30
                          Rental Rate per
                          Sq. Ft.(4)
SAN DIEGO
UTC.....................  Sq. Ft.(1)            13,166        31,582        15,970        47,597        37,901         8,486
                          % Sq. Ft.(2)            7.9%         19.1%          9.6%         28.7%         22.9%          5.1%
                          Annual Rent(3)      $277,240      $618,456      $325,538    $1,264,938      $802,356      $168,023
                          No. of Tenants             5             6             3             6             7             1
                          Rent per Sq.
                          Ft.                   $21.06        $19.58        $20.38        $26.58        $21.17        $19.80
                          Company Quoted        $24.36
                          Rental Rate per
                          Sq. Ft.(4)
TOTAL...................  Sq. Ft.(1)         1,733,613     2,035,949     3,230,020     2,657,819     3,151,958     2,674,178
                          % Sq. Ft.(2)            7.6%          8.9%         14.2%         11.7%         13.8%         11.8%
                          Annual Rent(3)   $26,409,303   $32,922,861   $55,391,009   $42,134,552   $56,811,502   $51,207,613
                          No. of Tenants           304           420           357           268           247           128
                          Rent per Sq.
                          Ft.                   $15.23        $16.17        $17.15        $15.85        $18.02        $19.15
                          Company Quoted        $19.55
                          Rental Rate per
                          Sq. Ft.(4)

                                                                                    2007 &
STATE, CITY, SUBMARKET        2003         2004          2005          2006         BEYOND
----------------------    -----------   -----------   -----------   -----------   -----------
CALIFORNIA
SAN FRANCISCO
South of Market-CBD.....        3,560            --         1,736        29,324       109,227
                                 1.6%          0.0%          0.8%         13.1%         48.9%
                              $97,010            --       $37,498      $685,302    $2,781,680
                                    1            --             1             1             2
                               $27.25         $0.00        $21.60        $23.37        $25.47
SAN DIEGO
UTC.....................        4,329         6,811            --            --            --
                                 2.6%          4.1%          0.0%          0.0%          0.0%
                             $105,861      $140,370            --            --            --
                                    2             2            --            --            --
                               $24.45        $20.61         $0.00         $0.00         $0.00
TOTAL...................    1,095,723     1,964,080     1,699,365       509,946     2,019,587
                                 4.8%          8.6%          7.5%          2.2%          8.9%
                          $19,639,059   $38,589,013   $31,830,510   $10,879,286   $45,841,466
                                   49            45            30            18            20
                               $17.92        $19.65        $18.73        $21.33        $22.70

---------------

(1) Total net rentable square feet represented by expiring leases.
(2) Percentage of total net rentable square feet represented by expiring leases.
(3) Calculated based on base rent payable as of the expiration day of the lease for net rentable square feet expiring, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles and including expenses payable by or reimbursable from tenants based on current levels.
(4) For Office Properties, represents weighted average full-service rental rates per square foot quoted by the Company as of June 30, 1997, based on total net rentable square feet of Company Properties in the submarket. For Pending Investments, represents weighted average full-service quoted market rental rates per square foot. These rates have been adjusted to equivalent full-service quoted rental rates in markets in which the Company's rates are quoted on a full-service basis.
(5) Includes Pending Investments consisting of one office property in the Dallas CBD submarket and one office property in the Houston West Loop/Galleria submarket.
(6) The Company's Office Properties in this submarket were acquired subsequent to June 30, 1997.
(7) The Company's Office Property in this submarket was acquired subsequent to June 30, 1997.

                      HISTORICAL RECURRING OFFICE PROPERTY
           CAPITAL EXPENDITURES, TENANT IMPROVEMENT AND LEASING COSTS

     The following table sets forth annual and per square foot recurring capital expenditures (excluding those expenditures which are recoverable from tenants) and tenant improvement and leasing costs for the period from May 4, 1994 (inception of operations) to December 31, 1994, for the years ended December 31, 1995 and 1996, and for the six months ended June 30, 1997, attributable to leases that commenced (i.e., the renewal or replacement tenant began to pay rent) for the Office Properties consolidated in the Company's financial statements during each of the periods presented. Tenant improvement and leasing costs for commenced leases during a particular period do not equal the cash paid for tenant improvement and leasing costs during such period, due to the timing of payments.

                                                    YEAR ENDED DECEMBER 31,
                                               ---------------------------------   SIX MONTHS ENDED
                                                 1994        1995        1996       JUNE 30, 1997
                                               ---------   ---------   ---------   ----------------
CAPITAL EXPENDITURES:
  Capital Expenditures (in thousands)........  $     147   $     490   $   1,214       $    746
  Per square foot............................  $     .04   $     .08   $     .13       $    .04
TENANT IMPROVEMENT COSTS AND TENANT LEASING
  COSTS(1):
  Replacement Tenant Square Feet.............         --     159,877     404,860        178,697
  Renewal Tenant Square Feet.................     76,187     177,437     348,295        338,270
  Tenant Improvement Costs (in thousands)....  $     521   $   1,901   $   6,264       $  3,049
  Per square foot leased.....................  $    6.83   $    5.64   $    8.32       $   5.90
  Tenant Leasing Costs (in thousands)........  $      54   $   1,039   $   3,171       $  2,427
  Per square foot leased.....................  $     .71   $    3.08   $    4.21       $   4.69
  Total (in thousands).......................  $     575   $   2,940   $   9,435       $  5,476
  Total per square foot......................  $    7.54   $    8.72   $   12.53       $  10.59
  Average lease term.........................  3.3 years   6.6 years   5.3 years      4.9 years
  Total per square foot per year(2)..........  $    2.28   $    1.32   $    2.36       $   2.16

---------------

(1) Excludes leasing activity for leases that have less than a one-year term (i.e., storage and temporary space).
(2) Total per square foot per year equals total per square foot divided by average lease term.

     Capital expenditures may fluctuate in any given period subject to the nature, extent and timing of improvements required to be made in the Company's Property portfolio. The Company maintains an active preventive maintenance program in order to minimize required capital improvements. In addition, capital improvement costs are recoverable from tenants in many instances.

     Tenant improvement and leasing costs also may fluctuate in any given year depending upon factors such as the property, the term of the lease, the type of lease (renewal or replacement tenant), the involvement of external leasing agents and overall competitive market conditions. Management believes that future recurring tenant improvements and leasing costs for the Company's existing Office Property portfolio will approximate on average for "renewal tenants" $6.00 to $8.00 per square foot or, $1.20 to $1.60 per square foot per year based on an average five year lease term, and for "replacement tenants" $12.00 to $14.00 per square foot, or $2.40 to $2.80 per square foot per year based on an average five year lease term.

                        BEHAVIORAL HEALTHCARE FACILITIES

     On June 17, 1997, the Company acquired substantially all of the real estate assets of the domestic hospital provider business of Magellan Health Services, Inc., as previously owned and operated by a wholly owned subsidiary of Magellan Health Services, Inc. The transaction involved various components, the principal component of which was the acquisition of the 91 Behavioral Healthcare Facilities (and one additional behavioral healthcare facility which subsequently was sold) for approximately $387.2 million. The Behavioral Healthcare Facilities, which are located in 28 states, are leased to CBHS and its subsidiaries under a triple-net lease. CBHS is a newly formed Delaware limited liability company owned 50% by a subsidiary of Magellan Health Services, Inc. and 50% by Crescent Operating, Inc. The lease requires the payment of annual minimum rent in the amount of approximately $41.7 million for the period ending June 16, 1998, increasing in each subsequent year during the 12-year term at a 5% compounded annual rate. All maintenance and capital improvement costs are the responsibility of CBHS during the term of the lease. In addition, the obligation of CBHS, pursuant to a franchise agreement, to pay an approximately $78.3 million franchise fee to Magellan Health Services, Inc. and one of its subsidiaries, as franchisor, is subordinated to the obligation of CBHS to pay annual minimum rent to the Company. The franchisor does not have the right to terminate the franchise agreement due to any nonpayment of the franchise fee as a result of the subordination of the franchise fee to the annual minimum rent. The lease is designed to provide the Company with a secure, above-average return on its investment as a result of the priority of annual minimum rent to the franchise fee and the initial amount and annual escalation in the lease payments.

                                HOTEL PROPERTIES

     The following table sets forth certain information about the Hotel Properties for the six months ended June 30, 1997 and 1996. The information for the Hotel Properties is based on available rooms, except for Canyon Ranch-Tucson and Canyon Ranch-Lenox, which are destination health and fitness resorts that measure their performance based on available guest nights.

                                                                               AVERAGE         AVERAGE       REVENUE PER
                                                                              OCCUPANCY         DAILY         AVAILABLE
                                                                                 RATE            RATE            ROOM
                                                                             ------------    ------------    ------------
                                                                              SIX MONTHS      SIX MONTHS      SIX MONTHS
                                                                                ENDED           ENDED           ENDED
                                                           YEAR                JUNE 30,        JUNE 30,        JUNE 30,
                                                        COMPLETED/           ------------    ------------    ------------
          HOTEL PROPERTY(1)               LOCATION      RENOVATED   ROOMS    1997    1996    1997    1996    1997    1996
          -----------------               --------      ----------  -----    ----    ----    ----    ----    ----    ----
FULL-SERVICE/LUXURY HOTELS
Denver Marriott City Center            Denver, CO       1982/1994    613      81%     81%    $111    $104    $ 90    $ 85
Four Seasons Hotel-Houston(2)          Houston, TX         1982      399      69      67      158     146     110      98
Hyatt Regency Albuquerque              Albuquerque, NM     1990      395      74      78       99      93      74      72
Hyatt Regency Beaver Creek             Avon, CO            1989      295      69      68      270     253     186     173
Sonoma Mission Inn & Spa               Sonoma, CA       1927/1987    168(3)   89      93      180     162     161     150
                                                                    -----     --      --     ----    ----    ----    ----
        TOTAL/WEIGHTED AVERAGE                                      1,870(3)  76%     76%    $148    $136    $112    $104
                                                                    =====     ==      ==     ====    ====    ====    ====
DESTINATION HEALTH AND FITNESS RESORTS
Canyon Ranch-Tucson                    Tucson, AZ          1980      240(4)   86%(5)  85%(5) $527(6) $503(6) $437(7) $413(7)
Canyon Ranch-Lenox                     Lenox, MA           1989      202(4)   79(5)   82(5)   407(6)  367(6)  311(7)  292(7)
                                                                    -----     --      --     ----    ----    ----    ----
        TOTAL/WEIGHTED AVERAGE                                       442      83%     84%    $475    $442    $379    $358
                                                                    =====     ==      ==     ====    ====    ====    ====

---------------

(1) Because of the Company's status as a REIT for federal income tax purposes, it does not operate the Hotel Properties and has leased the Hotel Properties to subsidiaries of Crescent Operating, Inc. pursuant to long-term leases.
(2) Acquired subsequent to June 30, 1997.
(3) Does not include the addition of 30 rooms subsequent to June 30, 1997.
(4) Represents available guest nights, which is the maximum number of guests that the resort can accommodate per night.
(5) Represents the number of paying and complimentary guests for the period, divided by the maximum number of available guest nights for the period.
(6) Represents the average daily "all-inclusive" guest package charges for the period, divided by the average daily number of paying guests for the period.
(7) Represents the total "all-inclusive" guest package charges for the period, divided by the maximum number of available guest nights for the period.

     The following table sets forth average occupancy, average daily rate ("ADR"), and revenue per available room ("REVPAR") for the Hotel Properties by full-service/luxury hotels and destination health and fitness resorts for each of the years ended December 31, 1992 through 1996, and for the six months ended June 30, 1997 and 1996. The information for the Hotel Properties is based on available rooms, except for Canyon Ranch-Tucson and Canyon Ranch-Lenox, which are destination health and fitness resorts, that measure performance based on available guest nights and calculate occupancy, ADR and REVPAR as described in the footnotes to the preceding table.

                                                                                     SIX MONTHS
                                                                                       ENDED
                                                  YEAR ENDED DECEMBER 31,             JUNE 30,
                                            ------------------------------------    ------------
                                            1992    1993    1994    1995    1996    1997    1996
                                            ----    ----    ----    ----    ----    ----    ----
Full-Service/Luxury Hotels
  Occupancy Rate..........................    67%     70%     70%     73%     74%     76%     76%
  ADR.....................................  $109    $112    $118    $124    $133    $148    $136
  REVPAR..................................  $ 73    $ 79    $ 83    $ 91    $ 99    $112    $104
Destination Health and Fitness Resorts
  Occupancy Rate..........................    71%     78%     78%     77%     81%     83%     84%
  ADR.....................................  $380    $393    $418    $437    $446    $475    $442
  REVPAR..................................  $254    $290    $312    $321    $345    $379    $358

  FULL-SERVICE/LUXURY HOTELS

     Denver Marriott City Center. The 613-room Denver Marriott City Center, adjoining the MCI Tower, is a full-service hotel that is the second largest hotel in downtown Denver, Colorado. The hotel has over 25,000 square feet of meeting space, a restaurant and lounge and a complete health club, including an indoor swimming pool, a whirlpool, saunas and aerobic exercise areas. It is adjacent to the 16th Street Mall and three blocks from the Colorado Convention Center. In 1994, over $6.0 million was spent on a major renovation of the hotel, including the complete renovation of two ballrooms, all guest rooms and meeting rooms, and the restaurant and lounge. The Denver Marriott City Center serves as headquarters for many major conventions in Denver.

     Four Seasons Hotel-Houston. The 399-room Four Seasons Hotel-Houston is one of the highest rated luxury hotels in Houston, with a five diamond rating from the American Automobile Association. It is centrally located in downtown Houston, just two blocks from the Houston Convention Center, and is connected by a climate-controlled skywalk to The Park Shops in Houston Center, a three-level shopping plaza also owned by the Company. Built in 1982, the 29-story hotel has approximately 18,000 square feet of meeting and function space, an award-winning restaurant, spa, 24-hour fitness center including pool, whirlpool, sauna, and exercise equipment, and a full-service business center. The upscale, luxury Four Seasons Place apartments, which are located atop the hotel, offer both long-term residential and short-term corporate units at monthly rental rates ranging from approximately $2.00 to $4.00 per leased square foot.

     Hyatt Regency Albuquerque. The 20-story Hyatt Regency Albuquerque is a 395-room full-service hotel located in downtown Albuquerque, New Mexico, immediately across from the recently renovated and expanded Albuquerque Convention Center. It is the leading convention hotel in New Mexico, with approximately 20,000 square feet devoted to convention space. Approximately 65% of the hotel's business is derived from the group/ convention trade. The hotel contains a restaurant, lounges, meeting rooms, a pool and a health club with an aerobics area, a sauna and specialized exercise equipment. It also offers floors with special amenities for business travelers, including fax machines and conference rooms.

     Hyatt Regency Beaver Creek. The Hyatt Regency Beaver Creek is a 295-room luxury hotel prominently anchoring the Village core of Beaver Creek ski resort, adjoining Avon, Colorado. Opened in December 1989, the hotel, which is the only luxury hotel permitted to operate in the Beaver Creek Village, is a ski-in/ski-out facility with superb access to air and ground transportation. Two ski lifts immediately adjacent to the hotel provide quick access to 1,125 acres of skiable terrain. Other facilities include a fully equipped spa and health club with a 17-meter, indoor/outdoor, year-round lap pool, approximately 23,000 square feet of retail space and an additional approximately 23,000 square feet of meeting and banquet facilities. An agreement with the Beaver Creek Golf Course gives the hotel approximately 35% of the available tee times on the only golf course within the Beaver Creek resort.

     Sonoma Mission Inn & Spa. Sonoma Mission Inn & Spa, a four-star luxury resort and spa, is located approximately 40 miles north of San Francisco, California. Constructed in 1927 and redeveloped in 1986 and 1987, the Sonoma Mission Inn & Spa sits on an eight acre site and contains 198 rooms, an approximately 13,000 square foot spa complex, approximately 7,000 square feet of meeting and banquet facilities, two full-service restaurants and two retail outlets. In July 1997, an approximately $6.0 million expansion of the resort, including the addition of 30 suites, was completed. An additional approximately $4.0 million enhancement of the resort is currently in process and is expected to be completed by the end of 1997.

  DESTINATION HEALTH AND FITNESS RESORTS

     Canyon Ranch-Tucson. Canyon Ranch-Tucson, an award-winning, destination health and fitness resort, is located in Tucson, Arizona. The resort can accommodate up to 240 guests on a daily basis and features an approximately 62,000 square foot spa complex, an approximately 16,000 square foot life enhancement center offering structured therapy and counseling, an approximately 12,000 square foot health and healing center with a complete staff of physicians, dietitians, psychologists and therapists, dining facilities, eight outdoor tennis courts, one indoor and three outdoor pools, massage therapists and a staff of fitness trainers.

     Canyon Ranch-Lenox. Canyon Ranch-Lenox, an award-winning, destination health and fitness resort, is located in the Berkshire mountains in Lenox, Massachusetts, approximately 120 miles north of New York City. Canyon Ranch-Lenox opened in 1989, encompasses 120 acres, and includes 120 guest rooms which can accommodate up to 202 guests on a daily basis, an approximately 100,000 square foot spa complex, an approximately 10,600 square foot health and healing center offering a complete staff of health and fitness professionals, six indoor/outdoor tennis courts and two pools.

                                  HOTEL LEASES

     Because of the Company's status as a REIT for federal income tax purposes, it does not operate the Hotel Properties directly. The Company has leased the Hotel Properties to subsidiaries of Crescent Operating, Inc. (collectively, the "Hotel Lessees") pursuant to seven separate leases. Under the leases, each having a term of 10 years, the Hotel Lessees have assumed the rights and obligations of the property owner under the respective management agreement with the hotel operators, as well as the obligation to pay all property taxes and other charges against the property. As part of each of the lease agreements for six of the Hotel Properties, the Company has agreed to fund all capital expenditures relating to furniture, fixtures and equipment reserves required under the applicable management agreements. The only exception is Canyon Ranch-Tucson, in which the hotel lessee owns all furniture, fixtures and equipment associated with the property and will fund all related capital expenditures. Each of the leases provides for the payment by the lessee of the Hotel Property of (i) base rent, with periodic rent increases, (ii) percentage rent based on a percentage of gross room revenues above a specified amount, and
(iii) a percentage of gross food and beverage revenues above a specified amount.

                       RESIDENTIAL DEVELOPMENT PROPERTIES

     The Company owns economic interests in five Residential Development Corporations through the Residential Development Property Mortgages relating to and the non-voting common stock in these Residential Development Corporations. The Residential Development Corporations in turn, through joint ventures or partnership arrangements, own interests in the 14 Residential Development Properties. The Residential Development Corporations are responsible for the continued development and the day-to-day operations of the Residential Development Properties. The Residential Development Properties are The Highlands, The Reserve at Frisco, One Beaver Creek, Cresta, Eagle Ranch, Market Square, Villas at Beaver Creek, Villa Montane Townhouses and Villa Montane Club, which are located in Colorado; The Woodlands, Mira Vista, Falcon Point and Spring Lakes, which are located in Texas; and Desert Mountain, which is located in Arizona.

                               RETAIL PROPERTIES

     The Company owns seven Retail Properties, which in the aggregate contain approximately 771,000 net rentable square feet. Four of the Retail Properties, The Woodlands Retail Properties, with an aggregate of approximately 356,000 net rentable square feet, are located in The Woodlands, a master-planned development located 27 miles north of downtown Houston, Texas. The Company has a 75% limited partner interest and an indirect approximately 10% general partner interest in the partnership that owns The Woodlands Retail Properties. The Park Shops in Houston Center, which has an aggregate of approximately 191,000 net rentable square feet, is located in the CBD submarket of Houston, Texas. See "Recent Developments -- Completed Investments." The two remaining Retail Properties, Las Colinas Plaza, with approximately 135,000 net rentable square feet, and The Crescent Atrium, with approximately 89,000 net rentable square feet, are located in submarkets of Dallas, Texas. As of June 30, 1997, the Retail Properties were 90% leased.

                                 DEBT STRUCTURE

     The Company has an aggregate of approximately $1.8 billion of outstanding debt at September 30, 1997. Included in this amount is $751.5 million which was outstanding under the Credit Facility and other unsecured short-term financing arrangements, $40.0 million of which the Company intends to maintain outstanding. On a pro forma basis, assuming completion of the Offering and the application of the net proceeds therefrom, the Company's total market capitalization (based on the closing stock price on September 30, 1997 of $40.00 per Common Share, after the full conversion of all Units and including total indebtedness and minority interests in joint ventures) will be approximately $6.6 billion, and the Company's debt will represent approximately 24.5% of its total market capitalization.

     The Company intends to maintain a conservative capital structure with total debt currently targeted at approximately 40% of total market capitalization. The Company, however, consistently seeks to optimize its use of debt and other sources of financing to create a flexible capital structure that will allow the Company to continue its innovative investment strategy and maximize the returns to its shareholders. It is the Company's policy that any indebtedness will be incurred by the Operating Partnership and its subsidiaries, and that Crescent Equities will not incur indebtedness other than short-term trade debt, employee compensation, distribution payable or similar indebtedness that will be paid in the ordinary course of business.

     The existing indebtedness of the Company as of September 30, 1997, is set forth in the table below:

                                                       INTEREST RATE AT                            BALANCE
                                         MAXIMUM        SEPTEMBER 30,       EXPIRATION           OUTSTANDING
            DESCRIPTION                 BORROWINGS           1997              DATE         AT SEPTEMBER 30, 1997
            -----------                 ----------     ----------------     ----------      ---------------------
SECURED FIXED RATE DEBT:
  LaSalle Note I(1).................  $  239,000,000         7.83%          August 2027        $  239,000,000
  LaSalle Note II(2)................     161,000,000         7.79%          March 2028            161,000,000
  CIGNA Note(3).....................      63,500,000         7.47%         December 2002           63,500,000
  Northwestern Life Note(4).........      26,000,000         7.66%         January 2004            26,000,000
  Metropolitan Life Note(5)(6)......      12,162,000         8.88%        September 2001           12,162,000
  Nomura Funding VI Note(6)(7)......       8,716,000        10.07%           July 2020              8,716,000
                                      --------------       ------                              --------------
          Subtotal/Weighted
            Average.................  $  510,378,000         7.83%                             $  510,378,000
                                      --------------       ------                              --------------
SECURED VARIABLE RATE DEBT:
  LaSalle Note III(6)(8)............  $  115,000,000         7.76%           July 1999         $  115,000,000
                                      --------------       ------                              --------------
UNSECURED FIXED RATE DEBT:
  The 2002 Notes(9).................  $  150,000,000         6.63%        September 2002       $  150,000,000
  The 2007 Notes(9).................     250,000,000         7.13%        September 2007          250,000,000
                                      --------------       ------                              --------------
          Subtotal/Weighted
            Average.................  $  400,000,000         6.94%                             $  400,000,000
                                      --------------       ------                              --------------
UNSECURED VARIABLE RATE DEBT:
  Line of Credit(10)................  $  450,000,000         6.86%           June 2000         $  316,500,000
  BankBoston Note I(11).............     235,000,000         7.03%         October 1997           235,000,000
  BankBoston Note II(12)............     200,000,000         6.86%          August 1998           200,000,000
                                      --------------       ------                              --------------
          Subtotal/Weighted
            Average.................  $  885,000,000         6.91%                             $  751,500,000
                                      --------------       ------                              --------------
          TOTAL/WEIGHTED AVERAGE....  $1,910,378,000         7.23%                             $1,776,878,000
                                      ==============       ======                              ==============

---------------

 (1) The note provides for the payment of interest only through August 2002, followed by principal amortization based on a 25-year amortization schedule through maturity. In August 2007, the interest rate increases, and the Company is required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal until the note is paid in full and thereafter, against accrued excess interest, as defined. It is the Company's intention to repay the note in full at such time (August 2007) by making a final payment of approximately $220 million. The LaSalle Note I is secured by the Properties owned by Funding I. See "Structure of the Company."
 (2) The note provides for the payment of interest only through March 2003, followed by principal amortization based on a 25-year amortization schedule through maturity. In March 2006, the interest rate increases, and the Company is required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal until the note is paid in full and thereafter, against accrued excess interest, as defined. It is the Company's intention to repay the note in full at such time (March 2006) by making a final payment of approximately $154 million. The LaSalle Note II is secured by the Properties owned by Funding II. See "Structure of the Company."
 (3) The note requires payments of interest only during its term. The CIGNA Note is secured by MCI Tower and Denver Marriott City Center.
 (4) The note requires payments of interest only during its term. The Northwestern Life Note is secured by 301 Congress Avenue.
 (5) The note requires monthly payments of principal and interest and is secured by five of The Woodlands Office Properties.
 (6) The note was assumed in connection with an acquisition and was not subsequently retired by the Company because of prepayment penalties.
 (7) Under the terms of the note, principal and interest are payable based on a 25-year amortization schedule. In July 1998, the Company may defease the loan by purchasing Treasury obligations to pay the note without penalty. The Nomura Funding VI Note is secured by Canyon Ranch-Lenox, the Property owned by Funding VI. See "Structure of the Company." In July 2010, the interest rate due under the note will change to a 10-year treasury yield plus 500 basis points or, if the Company so elects, it may repay the note without penalty.
 (8) The note bears interest at the rate for 30-day LIBOR plus a weighted average rate of 2.135% (subject to a rate cap of 10%), and requires payments of interest only during its term. The LaSalle Note III is secured by the Properties owned by Funding III, IV and V. See "Structure of the Company."
 (9) The Notes are unsecured and require payments of interest only during their terms. The interest rate on the Notes is subject to temporary increase by 50 basis points in the event that a registered offer to exchange the Notes for notes of the Operating Partnership with terms identical in all material respects to the Notes is not consummated or a shelf registration statement with respect to the resale of the Notes is not declared effective by the Commission on or before the 180th day following the date of original issuance of the Notes. The interest rate on the Notes also is subject to temporary or permanent increase by 37.5 basis points in the event that, within the period from the date of original issuance of the Notes to the first anniversary of original issuance, the Notes are not assigned, or do not retain, an investment grade rating (as defined in the Notes) by specified rating agencies. These adjustments may apply simultaneously.
(10) The Credit Facility is unsecured with an interest rate of the Eurodollar rate plus 120 basis points.
(11) The note is unsecured with an interest rate of the Eurodollar rate plus 138 basis points. The note requires payments of interest only during its term.
(12) The note is unsecured with an interest rate of the Eurodollar rate plus 120 basis points. The note requires payments of interest only during its term.

                                USE OF PROCEEDS

     The Company intends to use the net proceeds of the Offering, estimated at $321.7 million after estimated expenses payable by the Company, to fund approximately $45.0 million of the purchase price of the U.S. Home Building, to fund approximately $16.9 million of the purchase price of Fountain Place, to repay approximately $235.0 million of short-term indebtedness and to repay approximately $24.8 million of the amounts outstanding under the Credit Facility. The short-term indebtedness to be repaid was used to fund approximately $75.0 million of the Company's investment in The Woodlands and approximately $160.0 million of the purchase price of the Behavioral Healthcare Facilities. The amounts to be repaid under the Credit Facility were used to fund a portion of the purchase price of Miami Center.

     If the Underwriters' over-allotment option is exercised, the additional net proceeds (which are estimated to be $48.4 million if the over-allotment option is exercised in full) will be used to reduce amounts outstanding under the Credit Facility. The amounts to be repaid were used to fund an additional portion of the purchase price of Miami Center.

     The short-term indebtedness to be repaid, which is unsecured and expires in October 1997, bears interest at the Eurodollar rate plus 138 basis points. The Credit Facility, which is unsecured and expires in June 2000, bears interest at the Eurodollar rate plus 120 basis points.

     The funding of the approximately $61.9 million for Pending Investments and the repayment of the approximately $235.0 million of short-term indebtedness will be effected through (i) an initial repayment of approximately $296.9 million under the Credit Facility and (ii) subsequent borrowings under the Credit Facility in an equal amount.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

     The Common Shares have been traded on the New York Stock Exchange ("NYSE") under the symbol "CEI" since the completion of the Initial Offering in May 1994. For each calendar quarter indicated, the following table reflects the high and low sales prices for the Common Shares and the distributions declared by the Company with respect to each such quarter. All information provided in the table below has been adjusted to reflect the two-for-one stock split effected in the form of a 100% share dividend paid by the Company on March 26, 1997 to shareholders of record on March 20, 1997.

                                                                     PRICE
                                                             ----------------------
                                                               HIGH          LOW         DISTRIBUTIONS
                                                               ----          ---         -------------
1995
First Quarter..............................................    $14 5/8       $12 1/2          $ .25
Second Quarter.............................................    $16           $13 15/16        $ .25
Third Quarter..............................................    $16 3/16      $14 7/8          $.275
Fourth Quarter.............................................    $17 15/16     $15 1/8          $.275
1996
First Quarter..............................................    $17 7/16      $16 1/16         $.275
Second Quarter.............................................    $19 1/16      $16 11/16        $.275
Third Quarter..............................................    $21 3/16      $17 1/2          $.305
Fourth Quarter.............................................    $26 5/8       $20 5/16         $.305
1997
First Quarter..............................................    $31 3/8       $25 3/16         $.305
Second Quarter.............................................    $31 3/4       $25 1/8          $.305(1)
Third Quarter..............................................    $40           $30 3/8         (2)

---------------

(1) In addition to the regular quarterly distribution, the Company made a one-time distribution of shares of Crescent Operating, Inc., which was distributed to the shareholders of the Company and the partners of the Operating Partnership, on a pro rata basis, in a spin-off effective June 12, 1997.

(2) The record date for the distribution for the third quarter of 1997 is October 16, 1997. The record date is expected to follow the Offering and, accordingly, it is anticipated that holders of Common Shares purchased in the Offering will be eligible to receive the distribution (as long as they become and continue to be holders on the record date).

     The last reported sale price of the Common Shares on the NYSE on September 30, 1997, was $40.00. As of September 30, 1997, there were approximately 375 holders of record of the Common Shares.

     The Company's current quarterly distribution is $.305 per Common Share, an indicated annualized distribution of $1.22 per Common Share. The Company has announced an increase in its quarterly distribution to $.38 per Common Share beginning with the distribution for the third quarter of 1997 (which will be payable on November 4, 1997 to holders of record on October 16, 1997), an indicated annualized distribution of $1.52 per Common Share.

     The actual results of operations of the Company and the amounts actually available for distribution will be affected by a number of factors, including revenues received from the Properties and any additional properties acquired in the future, the operating and interest expenses of the Company, the ability of tenants to meet their rent obligations, general leasing activity in the markets in which the Office Properties are located, consumer preferences relating to the Hotel Properties, the general condition of the United States economy, federal, state and local taxes payable by the Company, capital expenditure requirements and the adequacy of reserves. In addition, the Credit Facility limits distributions to the partners of the Operating Partnership for any four successive quarters to an amount that will not exceed 90% of funds from operations for such period and 100% of funds available for distribution for such period.

     Future distributions by the Company will be at the discretion of the Board of Trust Managers. The Board of Trust Managers has indicated that it will review the adequacy of the Company's distribution rate on a quarterly basis.

     Under the Internal Revenue Code of 1986, as amended (the "Code"), REITs are subject to numerous organizational and operational requirements, including the requirement to distribute at least 95% of taxable income. Pursuant to this requirement, the Company was required to distribute $41.8 million and $40.8 million for 1996 and 1995, respectively. Actual distributions by the Company were $73.4 million and $52.8 million for 1996 and 1995, respectively.

     Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes generally will be taxable to a shareholder as ordinary dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a nontaxable reduction of the shareholder's basis in such shareholder's Common Shares, to the extent thereof, and thereafter as taxable gain. Distributions that are treated as a reduction of the shareholder's basis in its Common Shares will have the effect of deferring taxation until the sale of the shareholder's shares. The Company has determined that, for federal income tax purposes, none of the quarterly distributions made for 1994, 10% of the quarterly distributions made in 1995 and 38% of quarterly distributions made in 1996, represented a return of capital to shareholders. Given the dynamic nature of the Company's acquisition strategy and the extent to which any future acquisitions would alter this calculation, no assurances can be given regarding what portion, if any, of distributions for 1997 or subsequent years will constitute a return of capital for federal income tax purposes.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1997 (i) on a historical basis and (ii) on a pro forma basis assuming the completion of, in each case as of June 30, 1997, the Offering and the application of the net proceeds of the Offering, as described in "Use of Proceeds"; the UBS Offering, the issuance of the Notes, the issuance of 307,831 Common Shares in connection with the acquisition of Houston Center, and the application of the net proceeds from such offering and issuances; the acquisitions completed subsequent to June 30, 1997; and the Pending Investments (including the assumption of 97.1 million of indebtedness in connection therewith). Such information should be read in conjunction with the financial statements and notes thereto incorporated by reference into the accompanying Prospectus.

                                                                AS OF JUNE 30, 1997
                                                              ------------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
Indebtedness
  Credit Facility and Short-Term Indebtedness (Unsecured)...  $  499,700(1) $  491,720
  Mortgage Indebtedness.....................................     632,796       722,605
  Long-Term Indebtedness (Unsecured)........................          --       400,000
Minority interests
  Operating Partnership.....................................     118,645       118,645
  Interests in Joint Venture................................      28,369        28,369
Shareholders' equity
  Common Shares, $0.01 par value, 250,000,000 shares
     authorized, 97,034,491 historical and 110,542,322 pro
     forma shares issued and outstanding....................         970         1,105(2)
  Preferred Shares, $0.01 par value, 100,000,000 shares
     authorized.............................................          --            --
  Paid-in capital...........................................   1,499,477     1,976,022(2)
  Deferred compensation restricted shares...................        (283)         (283)
  Retained deficit..........................................     (62,100)      (62,100)
                                                              ----------    ----------
          Total capitalization..............................  $2,717,574    $3,676,083
                                                              ==========    ==========

---------------

(1) Credit Facility and Short-Term Indebtedness (Unsecured) increased to $751,500 as of September 30, 1997, primarily as a result of additional short-term borrowings obtained in connection with the acquisition of the Company's interest in The Woodlands, the acquisition of Desert Mountain and the acquisition of Miami Center, which were partially offset by net proceeds of $145,000 from the UBS Offering, $50,000 from the Note Offering and $10,000 from the 307,831 Common Shares issued on September 22, 1997.

(2) The pro forma increase in shareholders' equity and paid-in capital reflects
    (i) $145,000 from the UBS Offering, (ii) $10,000 from the 307,831 Common Shares issued on September 22, 1997 and (iii) the Offering. Shareholders' equity does not include 12,890,454 Common Shares reserved for issuance upon exercise of rights granted to limited partners ("Limited Partners") of the Operating Partnership to exchange their Units for Common Shares on a one-for-two basis or, at the election of the Company, for cash equal to the then-current fair market value of the number of Common Shares for which such Units are exchangeable ("Exchange Rights").

                            SELECTED FINANCIAL DATA

     The following table sets forth certain financial information for the Company on a consolidated pro forma and historical basis and for the Rainwater Property Group (the Company's predecessor) on a combined historical basis, which consists of the combined financial statements of the entities that contributed Properties in exchange for Units or Common Shares in connection with the formation of the Company. Such information should be read in conjunction with the financial statements and notes thereto incorporated by reference into the accompanying Prospectus.

     The pro forma information for the year ended December 31, 1996 assumes completion, in each case as of January 1, 1996 in determining operating and other data, of (i) the October 1996 Offering and the additional public offering of 450,000 common shares that closed on October 9, 1996 and the use of the net proceeds therefrom to repay approximately $168 million of indebtedness and to fund approximately $289 million of Property acquisitions in the fourth quarter of 1996 and the first quarter of 1997, (ii) the April 1997 Offering and the additional public offering of 500,000 common shares that closed on May 14, 1997 and the use of the net proceeds therefrom to fund approximately $593.5 million of Property acquisitions and other investments in the second quarter of 1997,
(iii) the UBS Offering and the use of the net proceeds therefrom to repay approximately $145 million of indebtedness under the Credit Facility, (iv) the Note Offering and the use of the net proceeds therefrom to fund approximately $327.6 million of the acquisition of Houston Center, to repay approximately $50.0 million of indebtedness incurred under the Credit Facility, to fund approximately $10.0 million of the purchase price of Miami Center and to repay approximately $7.2 million of short-term indebtedness, (v) the Company's issuance of 307,831 Common Shares on September 22, 1997 in connection with the acquisition of Houston Center and the use of the net proceeds therefrom to repay approximately $10.0 million of indebtedness incurred under the Credit Facility,
(vi) this Offering and the use of the net proceeds therefrom to fund approximately $61.9 million of Pending Investments and to repay approximately $259.8 million of short-term indebtedness and indebtedness incurred under the Credit Facility, (vii) assumed indebtedness of $97.1 million in connection with the purchase of one of the Pending Investments and (viii) the Pending Investments and the Property acquisitions and other investments made during 1996 and 1997. The pro forma information for the year ended December 31, 1996 does not include the Company's proposed investment in VNO. See "Recent
Developments -- Proposed Investment with VNO."

     The pro forma information for the six months ended June 30, 1997 assumes completion, in each case as of January 1, 1997 in determining operating and other data, and, in each case as of June 30, 1997 in determining balance sheet data, of (i) the April 1997 Offering and the additional public offering of 500,000 common shares that closed on May 14, 1997 and the use of the net proceeds therefrom to fund approximately $593.5 million of Property acquisitions and other investments in the second quarter of 1997, (ii) the UBS Offering and the use of the net proceeds therefrom to repay approximately $145 million of indebtedness under the Credit Facility and other short-term indebtedness, (iii) the Note Offering and the use of the net proceeds therefrom to fund approximately $327.6 million of the acquisition of Houston Center, to repay approximately $50.0 million of indebtedness incurred under the Credit Facility, to fund approximately $10.0 million of the purchase price of Miami Center and to repay approximately $7.2 million of short-term indebtedness, (iv) the Company's issuance of 307,831 Common Shares on September 22, 1997 in connection with the acquisition of Houston Center and the use of the net proceeds therefrom to repay approximately $10.0 million of indebtedness incurred under the Credit Facility,
(v) this Offering and the use of the net proceeds therefrom to fund approximately $61.9 million of Pending Investments and to repay approximately $259.8 million of short-term indebtedness and indebtedness incurred under the Credit Facility, (vi) assumed indebtedness of $97.1 million in connection with the purchase of one of the Pending Investments and (vii) the Pending Investments and the Property acquisitions and other investments made during 1997. The pro forma information for the six months ended June 30, 1997 does not include the Company's proposed investment in VNO. See "Recent Developments -- Proposed Investment with VNO."

                     CRESCENT REAL ESTATE EQUITIES COMPANY

            CONSOLIDATED PRO FORMA AND HISTORICAL FINANCIAL DATA AND
          RAINWATER PROPERTY GROUP COMBINED HISTORICAL FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           COMPANY
                                   ---------------------------------------------------------------------------------------

                                                                                PRO FORMA
                                           SIX MONTHS ENDED JUNE 30,            YEAR ENDED      YEAR ENDED     YEAR ENDED
                                   -----------------------------------------   DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                       1997           1997          1996           1996            1996           1995
                                   ------------    -----------   -----------   ------------    ------------   ------------
                                    PRO FORMA        ACTUAL        ACTUAL      (UNAUDITED)
                                   (UNAUDITED)     (UNAUDITED)   (UNAUDITED)
OPERATING DATA:
Revenue --
 Rental property.................  $    262,806    $   174,882   $    85,549   $    503,532    $   202,003    $   123,489
 Interest and other income.......        13,142          8,321         2,510         18,336          6,858          6,471
 Residential developments(1).....            --             --            --             --             --             --
Operating expenses --
 Rental property operating(2)....        94,954         65,165        31,098        186,579         73,813         45,949
 Corporate general and
   administrative................         7,483          7,483         2,299         10,000          4,674          3,812
 Residential developments(1).....            --             --            --             --             --             --
Interest expense.................        58,413         31,612        19,018        117,125         42,926         18,781
Depreciation and amortization....        46,354         30,291        18,281         92,005         40,535         28,060
Amortization of deferred
 financing costs.................         1,580          1,220         1,320          3,531          2,812          2,500
Writedown of investment
 property........................            --             --            --             --             --             --
                                   ------------    -----------   -----------   ------------    -----------    -----------
Operating income (loss)..........        67,164         47,432        16,043        112,628         44,101         30,858
Reorganization costs.............            --             --            --             --             --             --
Equity in net income of
 unconsolidated
 subsidiaries(1).................        15,366          1,999         2,175         21,120          3,850          5,500
                                   ------------    -----------   -----------   ------------    -----------    -----------
Income (loss) before minority
 interests and extraordinary
 item............................  $     82,530    $    49,431   $    18,218   $    133,748    $    47,951    $    36,358
                                   ============    ===========   ===========   ============    ===========    ===========
Income per share before
 extraordinary item..............  $        .66    $       .52   $       .31   $       1.07    $       .72    $       .66
BALANCE SHEET DATA (AT PERIOD
 END):
Real estate, before accumulated
 depreciation....................  $  3,246,892    $ 2,628,792   $ 1,098,901             --    $ 1,732,626    $ 1,006,706
Total assets.....................     3,759,289      2,779,780     1,053,366             --      1,730,922        964,171
Mortgages and other secured notes
 payable.........................       722,605        632,796       476,053             --        627,808        424,528
Credit Facility and other
 unsecured obligations(3)........       891,720        499,700        58,355             --         40,000         20,000
Total liabilities................     1,697,531      1,194,702       556,511             --        716,270        476,234
Minority interest in Operating
 Partnership.....................       118,645        118,645        69,887             --        120,227         71,925
Shareholders' equity.............     1,914,744      1,438,064       395,148             --        865,160        406,531
OTHER DATA:
Funds from Operations before
 minority interests(4)...........  $    132,913    $    78,522   $    36,728   $    235,615    $    87,616    $    64,475
Cash distribution declared per
 share(5)........................            --    $       .61   $       .55             --    $      1.16    $      1.05
Weighted average Common Shares
 outstanding and issuable upon
 exchange of Units...............   124,109,401     94,269,446    57,753,882    124,109,401     64,684,842     54,182,006
Cash flow provided by (used in):
 Operating activities............            --(6) $    71,493   $    31,486             --(6) $    77,384    $    65,011
 Investing activities............            --(6)  (1,024,052)      (92,376)            --(6)    (513,038)      (421,406)
 Financing activities............            --(6)     982,556        55,640             --(6)     444,315        343,079
Number of Properties (at period
 end):
 Office Properties...............            78             72            56             78             53             30
 Hotel Properties................             7              6             3              7              6              3
 Behavioral Healthcare
   Facilities....................            91             92             0             92              0              0
 Retail Properties...............             7              6             2              7              6              2
 Residential Development
   Properties....................            14             12             9             14              9              9












































                                       COMPANY           RAINWATER PROPERTY GROUP
                                   ---------------   ---------------------------------
                                                      FOR THE
                                                       PERIOD
                                       FOR THE          FROM
                                     PERIOD FROM     JANUARY 1,        YEAR ENDED
                                     MAY 5, 1994      1994 TO         DECEMBER 31,
                                   TO DECEMBER 31,     MAY 4,     --------------------
                                        1994            1994        1993       1992
                                   ---------------   ----------   --------   ---------

OPERATING DATA:
Revenue --
 Rental property.................    $    49,075      $ 18,550    $ 48,232   $  41,946
 Interest and other income.......          1,268            42         605         425
 Residential developments(1).....             --         2,593       8,331       7,215
Operating expenses --
 Rental property operating(2)....         18,993         8,696      21,230      20,104
 Corporate general and
   administrative................          1,815            --          --          --
 Residential developments(1).....             --         1,428       4,077       5,714
Interest expense.................          3,493         4,867      29,226      36,245
Depreciation and amortization....         14,255         7,793      18,081      18,190
Amortization of deferred
 financing costs.................            923            --          --          --
Writedown of investment
 property........................             --            --      37,578       5,945
                                     -----------      --------    --------   ---------
Operating income (loss)..........         10,864        (1,599)    (53,024)    (36,612)
Reorganization costs.............          1,900            --          --          --
Equity in net income of
 unconsolidated
 subsidiaries(1).................          3,631            --          --          --
                                     -----------      --------    --------   ---------
Income (loss) before minority
 interests and extraordinary
 item............................    $    12,595      $ (1,599)   $(53,024)  $ (36,612)
                                     ===========      ========    ========   =========
Income per share before
 extraordinary item..............    $       .28            --          --          --
BALANCE SHEET DATA (AT PERIOD
 END):
Real estate, before accumulated
 depreciation....................    $   557,675            --    $358,400   $ 336,923
Total assets.....................        538,354            --     290,869     296,291
Mortgages and other secured notes
 payable.........................             --            --     278,060     548,517
Credit Facility and other
 unsecured obligations(3)........        194,642            --          --          --
Total liabilities................        209,900
Minority interest in Operating
 Partnership.....................         93,192            --          --          --
Shareholders' equity.............        235,262            --       2,941    (328,240)
OTHER DATA:
Funds from Operations before
 minority interests(4)...........    $    32,723            --          --          --
Cash distribution declared per
 share(5)........................    $       .65            --          --          --
Weighted average Common Shares
 outstanding and issuable upon
 exchange of Units...............     44,997,716            --          --          --
Cash flow provided by (used in):
 Operating activities............    $    21,642      $  2,455    $  9,313   $    (640)
 Investing activities............       (260,666)       (2,379)    (20,572)     (8,924)
 Financing activities............        265,608       (21,310)     28,861      14,837
Number of Properties (at period
 end):
 Office Properties...............             10             4           4           3
 Hotel Properties................              0             0           0           0
 Behavioral Healthcare
   Facilities....................              0             0           0           0
 Retail Properties...............              2             2           2           2
 Residential Development
   Properties....................              3             3           2           1

---------------

(1) The Company accounts for its investments in the Residential Development Property Mortgages and non-voting common stock of the Residential Development Corporations under the equity method of accounting as a result of the noncontrolling interests held. The Company also accounts for its investment in Woodlands-CPC under the equity method of accounting.
(2) Includes real estate taxes, repairs and maintenance and other rental property operating expenses, including property-level general and administrative expenses.
(3) The Credit Facility was converted from a secured facility to an unsecured facility in October 1996.
(4) FFO, based on the revised definition adopted by the Board of Governors of NAREIT and as used herein, means net income (loss), determined in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. The Company considers FFO an appropriate measure of performance of an equity REIT. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of the Company's operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or the Company's ability to make distributions. The Company has historically distributed an amount less than FFO, primarily due to reserves required for capital expenditures, including leasing costs. An increase in FFO does not necessarily result in an increase in aggregate distributions because the Board of Trust Managers of the Company is not required to increase distributions unless necessary in order to enable the Company to maintain REIT status. Because the Company must distribute 95% of its real estate investment trust taxable income (as defined in the Code), however, a significant increase in FFO will generally require an increase in distributions to shareholders and unitholders although not necessarily on a proportionate basis. Accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be considered in conjunction with the Company's net income (loss) and cash flows as reported in the consolidated financial statements and notes thereto incorporated by reference into the accompanying Prospectus. However, the Company's measure of FFO may not be comparable to similarly titled measures for other REITs because these REITs may not apply the modified definition of FFO in the same manner as the Company.
(5) For 1994, distributions were taxable as ordinary dividend income. Distributions in 1994 were paid on 45,043,360 outstanding shares and Units. For 1996 and 1995, 62% and 90%, respectively, of the distributions were taxable as ordinary dividend income, with the remainder treated as a return of capital. Distributions in 1995 were paid on 45,043,360, 57,636,642, 57,645,564 and 57,640,562 outstanding shares and Units for the first, second, third and fourth quarters, respectively. Distributions in 1996 were paid on 57,640,562, 57,776,538, 84,360,692 and 85,574,200 outstanding shares and Units for the first, second, third and fourth quarters, respectively. Distributions in 1997 were paid on 109,755,561 and 110,299,404 outstanding shares and Units for the first and second quarters, respectively.
(6) Pro forma information relating to operating, investing and financing activities has not been included because management believes that the data would not be meaningful due to the number of assumptions required in order to calculate this data.

                                   MANAGEMENT

     Set forth below is information with respect to the members of the Board of Trust Managers, all of whom joined the Predecessor Corporation as directors in 1994 (except Melvin Zuckerman who became a director in 1996) and the executive officers.

                  NAME                    TERM EXPIRES    AGE                          POSITION
                  ----                    ------------    ---                          --------
Richard E. Rainwater                        1997          53     Chairman of the Board of Trust Managers of Crescent
                                                                   Equities
John C. Goff                                1999          42     Vice Chairman of the Board of Trust Managers of
                                                                   Crescent Equities
Gerald W. Haddock                           1998          49     President, Chief Executive Officer and Sole Director
                                                                   of CREE Ltd., and President, Chief Executive
                                                                   Officer and Trust Manager of Crescent Equities
Anthony M. Frank                            1997          66     Trust Manager of Crescent Equities
Morton H. Meyerson                          1998          59     Trust Manager of Crescent Equities
William F. Quinn                            1997          49     Trust Manager of Crescent Equities
Paul E. Rowsey, III                         1999          42     Trust Manager of Crescent Equities
Melvin Zuckerman                            1997          69     Trust Manager of Crescent Equities
Dallas E. Lucas                             N/A           35     Senior Vice President, Chief Financial and
                                                                   Accounting Officer of Crescent Equities and CREE
                                                                   Ltd.
David M. Dean                               N/A           36     Senior Vice President, Law, and Secretary of
                                                                   Crescent Equities and CREE Ltd.
James M. Eidson, Jr.                        N/A           43     Senior Vice President, Acquisitions of CREE Ltd.
William D. Miller                           N/A           38     Senior Vice President, Administration, of CREE Ltd.
                                                                   and Crescent Equities
Bruce A. Picker                             N/A           33     Vice President and Treasurer of CREE Ltd. and
                                                                   Crescent Equities
Joseph D. Ambrose III                       N/A           46     Vice President, Administration of CREE Ltd.
Jerry R. Crenshaw, Jr.                      N/A           33     Vice President and Controller of CREE Ltd.
Barry L. Gruebbel                           N/A           42     Vice President, Property Management, of CREE Ltd.
Howard W. Lovett                            N/A           40     Vice President, Corporate Leasing, of CREE Ltd.
John M. Walker, Jr.                         N/A           47     Vice President, Acquisitions, of CREE Ltd.
John L. Zogg, Jr.                           N/A           34     Vice President, Leasing and Marketing, of CREE Ltd.
Murphy C. Yates                             N/A           50     Director of Leasing and Operations of CREE Ltd.

                            STRUCTURE OF THE COMPANY

     The Company is a fully integrated real estate company operating as a REIT for federal income tax purposes. The Company provides management, leasing and development services with respect to certain of its Properties. Crescent Equities is a Texas real estate investment trust which became the successor to the Predecessor Corporation on December 31, 1996, through the merger of the Predecessor Corporation and CRE Limited Partner, Inc., a subsidiary of the Predecessor Corporation, into Crescent Equities. The merger was structured to preserve the existing business, purpose, tax status, management, capitalization and assets, liabilities and net worth (other than due to the costs of the transaction) of the Predecessor Corporation, and the economic interests and voting rights of the stockholders of the Predecessor Corporation (who became the shareholders of Crescent Equities as a result of the merger).

     The direct and indirect subsidiaries of Crescent Equities include the Operating Partnership; CREE Ltd.; seven single purpose limited partnerships in which the Operating Partnership owns substantially all of the economic interests directly through its approximately 99% limited partner interest in such seven limited partnerships, with the remaining interests owned indirectly by the Company through seven separate corporations, each of which is a wholly owned subsidiary of CREE Ltd. and is also the approximately 1% general partner of one of the seven limited partnerships. The Company conducts all of its business through the Operating Partnership and its other subsidiaries. The Company also has an economic interest in the development activities of the Residential Development Corporations.

     The following table sets forth, by subsidiary, the Properties owned by such subsidiary:

Operating Partnership:     The Addison, Addison Tower, The Amberton, AT&T Building,
                           Bank One Tower, Canyon Ranch-Tucson, Cedar Springs Plaza,
                           Chancellor Park(1), Central Park Plaza, Concourse Office
                           Park, Denver Marriott City Center, Four Seasons
                           Hotel-Houston, Frost Bank Plaza, Greenway I, Greenway IA,
                           Greenway II, Houston Center Office Properties, MCI Tower,
                           The Meridan, Miami Center, One Preston Park, Palisades
                           Central I, Palisades Central II, Park Shops in Houston
                           Center, Reverchon Plaza, Sonoma Mission Inn & Spa, Spectrum
                           Center(2), Stemmons Place, Three Westlake Park(3), Trammell
                           Crow Center(4), The Woodlands Office Properties(5), The
                           Woodlands Retail Properties(5), Valley Centre, Walnut Green,
                           44 Cook, 55 Madison, 160 Spear Street, 301 Congress
                           Avenue(6), 1615 Poydras, 3333 Lee Parkway, 5050 Quorum and
                           6225 North 24th Street
Crescent Real Estate       The Aberdeen, The Avallon, Caltex House, The Citadel,
Funding I, L.P. ("Funding  Continental Plaza, The Crescent Atrium, The Crescent Office
I"):                       Towers, Regency Plaza One and Waterside Commons
Crescent Real Estate       Albuquerque Plaza, Barton Oaks Plaza One, Briargate Office
Funding II, L.P.           and Research Center, Hyatt Regency Albuquerque, Hyatt
("Funding II")             Regency Beaver Creek, Las Colinas Plaza, Liberty Plaza I &
                           II, MacArthur Center I & II, Ptarmigan Place, Stanford
                           Corporate Centre, Two Renaissance Square and 12404 Park
                           Central
Crescent Real Estate       Greenway Plaza Portfolio(7)
Funding III, IV and
V, L.P. ("Funding III,
IV and V"):
Crescent Real Estate       Canyon Ranch-Lenox
Funding VI, L.P.
("Funding VI"):
Crescent Real Estate       Behavioral Healthcare Facilities
Funding VII, L.P.
("Funding VII"):

---------------

(1) The Operating Partnership owns Chancellor Park through its ownership of the mortgage note secured by the building and through its direct and indirect interests in the partnership which owns the building.
(2) The Operating Partnership owns the principal economic interest in Spectrum Center through an interest in Spectrum Mortgage Associates, L.P., which owns both a mortgage note secured by the building and the ground lessor's interest in the land underlying the building.
(3) The Operating Partnership owns the principal economic interest in Three Westlake Park through its ownership of a mortgage note secured by the building.
(4) The Operating Partnership owns the principal economic interest in Trammell Crow Center through its ownership of fee simple title to the Property (subject to a ground lease and a leasehold estate regarding the building) and two mortgage notes encumbering the leasehold interests in the land and building.
(5) The Operating Partnership owns a 75% limited partner interest and an indirect approximately 10% general partner interest in the partnerships that own The Woodlands Office and Retail Properties.
(6) The Operating Partnership owns a 49% limited partner interest and Crescent/301, L.L.C., a wholly owned subsidiary of CREE Ltd. and the Operating Partnership, owns a 1% general partner interest in 301 Congress Avenue, L.P., the partnership that owns 301 Congress Avenue.
(7) Funding III owns the Greenway Plaza Portfolio, except for the central heated and chilled water plant building and Coastal Tower office building, both located within Greenway Plaza, which are owned by Funding IV and Funding V, respectively.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

     The following is a summary of the material federal income tax considerations associated with an investment in the Common Shares offered hereby prepared by Shaw, Pittman, Potts & Trowbridge, tax counsel to Crescent Equities ("Tax Counsel"). This discussion is based upon the laws, regulations and reported rulings and decisions in effect as of the date of this Prospectus Supplement, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income or other tax consequences applicable to all investors in light of their particular investment circumstances or to all categories of investors, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). No ruling on the federal, state or local tax considerations relevant to the operation of Crescent Equities or the Operating Partnership or to the purchase, ownership or disposition of the Common Shares is being requested from the Internal Revenue Service (the "IRS") or from any other tax authority. Tax Counsel has rendered certain opinions discussed herein and believes that if the IRS were to challenge the conclusions of Tax Counsel, such conclusions would prevail in court. However, opinions of counsel are not binding on the IRS or on the courts, and no assurance can be given that the conclusions reached by Tax Counsel would be sustained in court.

     EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE COMMON SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF CRESCENT EQUITIES

     Crescent Equities has made an election to be treated as a real estate investment trust under Sections 856 through 860 of the Code (as used in this section, a "REIT"), commencing with its taxable year ended December 31, 1994. Crescent Equities believes that it was organized and has operated in such a manner so as to qualify as a REIT, and Crescent Equities intends to continue to operate in such a manner, but no assurance can be given that it has operated in a manner so as to qualify, or will operate in a manner so as to continue to qualify as a REIT.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code sections, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     In the opinion of Tax Counsel, Crescent Equities qualified as a REIT under the Code with respect to its taxable years ending on or before December 31, 1996, and is organized in conformity with the requirements for qualification as a REIT, its manner of operation has enabled it to meet the requirements for qualification as a REIT as of the date of this Prospectus Supplement, and its proposed manner of operation will enable it to meet the requirements for qualification as a REIT in the future. It must be emphasized that this opinion is based on various assumptions relating to the organization and operation of Crescent Equities and the Operating Partnership and is conditioned upon certain representations made by Crescent Equities and the Operating Partnership as to certain relevant factual matters, including matters related to the organization, expected operation, and assets of Crescent Equities and the Operating Partnership. Moreover, continued qualification as a REIT will depend upon Crescent Equities' ability to meet, through actual annual operating results, the distribution levels, stock ownership requirements and the various qualification tests and other requirements imposed under the Code, as discussed below. Accordingly, no assurance can be given that the actual stock ownership of Crescent Equities, the mix of its assets, or the results of its operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failing to qualify as a REIT, see "-- Taxation of Crescent Equities -- Failure to Qualify," below.

     If Crescent Equities qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the

"double taxation" (at the corporate and shareholder levels) that generally results from investments in a corporation. However, Crescent Equities will be subject to federal income tax in the following circumstances. First, Crescent Equities will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains. Second, under certain circumstances, Crescent Equities may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Crescent Equities has "net income from foreclosure property," it will be subject to tax on such income at the highest corporate rate. "Foreclosure property" generally means real property and any personal property incident to such real property which is acquired as a result of a default either on a lease of such property or on indebtedness which such property secured and with respect to which an appropriate election is made, except that property ceases to be foreclosure property (i) after a two-year period (which in certain cases may be extended by the IRS) or, if earlier, (ii) when the REIT engages in construction on the property (other than for completion of certain improvements) or for more than 90 days uses the property in a business conducted other than through an independent contractor. "Net income from foreclosure property" means (a) the net gain from disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (b) other net income from foreclosure property which would not satisfy the 75% gross income test (discussed below). Property is not eligible for the election to be treated as foreclosure property if the loan or lease with respect to which the default occurs (or is imminent) was made, entered into or acquired by the REIT with an intent to evict or foreclose or when the REIT knew or had reason to know that default would occur. Fourth, if Crescent Equities has "net income derived from prohibited transactions," such income will be subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of business. Fifth, if Crescent Equities should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which Crescent Equities fails the 75% or 95% test. Sixth, if, during each calendar year, Crescent Equities fails to distribute at least the sum of (i) 85% of its "real estate investment trust ordinary income" for such year, (ii) 95% of its "real estate investment trust capital gain net income" for such year, and (iii) any undistributed taxable income from prior periods, Crescent Equities will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if Crescent Equities acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Crescent Equities' hands is determined by reference to the basis of the asset (or any other property) in the hands of the corporation, and Crescent Equities recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by Crescent Equities, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time of acquisition by Crescent Equities over the adjusted basis in such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in regulations promulgated by the United States Department of Treasury under the Code ("Treasury Regulations") that have not yet been promulgated). (The results described above with respect to the recognition of "built-in gain" assume that Crescent Equities will make an election pursuant to IRS Notice 88-19.)

     Requirements of Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held (without reference to any rules of attribution) by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code); and (7) which meets certain other tests, described below, regarding certain distributions and the nature of its income and assets and properly files an election to be treated as a REIT. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months).

     Crescent Equities issued sufficient Common Shares pursuant to the Initial Offering to satisfy the requirements described in (5) and (6) above. While the existence of Exchange Rights may cause Limited Partners to be deemed to own the Common Shares they could acquire through the Exchange Rights, the amount of Common Shares that can be acquired at any time through the Exchange Rights is limited to an amount which, together with any other Common Shares actually or constructively deemed, under the Declaration of Trust, to be owned by any person, does not exceed the Ownership Limit (as defined in the accompanying Prospectus). See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer" in the accompanying Prospectus. Moreover, the ownership of Common Shares generally is limited under the Ownership Limit to no more than 8.0% of the outstanding Common Shares. In addition, the Declaration of Trust provides for restrictions regarding the ownership or transfer of Common Shares in order to assist Crescent Equities in continuing to satisfy the share ownership requirements described in
(5) and (6) above. See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer" in the accompanying Prospectus.

     If a REIT owns a "qualified REIT subsidiary," the Code provides that the qualified REIT subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and such items of the REIT itself. A qualified REIT subsidiary is a corporation all of the capital stock of which has been owned by the REIT from the commencement of such corporation's existence. CREE Ltd., CRE Management I Corp. ("Management I"), CRE Management II Corp. ("Management II"), CRE Management III Corp. ("Management III"), CRE Management IV Corp. ("Management IV"), CRE Management V Corp. ("Management V"), CRE Management VI Corp. ("Management VI"), CRE Management VII Corp. ("Management VII"), CresCal Properties, Inc. and Crescent Commercial Realty Corp. are qualified REIT subsidiaries, and thus all of the assets (i.e., the respective partnership interests in the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V, Funding VI, Funding VII, CresCal Properties, L.P. and Crescent Commercial Realty Holdings, L.P.), liabilities and items of income, deduction and credit of CREE Ltd., Management I, Management II, Management III, Management IV, Management V, Management VI, Management VII, CresCal Properties, Inc. and Crescent Commercial Realty Corp. are treated as assets and liabilities and items of income, deduction and credit of Crescent Equities. Unless otherwise required, all references to Crescent Equities in this "Federal Income Tax Considerations" section refer to Crescent Equities and its qualified REIT subsidiaries.

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income (as defined in the Code) of the partnership attributed to the REIT shall retain the same character as in the hands of the partnership for purposes of
Section 856 of the Code, including satisfying the gross income tests and the assets tests described below. Thus, Crescent Equities' proportionate share of the assets, liabilities and items of income of the Operating Partnership and its subsidiary partnerships are treated as assets, liabilities and items of income of Crescent Equities for purposes of applying the requirements described herein.

     Income Tests. In order for Crescent Equities to achieve and maintain its qualification as a REIT, there are three requirements relating to Crescent Equities' gross income that must be satisfied annually. First, at least 75% of Crescent Equities' gross income (excluding gross income from prohibited transactions) for each taxable year must consist of temporary investment income or of certain defined categories of income derived directly or indirectly from investments relating to real property or mortgages on real property. These categories include, subject to various limitations, rents from real property, interest on mortgages on real property, gains from the sale or other disposition of real property (including interests in real property and in mortgages on real property) not primarily held for sale to customers in the ordinary course of business, income from foreclosure property, and amounts received as consideration for entering into either loans secured by real property or purchases or leases of real property. Second, at least 95% of Crescent Equities' gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from income qualifying under the 75% test and from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, for each taxable year, gain from the sale or other disposition of stock or securities held for less than one year, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of Crescent Equities' gross income (including gross income from prohibited transactions) for such taxable year. Crescent Equities, through its partnership interests in the Operating Partnership and all subsidiary partnerships, believes it satisfied all three of these income tests for 1994, 1995 and 1996 and expects to satisfy them for subsequent taxable years.

     The bulk of the Operating Partnership's income is currently derived from rents with respect to the Office Properties, the Behavioral Healthcare Facilities, the Hotel Properties and the Retail Properties. Rents received by Crescent Equities will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, except that a REIT may directly perform services which are "usually or customarily rendered" in connection with the rental of space for occupancy, other than services which are considered to be rendered to the occupant of the property.

     Crescent Equities, based in part upon opinions of Tax Counsel as to whether various tenants, including CBHS and the lessees of the Hotel Properties, constitute Related Party Tenants, believes that the income it received in 1994, 1995 and 1996 and will receive in subsequent taxable years from (i) charging rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage or percentages of receipts or sales, as described above); (ii) charging rent for personal property in an amount greater than 15% of the total rent received under the applicable lease; (iii) directly performing services considered to be rendered to the occupant of property or which are not usually or customarily furnished or rendered in connection with the rental of real property; or (iv) entering into any lease with a Related Party Tenant, will not cause Crescent Equities to fail to meet the gross income tests. Opinions of counsel are not binding upon the IRS or any court, and there can be no assurance that the IRS will not assert a contrary position successfully.

     The Operating Partnership will also receive fixed and contingent interest on the Residential Development Property Mortgages. Interest on mortgages secured by real property satisfies the 75% and 95% gross income tests only if it does not include any amount whose determination depends in whole or in part on the income of any person, except that (i) an amount is not excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales and (ii) income derived from a shared appreciation provision in a mortgage is treated as gain recognized from the sale of the secured property. Certain of the Residential Development Property Mortgages contain provisions for contingent interest based upon property sales. In the opinion of Tax Counsel, each of the Residential Development Property Mortgages constitutes debt for federal income tax purposes, any contingent interest derived therefrom will be treated as being based on a fixed percentage of sales, and therefore all interest derived therefrom will constitute interest received from mortgages for purposes of the 75% and 95% gross income tests. If, however, the contingent interest provisions were instead characterized as shared appreciation provisions, any resulting income would, because the underlying properties are primarily held for sale to customers in the ordinary course, be treated as income from prohibited transactions, which would not satisfy the 75% and 95% gross income tests, which would count toward the 30% gross income test, and which would be subject to a 100% tax.

     In connection with the 1997 distribution by Crescent Equities of the common stock of Crescent Operating, Crescent Equities was required to recognize gain equal to the excess, if any, of the fair market value of the assets distributed over the basis of Crescent Equities in them. In the opinion of Tax Counsel, such gain constituted gain on the sale of stock or securities for purposes of the gross income tests. Opinions of counsel are not binding upon the IRS or any court, and there can be no assurance that the IRS will not assert a contrary position successfully.

     In applying the 95% and 75% gross income tests to Crescent Equities, it is necessary to consider the form in which certain of its assets are held, whether that form will be respected for federal income tax purposes, and whether, in the future, such form may change into a new form with different tax attributes (for example, as a result of a foreclosure on debt held by the Operating Partnership). For example, the Residential Development Properties are primarily held for sale to customers in the ordinary course of business, and the income resulting from such sales, if directly attributed to Crescent Equities, would not qualify under the 75% and 95% gross income tests and would count as gain from the sale of assets for purposes of the 30% limitation. In addition, such income would be considered "net income from prohibited transactions" and thus would be subject to a 100% tax. The income from such sales, however, will be earned by the Residential Development Corporations rather than by the Operating Partnership and will be paid to the Operating Partnership in the form of interest and principal payments on the Residential Development Property Mortgages or distributions with respect to the stock in the Residential Development Corporations held by the Operating Partnership. In similar fashion, the income earned by the Hotel Properties, if directly attributed to Crescent Equities, would not qualify under the 75% and 95% gross income tests because it would not constitute "rents from real property." Such income is, however, earned by the lessees of these Hotel Properties and what the Operating Partnership receives from the lessees of these Hotel Properties is rent. Comparable issues are raised by the Operating Partnership's acquisition of subordinated debt secured by a Florida hotel and by the acquisition of an interest in the partnership which owns the hotel by Crescent Development Management Corporation ("CDMC"), one of the Residential Development Corporations. If such debt were recharacterized as equity, or if the ownership of the partnership were attributed from CDMC to the Operating Partnership, the Operating Partnership would be treated as receiving income from hotel operations rather than interest income on the debt or dividend income from CDMC. Furthermore, if Crescent Operating, Inc. were treated for federal income tax purposes as not separate from or an agent of either Crescent Equities or the Operating Partnership, or if Crescent Equities and Crescent Operating, Inc. were treated as a "stapled entity," the income, assets and activities of Crescent Operating, Inc. would be considered to be the income, assets and activities of Crescent Equities, with the result that Crescent Equities would fail to meet the 95% and 75% gross income tests or the asset tests discussed below. A similar consequence might follow if the loan of approximately $35.9 million from the Operating Partnership to Crescent Operating, Inc. does not constitute debt for federal income tax purposes.

     Tax Counsel is of the opinion that (i) the Residential Development Properties or any interest therein will be treated as owned by the Residential Development Corporations, (ii) amounts derived by the Operating Partnership from the Residential Development Corporations under the terms of the Residential Development Property Mortgages will qualify as interest or principal, as the case may be, paid on mortgages on real property for purposes of the 75% and 95% gross income tests, (iii) amounts derived by the Operating Partnership with respect to the stock of the Residential Development Corporations will be treated as distributions on stock (i.e., as dividends, a return of capital, or capital gain, depending upon the circumstances) for purposes of the 75% and 95% gross income tests, (iv) the leases of the Hotel Properties will be treated as leases for federal income tax purposes, and the rent payable thereunder will qualify as "rents from real property," (v) the subordinated debt secured by the Florida hotel will be treated as debt for federal income tax purposes, the income payable thereunder will qualify as interest, and CDMC's ownership of the partnership interest in the partnership which owns the hotel will not be attributed to the Operating Partnership, (vi) Crescent Operating, Inc. will be treated for federal income tax purposes as a corporate entity separate from and not an agent of either Crescent Equities or the Operating Partnership, and Crescent Operating, Inc. and Crescent Equities will not be treated as a stapled entity for federal income tax purposes; and (vii) the loan of approximately $35.9 million from the Operating Partnership to Crescent Operating, Inc. will constitute debt for federal income tax purposes. Tax Counsel has provided opinions similar to those provided with respect to the Operating Partnership's investment in the Residential Development Corporations with respect to its investments in certain other entities through non-voting securities and secured debt. Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving transactions with terms substantially the same as those with respect to the Residential Development Corporations, the leases of the Hotel Properties and the relationship among Crescent Equities, the Operating Partnership and Crescent Operating, Inc.. Therefore, the opinions of Tax Counsel with respect to these matters are based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the IRS or any court, and there can be no assurance that the IRS will not assert successfully a contrary position. If one or more of the leases of the Hotel Properties is not a true lease, part or all of the payments that the Operating Partnership receives from the respective lessee may not satisfy the various requirements for qualification as "rents from real property," or the Operating Partnership might be considered to operate the Hotel Properties directly. In that case, Crescent Equities likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, likely would lose its REIT status. Similarly, if the IRS were to challenge successfully the arrangements with the Residential Development Corporations or Crescent Operating, Inc., Crescent Equities' qualification as a REIT could be jeopardized.

     If any of the Residential Development Properties were to be acquired by the Operating Partnership as a result of foreclosure on any of the Residential Development Property Mortgages, or if any of the Hotel Properties were to be operated directly by the Operating Partnership or a subsidiary partnership as a result of a default by the lessee under the lease, such property would constitute foreclosure property for two years following its acquisition (or for up to an additional four years if an extension is granted by the IRS), provided that (i) the Operating Partnership or its subsidiary partnership conducts sales or operations through an independent contractor; (ii) the Operating Partnership or its subsidiary partnership does not undertake any construction on the foreclosed property other than completion of improvements which were more than 10% complete before default became imminent; and (iii) foreclosure was not regarded as foreseeable at the time Crescent Equities acquired the Residential Development Property Mortgages or leased the Hotel Properties. For so long as any of these properties constitutes foreclosure property, the income from such sales would be subject to tax at the maximum corporate rates and would qualify under the 75% and 95% gross income tests. However, if any of these properties does not constitute foreclosure property at any time in the future, income earned from the disposition or operation of such property will not qualify under the 75% and 95% gross income tests and, in the case of the Residential Development Properties, will count toward the 30% test and will be subject to the 100% tax.

     With regard to the sale of the Common Shares offered to an affiliate of Union Bank of Switzerland, it is possible that Crescent Equities may receive certain payments in Common Shares, depending on the market price of the Common Shares upon settlement of the forward share purchase agreement. In the opinion of Tax Counsel, such payments will not constitute gross income and therefore will not be taken into account in the application of gross income tests.

     Crescent Equities anticipates that it will have certain income which will not satisfy the 75% or the 95% gross income test and/or which will constitute income whose receipt could cause Crescent Equities not to comply with the 30% gross income test. For example, income from dividends on the stock of the Residential Development Corporations and any gain recognized upon the distribution of the common stock of Crescent Operating, Inc. will not satisfy the 75% gross income test. Furthermore, the amount of gain Crescent Equities recognized upon this distribution depended upon the fair market value of the common stock of Crescent Operating, Inc. at the time of the distribution. Prior to the distribution, the Board of Trust Managers of Crescent Equities determined that the value of this stock was $.99 per share, but there can be no assurance that the IRS will agree with this determination in light of various factors including subsequent trading prices. It is also possible that certain income resulting from the use of creative financing or acquisition techniques would not satisfy the 75%, 95% or 30% gross income tests. Crescent Equities believes, however, that the aggregate amount of nonqualifying income will not cause Crescent Equities to exceed the limits on nonqualifying income under the 75%, 95% or 30% gross income tests.

     Any gross income derived from a prohibited transaction is taken into account in applying the 30% gross income test necessary to qualify as a REIT. Crescent Equities believes that no asset owned by the Operating Partnership is primarily held for sale to customers and that the sale of any of the Properties will not be in the ordinary course of business. Whether property is held primarily for sale to customers in the ordinary course of business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. No assurance can be given that Crescent Equities can (a) comply with certain safe-harbor provisions of the Code which provide that certain sales do not constitute prohibited transactions or (b) avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of business.

     If Crescent Equities fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if Crescent Equities' failure to meet such tests is due to reasonable cause and not to willful neglect, Crescent Equities attaches a schedule of the sources of its income to its tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Crescent Equities would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions apply, a tax equal to approximately 100% of the corresponding net income would be imposed with respect to the excess of 75% or 95% of Crescent Equities' gross income over Crescent Equities' qualifying income in the relevant category, whichever is greater.

     Asset Tests. Crescent Equities, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Crescent Equities' total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by the Operating Partnership, any partnerships in which the Operating Partnership owns an interest, or qualified REIT subsidiaries of Crescent Equities and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Crescent Equities), cash, cash items and government securities. Second, not more than 25% of Crescent Equities' total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Crescent Equities may not exceed 5% of the value of Crescent Equities' total assets, and Crescent Equities may not own more than 10% of any one issuer's outstanding voting securities. The 25% and 5% tests generally must be met for any quarter in which Crescent Equities acquires securities of an issuer. Thus, this requirement must be satisfied not only on the date Crescent Equities first acquires corporate securities, but also each time Crescent Equities increases its ownership of corporate securities (including as a result of increasing its interest in the Operating Partnership either with the proceeds of the Offering or by acquiring Units from Limited Partners upon the exercise of their Exchange Rights).

     The Operating Partnership owns 100% of the non-voting stock of each Residential Development Corporation. In addition, the Operating Partnership owns the Residential Development Property Mortgages. As stated above, in the opinion of Tax Counsel each of these mortgages will constitute debt for federal income tax purposes and therefore will be treated as a real estate asset; however, the IRS could assert that such mortgages should be treated as equity interests in their respective issuers, which would not qualify as real estate assets. By virtue of its ownership of partnership interests in the Operating Partnership, Crescent Equities will be considered to own its pro rata share of these assets. Neither Crescent Equities nor the Operating Partnership, however, will directly own more than 10% of the voting securities of any Residential Development Corporation at the end of any quarter of Crescent Equities' taxable year, and, in the opinion of Tax Counsel, Crescent Equities will not be considered to own any of such voting securities. In addition, Crescent Equities and its senior management believe that Crescent Equities' pro rata shares of the value of the securities of each Residential Development Corporation do not separately exceed 5% of the total value of Crescent Equities' total assets. This belief is based in part upon its analysis of the estimated values of the various securities owned by the Operating Partnership relative to the estimated value of the total assets owned by the Operating Partnership. No independent appraisals will be obtained to support this conclusion, and Tax Counsel, in rendering its opinion as to the qualification of Crescent Equities as a REIT, is relying on the conclusions of Crescent Equities and its senior management as to the value of the various securities and other assets. There can be no assurance, however, that the IRS might not contend that the values of the various securities held by Crescent Equities through the Operating Partnership separately exceed the 5% value limitation or, in the aggregate, exceed the 25% value limitation or that the voting securities of the Residential Development Corporations should be considered to be owned by Crescent Equities. Finally, if the Operating Partnership were treated for tax purposes as a corporation rather than as a partnership, Crescent Equities would violate the 10% of voting securities and 5% of value limitations, and the treatment of any of the Operating Partnership's subsidiary partnerships as a corporation rather than as a partnership could also violate one or the other, or both, of these limitations. In the opinion of Tax Counsel, for federal income tax purposes the Operating Partnership and all the subsidiary partnerships will be treated as partnerships and not as either associations taxable as corporations or publicly traded partnerships. See
"-- Tax Aspects of the Operating Partnership and the Subsidiary Partnerships" below.

     As noted above, the 5% and 25% value requirements must be satisfied not only on the date Crescent Equities first acquires corporate securities, but also each time Crescent Equities increases its ownership of corporate securities (including as a result of increasing its interest in the Operating Partnership either with the proceeds of the Offering or by acquiring Units from Limited Partners upon the exercise of their Exchange Rights). Although Crescent Equities plans to take steps to ensure that it satisfies the 5% and 25% value tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps (i) will always be successful; (ii) will not require a reduction in Crescent Equities' overall interest in the various corporations; or
(iii) will not restrict the ability of the Residential Development Corporations to increase the sizes of their respective businesses, unless the value of the assets of Crescent Equities is increasing at a commensurate rate.

     Annual Distribution Requirements. In order to qualify as a REIT, Crescent Equities is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the "real estate investment trust taxable income" of Crescent Equities (computed without regard to the dividends paid deduction and Crescent Equities' net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) certain excess noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Crescent Equities timely files its tax return for such year, and if paid on or before the date of the first regular dividend payment after such declaration. To the extent that Crescent Equities does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular capital gains and ordinary corporate tax rates. Furthermore, if Crescent Equities should fail to distribute, during each calendar year, at least the sum of (i) 85% of its "real estate investment trust ordinary income" for such year; (ii) 95% of its "real estate investment trust capital gain income" for such year; and (iii) any undistributed taxable income from prior periods, Crescent Equities would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     Crescent Equities believes that it has made and intends to make timely distributions sufficient to satisfy all annual distribution requirements. In this regard, the limited partnership agreement of the Operating Partnership (the "Operating Partnership Agreement") authorizes CREE Ltd., as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Crescent Equities to meet these distribution requirements. It is possible, however, that, from time to time, Crescent Equities may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at its "real estate investment trust taxable income." Issues may also arise as to whether certain items should be included in income. For example, Tax Counsel has opined that the Operating Partnership should include in income only its share of the interest income actually paid on the two mortgage notes secured by Spectrum Center and Three Westlake Park, respectively, and the two mortgage notes secured by Trammell Crow Center, all of which were acquired at a substantial discount, rather than its share of the amount of interest accruing pursuant to the terms of these investments, but opinions of counsel are not binding on the IRS or the courts. In this regard, the IRS has taken a contrary view in a recent technical advice memorandum concerning the accrual of original issue discount. The Company believes, however, that even if the Operating Partnership were to include in income the full amount of interest income accrued on these notes, and the Operating Partnership were not allowed any offsetting deduction for the amount of such interest to the extent it is uncollectible, the Company nonetheless would be able to satisfy the 95% distribution requirement without borrowing additional funds or distributing stock dividends (as discussed below). In addition, it is possible that certain creative financing or creative acquisition techniques used by the Operating Partnership may result in income (such as income from cancellation of indebtedness or gain upon the receipt of assets in foreclosure whose fair market value exceeds the Operating Partnership's basis in the debt which was foreclosed upon) which is not accompanied by cash proceeds. In this regard, the modification of a debt can result in taxable gain equal to the difference between the holder's basis in the debt and the principal amount of the modified debt. Tax Counsel has opined that the four mortgage notes secured by Spectrum Center, Three Westlake Park and Trammell Crow Center, were not modified in the hands of the Operating Partnership. Based on the foregoing, Crescent Equities may have less cash available for distribution in a particular year than is necessary to meet its annual 95% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income for such year. To meet the 95% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income, Crescent Equities may find it appropriate to arrange for borrowings through the Operating Partnership or to pay distributions in the form of taxable share dividends.

     Under certain circumstances, Crescent Equities may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Crescent Equities' deduction for dividends paid for the earlier year. Thus, Crescent Equities may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Crescent Equities will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Ownership Information. Pursuant to applicable Treasury Regulations, in order to be treated as a REIT, Crescent Equities must maintain certain records and request certain information from its shareholders designed to disclose the actual ownership of its Equity Shares (as defined in the accompanying Prospectus). Crescent Equities believes that it has complied and intends to continue to comply with such requirements.

     Failure to Qualify. If Crescent Equities fails to qualify as a REIT in any taxable year and the relief provisions do not apply, Crescent Equities will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Crescent Equities fails to qualify as a REIT will not be deductible by Crescent Equities; nor will they be required to be made. If Crescent Equities fails to qualify as a REIT, then, to the extent of Crescent Equities' current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Crescent Equities will also be disqualified from electing to be treated as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. It is not possible to state whether in all circumstances Crescent Equities would be entitled to such statutory relief.

     Recent Legislation. On August 5, 1997, President Clinton signed the Taxpayer Relief Act of 1997. This legislation contains various amendments to the tax provisions governing REITs which were sponsored by the REIT industry and generally operate to liberalize the requirements for qualification as a REIT. The changes will be effective for taxable years beginning after the enactment date, which is 1998 and thereafter for Crescent Equities. At that time REITs will be permitted to earn up to one percent of their gross income from tenants, determined on a property-by-property basis, by furnishing services which are noncustomary or provided directly to the tenants, without causing the rental income fail to qualify as rents from real property; the 30% gross income test will be repealed; the REIT distribution requirements will not require distributions with respect to certain noncash income items such as income from the cancellation of indebtedness; the partnership attribution rules will be less inclusive, and so less likely to cause certain rents to be treated as being from a Related Party Tenant; and the definition of hedging income which qualifies under the 95% gross income test will be greatly expanded.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     As long as Crescent Equities qualifies as a REIT, distributions made to Crescent Equities' taxable U.S. shareholders out of Crescent Equities' current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and, for corporate shareholders, will not be eligible for the dividends received deduction. Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Crescent Equities' actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its Common Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the shareholder. In addition, any distribution declared by Crescent Equities in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Crescent Equities and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Crescent Equities during January of the following calendar year. Shareholders may not include any net operating losses or capital losses of Crescent Equities in their respective income tax returns.

     In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Crescent Equities required to be treated by such shareholder as long-term capital gain.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Common Shares with "acquisition indebtedness" within the meaning of the Code and the Common Shares is not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the dividends that they receive from such a REIT as UBTI. The Company has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local tax laws with regard to an investment in Common Shares, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by Crescent Equities of United States real property interests and not designated by Crescent Equities as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current and accumulated earnings and profits of Crescent Equities. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces or eliminates that tax. Crescent Equities expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the Non-U.S. Shareholder has filed the required IRS Form 1001 with Crescent Equities or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with Crescent Equities claiming that the distribution is effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business. Distributions in excess of Crescent Equities' current and accumulated earnings and profits will be subject to a 10% withholding requirement but will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of the Common Shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions would be subject to withholding at the same rate as dividends. However, a Non-U.S. Shareholder may seek a refund from the IRS of amounts of tax withheld in excess of the Non-U.S. Shareholder's actual U.S. tax liability.

     For any year in which Crescent Equities qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Crescent Equities of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. Crescent Equities is required to withhold 35% of any distribution that could be designated by Crescent Equities as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Common Shares generally will not be taxed under FIRPTA if Crescent Equities is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. Crescent Equities is and currently expects to continue to be a "domestically controlled REIT," and in such case the sale of Common Shares would not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA nonetheless will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Shares is treated as effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and either the individual has a "tax home" in the United States or the gain is attributable to an office or other fixed place of business maintained by the individual in the United States, in which case gains will be subject to a 30% tax. If the gain on the sale of Common Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Shares would be required to withhold and remit to the IRS 10% of the purchase price.

TAX ASPECTS OF THE OPERATING PARTNERSHIP AND THE SUBSIDIARY PARTNERSHIPS

     The following discussion summarizes certain federal income tax considerations applicable solely to Crescent Equities' investment in the Operating Partnership and its subsidiary partnerships and represents the views of Tax Counsel. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     Classification of the Operating Partnership and its Subsidiary Partnerships for Tax Purposes. In the opinion of Tax Counsel, based on the provisions of the Operating Partnership Agreement and the partnership agreements of the various subsidiary partnerships, certain factual assumptions and certain representations described in the opinion, the Operating Partnership and the subsidiary partnerships will each be treated as a partnership and neither an association taxable as a corporation for federal income tax purposes, nor a "publicly traded partnership" taxable as a corporation. Unlike a ruling from the IRS, however, an opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership and its subsidiary partnerships as partnerships for federal income tax purposes. If for any reason the Operating Partnership were taxable as a corporation rather than as a partnership for federal income tax purposes, Crescent Equities would fail to qualify as a REIT because it would not be able to satisfy the income and asset requirements. See "-- Taxation of Crescent Equities," above. In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case Crescent Equities might incur a tax liability without any related cash distributions. See "-- Taxation of Crescent Equities," above. Further, items of income and deduction for the Operating Partnership would not pass through to the respective partners, and the partners would be treated as shareholders for tax purposes. The Operating Partnership would be required to pay income tax at regular corporate tax rates on its net income, and distributions to partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income. Similarly, if any of the subsidiary partnerships were taxable as a corporation rather than as a partnership for federal income tax purposes, such treatment might cause Crescent Equities to fail to qualify as a REIT, and in any event such partnership's items of income and deduction would not pass through to its partners, and its net income would be subject to income tax at regular corporate rates.

     Income Taxation of the Operating Partnership and its Subsidiary Partnerships. A partnership is not a taxable entity for federal income tax purposes. Rather, Crescent Equities will be required to take into account its allocable share of the Operating Partnership's income, gains, losses, deductions and credits for any taxable year of such Partnership ending within or with the taxable year of Crescent Equities, without regard to whether Crescent Equities has received or will receive any cash distributions. The Operating Partnership's income, gains, losses, deductions and credits for any taxable year will include its allocable share of such items from its subsidiary partnerships.

     Tax Allocations with Respect to Pre-Contribution Gain. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with the unrealized gain associated with the property at the time of the contribution. The amount of such unrealized gain is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference"). In general, the fair market value of the properties initially contributed to the Operating Partnership were substantially in excess of their adjusted tax bases. The Operating Partnership Agreement requires that allocations attributable to each item of initially contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, such partners' share of book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Accordingly, the depreciation deductions allocable will not correspond exactly to the percentage interests of the partners. Upon the disposition of any item of initially contributed property, any gain attributable to an excess at such time of basis for book purposes over basis for tax purposes will be allocated for tax purposes to the contributing partner and, in addition, the Operating Partnership Agreement provides that any remaining gain will be allocated for tax purposes to the contributing partners to the extent that tax depreciation previously allocated to the noncontributing partners was less than the book depreciation allocated to them. These allocations are intended to be consistent with Section 704(c) of the Code and with Treasury Regulations thereunder. The tax treatment of properties contributed to the Operating Partnership subsequent to its formation is expected generally to be consistent with the foregoing.

     In general, the contributing partners will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Code do not always entirely rectify the Book-Tax Difference on an annual basis. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause Crescent Equities to be allocated lower depreciation and other deductions. This may cause Crescent Equities to recognize taxable income in excess of cash proceeds, which might adversely affect Crescent Equities' ability to comply with the REIT distribution requirements. See "-- Taxation of Crescent Equities," above.

SALE OF PROPERTY

     Generally, any gain realized by the Operating Partnership on the sale of real property, if the property is held for more than one year, will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

     Crescent Equities' share of any gain realized on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's business, however, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of Crescent Equities," above. Such prohibited transaction income will also have an adverse effect upon Crescent Equities' ability to satisfy the income tests for status as a REIT for federal income tax purposes. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties, and to make such occasional sales of properties as are consistent with these investment objectives.

TAXATION OF THE RESIDENTIAL DEVELOPMENT CORPORATIONS

     A portion of the amounts to be used to fund distributions to shareholders is expected to come from the Residential Development Corporations through dividends on non-voting common stock thereof held by the Operating Partnership and interest on the Residential Development Property Mortgages held by the Operating Partnership. The Residential Development Corporations will not qualify as REITs and will pay federal, state and local income taxes on their taxable incomes at normal corporate rates, which taxes will reduce the cash available for distribution by Crescent Equities to its shareholders. Crescent Equities anticipates that, initially, deductions for interest and amortization will largely offset the otherwise taxable income of the Residential Development Corporations, but there can be no assurance that this will be the case or that the IRS will not challenge such deductions. Any federal, state or local income taxes that the Residential Development Corporations are required to pay will reduce the cash available for distribution by Crescent Equities to its shareholders.

STATE AND LOCAL TAXES

     Crescent Equities and its shareholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The tax treatment of Crescent Equities and the shareholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Common Shares.

     In particular, the State of Texas imposes a franchise tax upon corporations and limited liability companies that do business in Texas. The Texas franchise tax is imposed on each such entity with respect to the entity's "net taxable capital" and its "net taxable earned surplus" (generally, the entity's federal taxable income, with certain adjustments). The franchise tax on net taxable capital is imposed at the rate of 0.25% of an entity's net taxable capital. The franchise tax rate on "net taxable earned surplus" is 4.5%. The Texas franchise tax is generally equal to the greater of the tax on "net taxable capital" and the tax on "net taxable earned surplus." The Texas franchise tax is not applied on a consolidated group basis. Any Texas franchise tax that Crescent Equities is indirectly required to pay will reduce the cash available for distribution by Crescent Equities to shareholders. Even if an entity is doing business in Texas for Texas franchise tax purposes, the entity is subject to the Texas franchise tax only on the portion of the taxable capital or taxable earned surplus apportioned to Texas.

     As a Texas real estate investment trust, Crescent Equities will not be subject directly to the Texas franchise tax. However, Crescent Equities will be subject indirectly to the Texas franchise tax as a result of its interests in CREE Ltd., Management I, Management II, Management III, Management IV, Management V and Management VII, which will be subject to the Texas franchise tax because they are general partners of the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII, and the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII will be doing business in Texas.

     It is anticipated that Crescent Equities' Texas franchise tax liability will not be substantial because CREE Ltd., Management I, Management II, Management III, Management IV, Management V and Management VII are allocated only a small portion of the taxable income of the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII. In addition, Management VI and Funding VI are not anticipated to be subject to the Texas franchise tax.

     The Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII will not be subject to the Texas franchise tax, under the laws in existence at the time of this Prospectus Supplement because they are partnerships instead of corporations. There is no assurance, however, that the Texas legislature will not expand the scope of the Texas franchise tax to apply to limited partnerships such as the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII or enact other legislation which may result in subjecting Crescent Equities to the Texas franchise tax. Any statutory change by the Texas legislature may be applied retroactively.

     In addition, it should be noted that two of the Residential Development Corporations will be doing business in Texas and will be subject to the Texas franchise tax. Further, Crescent/301, L.L.C. will be subject to the Texas franchise tax because it is doing business in Texas and limited liability companies are subject to Texas franchise tax. However, this franchise tax should not be substantial because Crescent/301, L.L.C. owns a 1% interest in 301 Congress Avenue, L.P. Other entities that will be subject to the Texas franchise tax include CresTex Development, LLC and its member CresCal Properties, Inc. and any other corporations or limited liability companies doing business in Texas with Texas receipts. It is expected that the franchise tax liability of these entities will not be substantial.

     The Texas legislature considered in its 1997 regular session proposals for property tax relief in Texas. Such relief would have required increasing the proportion of education funding costs paid by the State of Texas and reducing the proportion paid by local property taxes. Alternatives for increasing State of Texas revenues that have been considered include broadening the franchise tax base to include other entities such as partnerships and real estate investment trusts, enactment of a new gross receipts tax, enactment of a new business activity tax, an increase in the sales tax and/or broadening the sales tax base. The Texas House of Representatives and the Texas Senate both passed different bills that would have broadened the franchise tax base to apply the franchise tax to business trusts such as Crescent Equities and partnerships such as the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII. However, the conference committee was not able to work out the differences between these two bills and the Texas legislature adjourned the 1997 regular session without adopting such legislation. There can be no assurance that the Texas legislature will not enact similar legislation in its next regular session, beginning in 1999.

     Locke Purnell Rain Harrell (A Professional Corporation), special tax counsel to the Company ("Special Tax Counsel"), has reviewed the discussion in this section with respect to Texas franchise tax matters and is of the opinion that, based on the current structure of Crescent Equities and based upon current law, it accurately summarizes the Texas franchise tax matters expressly described herein. Special Tax Counsel expresses no opinion on any other tax considerations affecting Crescent Equities or a holder of Common Shares, including, but not limited to, other Texas franchise tax matters not specifically discussed above.

     Tax Counsel has not reviewed the discussion in this section with respect to Texas franchise tax matters and has expressed no opinion with respect thereto.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the purchase agreement and related terms agreement (collectively, the "U.S. Purchase Agreement") among the Company and each of the underwriters named below (the "U.S. Underwriters"), the Company has agreed to sell to each of the U.S. Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Morgan Stanley & Co. Incorporated, PaineWebber Incorporated and Smith Barney Inc. are acting as representatives (the "U.S. Representatives"), and each of the U.S. Underwriters severally has agreed to purchase from the Company, the aggregate number of Common Shares set forth below opposite their respective names:

                                                                  NUMBER OF
                        UNDERWRITER                                 SHARES
------------------------------------------------------------    --------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Morgan Stanley & Co. Incorporated...........................
PaineWebber Incorporated....................................
Smith Barney Inc. ..........................................
                                                                  ----------
             Total..........................................       6,800,000
                                                                  ==========

     The Company has also entered into a purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International, Morgan Stanley & Co. International Limited, PaineWebber International (U.K.) Ltd. and Smith Barney Inc. are acting as lead managers. Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 6,800,000 Common Shares to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers have severally agreed to purchase from the Company, an aggregate of 1,700,000 Common Shares. The public offering price per share and the underwriting discount per share are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

     In each Purchase Agreement, the U.S. Underwriters and the International Managers have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares being sold pursuant to each such Purchase Agreement if any of such Common Shares are purchased. Under certain circumstances, the commitments of nondefaulting U.S. Underwriters or International Managers may be increased. The closing with respect to the sale of the shares to be purchased by the International Managers and the U.S. Underwriters are conditioned one upon the other.

     The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the Common Shares to the public at the price per share set forth on the cover page of this Prospectus Supplement and to
certain dealers at such price less a concession not in excess of $     per
share. The U.S. Underwriters may allow, and such dealers may re-allow, a
discount not in excess of $     per share on sales to certain other dealers.
After the date of this Prospectus Supplement, the initial price per share to the public and concession and discount may be changed by the U.S. Representatives.

     The Company has been informed that the U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell Common Shares to each other for purposes of resale at the price per share to the public on the cover page of this Prospectus Supplement, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the International Managers and any dealer to whom they sell Common Shares will not offer to sell or sell Common Shares to persons who are United States persons or Canadian persons or to persons they believe intend to resell to persons who are United States persons or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell Common Shares will not offer to sell or sell Common Shares to persons who are non-United States and non-Canadian persons or to persons they believe intend to resell to persons who are non-United States and non-Canadian persons, except in each case for transactions pursuant to the Intersyndicate Agreement.

     The Company has granted an option to the U.S. Underwriters, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to 1,020,000 additional Common Shares solely to cover over-allotments, if any, at the price per share to the public set forth on the cover page of this Prospectus Supplement, less the underwriting discount set forth on the cover of this Prospectus Supplement. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of Common Shares to be purchased by it shown in the foregoing table bears to the Common Shares initially offered hereby. The Company has granted an option to the International Managers, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to 255,000 additional Common Shares solely to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

     In the Purchase Agreement, the Company has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act"), or to contribute to payments the Underwriters may be required to make in respect thereof. Insofar as indemnification of the Underwriters for liabilities arising under the Securities Act may be permitted pursuant to such agreements, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

     In connection with the Offering, each of the officers and trust managers of the Company has agreed not to offer, sell, contract to sell or otherwise dispose of any capital stock of the Company or Units for a period of 90 days after the closing of the Offering without the prior written consent of Merrill Lynch and the Company.

     In connection with the Offering, the rules of the Commission permit the U.S. Representatives and the International Managers to engage in certain transactions that stabilize the price of the Common Shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares.

     If the U.S. Underwriters or International Managers create a short position in the Common Shares in connection with the offering, i.e., if they sell more Common Shares than are set forth on the cover page of this Prospectus Supplement, the U.S. Representatives and the International Managers, respectively, may reduce that short position by purchasing Common Shares in the open market.

     The U.S. Representatives and the International Managers may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives and the International Managers purchase Common Shares in the open market to reduce the U.S. Underwriters' or International Managers' short position, respectively, or to stabilize the price of the Common Shares, they may reclaim the amount of the selling concession from the Underwriters and any selling group members who sold those Common Shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives or the International Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Merrill Lynch from time to time provides investment banking and financial advisory services to the Company, and provided an opinion to the Operating Partnership and a special committee of the Board of Trust Managers in connection with the acquisition of the Behavioral Healthcare Facilities, for which customary compensation has been received. In addition, Dean Witter Reynolds Inc. ("Dean Witter") provided an opinion to the board of directors of Magellan Health Services, Inc. in connection with the acquisition of the Behavioral Healthcare Facilities, for which customary compensation was received. Dean Witter, Discover & Co., the parent company of Dean Witter Reynolds Inc., has merged with Morgan Stanley Group, Inc., the parent company of Morgan Stanley & Co. Incorporated.

     The Common Shares are listed on the NYSE under the symbol "CEI."

                                 LEGAL MATTERS

     The legality of the Common Shares offered hereby will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, Washington, D.C. Certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, which will rely, as to all Texas franchise tax matters, upon the opinion of Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas. Certain legal matters related to the Offering will be passed upon for the Underwriters by Hogan & Hartson L.L.P., Washington, D.C.

          ============================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
              PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary...............   S-3
The Company.................................  S-14
Recent Developments.........................  S-17
Properties..................................  S-21
Debt Structure..............................  S-37
Use of Proceeds.............................  S-39
Price Range of Common Shares and
  Distributions.............................  S-39
Capitalization..............................  S-41
Selected Financial Data.....................  S-42
Management..................................  S-45
Structure of the Company....................  S-45
Federal Income Tax Considerations...........  S-47
Underwriting................................  S-60
Legal Matters...............................  S-62
                    PROSPECTUS
The Company.................................     2
Risk Factors................................     2
Use of Proceeds.............................     6
Ratios of Earnings to Fixed Charges and
  Preferred Shares Dividends................     6
Description of Preferred Shares.............     6
Description of Common Shares................    11
Description of Common Share Warrants........    13
Certain Provisions of the Declaration of
  Trust, Bylaws and Texas Law...............    14
ERISA Considerations........................    18
Plan of Distribution........................    19
Available Information.......................    20
Incorporation of Certain Documents by
  Reference.................................    21
Experts.....................................    21
Legal Matters...............................    21

          ============================================================
          ============================================================
                                8,500,000 SHARES

                                [CRESCENT LOGO]

                                 COMMON SHARES
                            ------------------------

                             PROSPECTUS SUPPLEMENT
                            ------------------------
                              MERRILL LYNCH & CO.

                           MORGAN STANLEY DEAN WITTER

                            PAINEWEBBER INCORPORATED

                               SMITH BARNEY INC.

                                                                          , 1997
          ============================================================